UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Sterling Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To Our Shareholders:
You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Sterling Bancorp, Inc. (“Sterling”), which will be held virtually on December 18, 2024, at 1:00 p.m., Eastern Time, in connection with the matters described below. There is no physical location for the Special Meeting.
On behalf of the board of directors of Sterling (the “Board” or “Board of Directors”), we are pleased to enclose the accompanying proxy statement relating to the proposed acquisition of Sterling Bank and Trust, F.S.B., a federal savings bank (the “Bank”), by EverBank Financial Corp, a Delaware corporation (“EverBank”), and the proposed wind down and dissolution of Sterling pursuant to a plan of dissolution.
On September 15, 2024, Sterling, the Bank and EverBank entered into a definitive stock purchase agreement (as it may be amended from time to time in accordance with its terms, the “Stock Purchase Agreement”) providing for the purchase by EverBank of all of the issued and outstanding shares of capital stock of the Bank from Sterling. In connection with its approval of the sale of the Bank to EverBank, the Board also adopted a plan of dissolution (the “Plan of Dissolution”) providing for the dissolution of Sterling under Michigan law following the closing of the sale of the Bank. Copies of the Stock Purchase Agreement and the Plan of Dissolution are attached as Annex A and Annex B, respectively, to the proxy statement accompanying this letter.
Upon the terms and conditions set forth in the Stock Purchase Agreement, including approval of the Stock Purchase Agreement, the sale of the Bank and the Plan of Dissolution by the affirmative vote of a majority of all the votes entitled to be cast by the holders of Sterling’s common stock, EverBank will purchase all of the issued and outstanding shares of capital stock of the Bank from Sterling for a fixed purchase price of $261,000,000 to be paid to Sterling. Following the completion of the sale of the Bank to EverBank, EverBank will cause the Bank to merge with and into EverBank, National Association, the bank subsidiary of EverBank, with EverBank, National Association as the surviving bank (the “bank merger”). Following the bank merger, the separate corporate existence of the Bank will cease.
If the Plan of Dissolution is approved by Sterling’s shareholders, Sterling intends to wind down its affairs as quickly as possible after the closing of the sale of the Bank and distribute all of its remaining assets, expected to be all cash, to its shareholders according to their respective rights and interests. An initial cash distribution to Sterling’s shareholders pursuant to the Plan of Dissolution is expected to occur shortly following completion of the sale of the Bank, with the final cash distribution subject to first completing the wind down of Sterling and paying or providing for Sterling’s creditors and existing and reasonably foreseeable debts, liabilities, and obligations in accordance with Michigan law and the Plan of Dissolution.
Following the closing of the sale of the Bank, Sterling intends to voluntarily delist its common stock from Nasdaq, with trading in the stock intended to cease at such time or immediately thereafter, and deregister its common stock with the Securities and Exchange Commission, which will suspend and terminate its reporting obligations under the Securities Exchange Act of 1934, as amended. The closing date of the sale of the Bank is expected to be the record date for the shareholder distributions under the Plan of Dissolution.
The accompanying proxy statement provides you with detailed information about the Special Meeting, the Stock Purchase Agreement, the Plan of Dissolution and the transactions contemplated thereby. We encourage you to read the entire proxy statement and its annexes, including the Stock Purchase Agreement and Plan of Dissolution, carefully. You may also obtain additional information about Sterling from documents we have filed with the Securities and Exchange Commission.
Please complete, sign, date and return the accompanying proxy card promptly or, if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the Special Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Special Meeting, but it will assure that your vote is counted if you are unable to attend the meeting. To attend the Special Meeting virtually, you will need to have your 16-digit control number that is included on your proxy card.
On behalf of the Board of Directors and the employees of Sterling, we thank you for your continued support and hope that you can attend the Special Meeting.
Sincerely,
Thomas M. O’Brien
Chairman, President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated November 8, 2024 and is first being mailed or delivered to shareholders on or about November 12, 2024.

ADDITIONAL INFORMATION
The accompanying proxy statement incorporates important business and financial information about Sterling from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the address below. In addition, documents filed by Sterling with the Securities and Exchange Commission are available free of charge by accessing Sterling’s website at https://investors.sterlingbank.com.
STERLING BANCORP, INC.
One Towne Square, Suite 1900
Southfield, Michigan 48076
Attn: Shareholder Relations Department
(248) 355-2400
You will not be charged for any of the documents that you request.
To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Special Meeting. This means that if you wish to request documents, you must do so by December 11, 2024, in order to receive them before the Special Meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated November 8, 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. The mailing of this document to Sterling’s shareholders will not create any implication to the contrary.
The information on Sterling’s website is not part of this document. References to Sterling’s website in this document are intended to serve as textual references only.
This document does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such solicitation in such jurisdiction.
Refer to the section entitled “Where You Can Find More Information” beginning on page 97 of the accompanying proxy statement for further information.

One Towne Square, Suite 1900
Southfield, Michigan 48076
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held December 18, 2024
NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), will be held virtually on December 18, 2024, at www.virtualshareholdermeeting.com/SBT2024SM, at 1:00 p.m. Eastern Time. There is no physical location for the Special Meeting. To attend the Special Meeting virtually, you will need to have your 16-digit control number that is included on your proxy card. You will not be able to physically attend the meeting in person. At the Special Meeting, shareholders of the Company will be asked to vote on the following matters:
1.
A proposal to approve the definitive stock purchase agreement (the “Stock Purchase Agreement”), dated as of September 15, 2024, by and among the Company, Sterling Bank and Trust, F.S.B. (the “Bank”) and EverBank Financial Corp and the transactions contemplated thereby, including the sale of all of the issued and outstanding shares of capital stock of the Bank (the “Stock Purchase Agreement Proposal”);

2.
A proposal to approve and adopt the plan of dissolution approved and adopted by the board of directors of the Company on September 15, 2024 (the “Plan of Dissolution Proposal”);

3.
A proposal to approve (on an advisory, non-binding basis) the compensation that will or may be paid to the named executive officers of the Company in connection with the transactions contemplated by the Stock Purchase Agreement (the “Compensation Proposal”); and

4.
A proposal to adjourn the Special Meeting (i) to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to the Company’s shareholders (the “Adjournment Proposal”).

The board of directors of the Company (the “Board of Directors”) recommends a vote FOR the Stock Purchase Agreement Proposal, FOR the Plan of Dissolution Proposal, FOR the Compensation Proposal and FOR the Adjournment Proposal.
The Company has determined that holders of its common stock are not entitled to dissenters’ rights with respect to the Stock Purchase Agreement under Section 450.1762 of the Michigan Business Corporation Act.
The Board of Directors has fixed November 4, 2024, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and the Company. The virtual meeting format allows attendance from any location in the world.
We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting. Please read it carefully.

If you have questions or comments, please direct them to Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076, Attention: Chief Legal Officer and Corporate Secretary.
By order of the Board of Directors
Elizabeth M. Keogh
Chief Legal Officer and Corporate Secretary
Your vote is important.   We cannot complete the transactions contemplated by the Stock Purchase Agreement unless the Company’s shareholders approve the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal.
You may vote your shares electronically via the Internet, by using the telephone or, if you prefer the paper copy, please date and sign the accompanying proxy card, indicate your choice with respect to the matters to be voted upon and return it promptly in the accompanying envelope. Note that if your stock is held in more than one name, all owners must sign the proxy card.
Dated: November 8, 2024

One Towne Square, Suite 1900
Southfield, Michigan 48076
STERLING BANCORP, INC.
SPECIAL MEETING PROXY STATEMENT

i

ii

Annex A Stock Purchase Agreement, dated as of September 15, 2024, by and among Sterling Bancorp, Inc., Sterling Bank and Trust, F.S.B. and EverBank Financial Corp	A-1
Annex B Plan of Dissolution, as approved and adopted by the board of directors of Sterling Bancorp, Inc. on September 15, 2024	B-1
Annex C Opinion of Keefe, Bruyette & Woods, Inc., dated September 15, 2024	C-1
Annex D Opinion of Hovde Group, LLC, dated September 15, 2024	D-1

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the Stock Purchase Agreement, the transactions contemplated thereby, the Plan of Dissolution and the Special Meeting, and brief answers to those questions. You should read carefully this entire proxy statement, including the annexes and the other documents to which this proxy statement refers or which it incorporates by reference before voting because the information in this section does not provide all the information that may be important to you. Additional important information is also contained in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 97 of this proxy statement.
Q.
Why am I receiving this proxy statement?

A.
You are receiving this proxy statement because Sterling Bancorp, Inc., a Michigan corporation (the “Company” or “Sterling”), Sterling Bank and Trust, F.S.B., a federal savings bank (the “Bank”), and EverBank Financial Corp, a Delaware corporation (“EverBank”), entered into a Stock Purchase Agreement, dated September 15, 2024 (as amended from time to time, the “Stock Purchase Agreement”), pursuant to which EverBank will purchase all of the issued and outstanding shares of capital stock of the Bank from Sterling (the “Transaction”). Following the completion of the Transaction, EverBank will cause the Bank to merge with and into EverBank, National Association, the bank subsidiary of EverBank, with EverBank, National Association as the surviving bank (the “bank merger”), and following the bank merger, the separate corporate existence of the Bank will cease. In connection with its approval of the Stock Purchase Agreement and the Transaction, the board of directors (the “Board of Directors” or the “Board”) of Sterling also adopted a plan of dissolution (the “Plan of Dissolution”) providing for the dissolution of Sterling under Michigan law following the closing of the Transaction. Copies of the Stock Purchase Agreement and the Plan of Dissolution are attached as Annex A and Annex B, respectively, to this proxy statement and are incorporated by reference herein.

In order to complete the Transaction, among other things, Sterling’s shareholders must (i) approve the Stock Purchase Agreement and the transactions contemplated thereby, including the Transaction (the “Stock Purchase Agreement Proposal”) and (ii) approve and adopt the Plan of Dissolution (the “Plan of Dissolution Proposal”), in each case by the affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock on such matters.
The Company is holding a special meeting of its shareholders (the “Special Meeting”) to obtain shareholder approval of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal.
Shareholders will also be asked to approve (on an advisory, non-binding basis) the compensation that will or may be paid to the named executive officers of Sterling in connection with the transactions contemplated by the Stock Purchase Agreement (the “Compensation Proposal”) and to approve a proposal to adjourn the Special Meeting (i) to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this proxy statement is timely provided to shareholders (the “Adjournment Proposal”).
This proxy statement contains important information about the proposals being voted on at the Special Meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q.
When and where is the Special Meeting?

A.
The Special Meeting will be held virtually on December 18, 2024, at www.virtualshareholdermeeting.com/SBT2024SM, at 1:00 p.m. Eastern Time. There is no physical location for the Special Meeting. See the section entitled “Information About the Special Meeting—Date, Time and Place of the Special Meeting” beginning on page 24 of this proxy statement.

Even if you plan to attend the Special Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting.

Q.
What am I being asked to vote on at the Special Meeting?

A.
At the Special Meeting, shareholders will be asked to consider and vote on the following proposals:

•
Proposal No. 1: The Stock Purchase Agreement Proposal;

•
Proposal No. 2: The Plan of Dissolution Proposal;

•
Proposal No. 3: The Compensation Proposal; and

•
Proposal No. 4: The Adjournment Proposal.

In order to complete the Transaction, among other things, the Company’s shareholders must approve the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal. Neither the approval of the Compensation Proposal nor the approval of the Adjournment Proposal is a condition to the obligations of the Company or EverBank to complete the Transaction.
Q.
What are the financial terms of the Stock Purchase Agreement?

A.
Under the terms of the Stock Purchase Agreement, the Company is selling all of the issued and outstanding shares of capital stock of the Bank to EverBank for a fixed purchase price of $261,000,000 to be paid to the Company.

Q.
Why is the Company entering into the Stock Purchase Agreement now?

A.
From 2019 through 2023, the Company was involved in extensive internal and governmental investigations and shareholder litigation related to mortgage fraud with respect to the Bank’s former residential lending program, and the Bank was subject to claims alleging securities fraud related to the Company’s initial public offering in 2017. Going into 2020, the Bank had extremely high loan-to-deposit ratios and significant wholesale borrowing, and the Company had $65,000,000 of outstanding subordinated debt that carried a relatively high interest rate. These financial, legal and regulatory matters created significant challenges for the operation of the Bank and the ability to engage in effective strategic planning during the pendency of those matters. The Board has been considering the Company’s strategic initiatives for several years, and previously retained outside consultants to help model scenarios where the Company would maintain independent operations. In December 2022, following resolution of the Office of the Comptroller of the Currency (the “OCC”) investigation and while discussions were progressing with the U.S. Department of Justice (the “DOJ”) towards a resolution of its investigation, the Company engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to act as the Company’s financial advisor to assist the Company in exploring and evaluating potential opportunities for a strategic combination with another bank. However, beginning in March 2023, the banking industry experienced the collapse of three large depository institutions which negatively impacted the market for bank acquisitions. The Company’s strategic efforts continue to be complicated by business conditions in the community banking industry, and the Company’s ability to generate meaningful earnings and growth remains hindered by the absence of a diversified business model. The Board ultimately determined there was no practical way to pursue any form of stand-alone independent operations given the extremely high costs required and multiple years needed to execute a new strategic vision. The financial risks and potential need for a dilutive equity raise make pursuing a stand-alone strategy impractical given prevailing economic conditions and the lack of a robust capital market for community banks. Accordingly, the Board believes that entering into the Stock Purchase Agreement with EverBank at this time and subsequently winding down and dissolving the Company is the best strategic alternative for the Company’s shareholders. For additional information, see “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34 of this proxy statement.

Q.
Will the Transaction be impacted in any way by the Company’s Plea Agreement with the Department of Justice?

A.
No. The Company has communicated the terms of the Transaction to the DOJ and does not expect that the Transaction will be impacted by the Plea Agreement, dated March 15, 2023, between the

Company and the DOJ (the “Plea Agreement”). No consent of the DOJ was required for the Company to enter into the Stock Purchase Agreement or adopt the Plan of Dissolution and no consent of the DOJ is required to complete the Transaction.
Q.
Who is EverBank?

A.
EverBank is a bank holding company owned by funds managed by Stone Point Capital, Warburg Pincus, Reverence Capital Partners, Sixth Street Partners, and Bayview Asset Management (collectively, the “New Investors”) as well as Teachers Insurance and Annuity Association of America, which previously owned 100% of EverBank before the New Investors completed the acquisition of their equity interests on July 31, 2023. Its shares are not publicly traded. It is headquartered in Jacksonville, Florida and had approximately $39.9 billion in assets as of September 30, 2024, with a mix of commercial and residential loans. Additionally, EverBank held $30.4 billion in deposits as of September 30, 2024. EverBank’s retail deposit business is conducted primarily through its online direct bank and it is seeking a stable branch platform to diversify and expand funding sources, including a California operation where a portion of its management team is located.

Q.
How will EverBank fund the Transaction?

A.
EverBank intends to fund the Transaction with its cash on hand. The Stock Purchase Agreement does not contain a financing condition.

Q.
Does the Stock Purchase Agreement contain any conditions to closing?

A.
The closing of the Transaction is subject to customary conditions, including the approval of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of the Company’s common stock (the “Requisite Vote”) and the receipt of required regulatory approvals. Each party’s obligations are also subject to certain additional conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (b) performance in all material respects by the other party of its obligations under the Stock Purchase Agreement.

In addition to such customary closing conditions, EverBank’s obligation to complete the Transaction is subject to the following conditions:
•
that the average daily closing balance of the Bank’s deposits (excluding brokered deposits) for the monthly period ending on the last day of the month before closing is not less than 85% of the average daily closing balance of such deposits for the monthly period ending on July 31, 2024; and

•
that Bayview Acquisitions LLC (“Bayview”), an affiliate of Bayview Asset Management, has purchased the Bank’s portfolio of residential tenant-in-common loans, which had an aggregate principal balance of $359,564,449 at September 30, 2024, pursuant to a separate mortgage loan purchase agreement entered into by the Bank and Bayview at the same time as the Stock Purchase Agreement (the “Bayview Loan Purchase Agreement”), and has paid the cash consideration specified therein for such loans to the Bank.

Q.
Under what circumstances can the Stock Purchase Agreement be terminated?

A.
The Stock Purchase Agreement provides certain termination rights for both the Company and EverBank, such as termination by mutual consent, if any required regulatory approvals are denied or if the closing has not occurred on or before June 30, 2025. The Stock Purchase Agreement further provides that a termination fee of $9,135,000 will be payable by the Company to EverBank upon termination of the Stock Purchase Agreement under certain circumstances, including if the Company terminates the Stock Purchase Agreement to enter into a superior proposal or if EverBank terminates the Stock Purchase Agreement after the Board changes its recommendation for shareholders to vote in favor of the Stock Purchase Agreement Proposal.

Q.
When is the Transaction expected to close and what regulatory approvals does the Stock Purchase Agreement require? Does the Company see any issues obtaining regulatory approvals?

A.
The Company currently anticipates that the Transaction will close in the first quarter of 2025 subject to customary closing conditions, including receipt of all required regulatory approvals and approval of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal by the Company’s shareholders. The closing of the Transaction requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the OCC. The Company does not expect there to be any issues in obtaining the required regulatory approvals; however, there is no assurance that the required regulatory approvals will be received in a timely fashion or that the closing will not otherwise be delayed.

Q.
Why is the Company planning to dissolve?

A.
As a result of the closing of the Transaction, the Company would have no operations and would no longer be a savings and loan holding company. The Company’s only assets would be cash and liquid securities. In addition, immediately following the closing of the Transaction, the Company intends to voluntarily delist its common stock from Nasdaq, with trading in the stock intended to cease at such time or immediately thereafter, and deregister its common stock with the Securities and Exchange Commission (the “SEC”), which will suspend and terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to efficiently distribute the Company’s remaining assets, including the cash purchase price from the Transaction, to its shareholders, the Company is planning to wind down and dissolve.

Q.
What does the Plan of Dissolution provide for?

A.
The Plan of Dissolution provides for the dissolution of the Company under Michigan law. If the Plan of Dissolution Proposal is approved by the Company’s shareholders, the Company intends to file a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs and distribute all remaining assets, expected to be all cash, to its shareholders according to their respective rights and interests, with the final distribution subject to first completing the wind down of the Company and paying or providing for the Company’s creditors and existing and reasonably foreseeable debts, liabilities, and obligations in accordance with Michigan law and the Plan of Dissolution.

Q.
When will shareholders receive distributions pursuant to the Plan of Dissolution?

A.
Cash distributions to shareholders pursuant to the Plan of Dissolution will likely occur in two stages, with an initial distribution to shareholders of substantially all of the purchase price received by the Company from the sale of the Bank to occur shortly following the closing of the Transaction. The final cash distribution would occur following the resolution of all of the Company’s obligations and liabilities in accordance with Michigan law and the Plan of Dissolution. It is anticipated that the earliest the final distribution would occur is six months following the closing of the Transaction, however, it could occur much later.

Q.
How much of the purchase price received by the Company under the Stock Purchase Agreement will be distributed to shareholders? How much will be used for the wind down of the Company?

A.
In addition to the cash purchase price under the Stock Purchase Agreement of $261,000,000, the Company expects to have approximately $11,000,000 in cash at year-end 2024, bringing total expected cash following the closing of the Transaction to approximately $272,000,000. Based on current estimates of Transaction costs, wind down expenses and liabilities, the Company currently expects to make an initial distribution of approximately $257,000,000, or approximately 95% of the Company’s cash, to shareholders shortly after the closing of the Transaction and the filing of the certificate of dissolution, leaving approximately $15,000,000 reserved for Transaction costs, wind down expenses and liabilities, both known and contingent.

The amount of cash to be reserved for Transaction costs, wind down expenses and known and contingent liabilities is preliminary and cannot be finalized until much closer to closing. The Board has legal obligations under Michigan law to set aside monies for both known and contingent liabilities, so there is a significant possibility that the final cash reserve will differ materially from the estimates that have been prepared.
Q.
What is the expected per share value of the Company’s cash upon completion of the Transaction and the initial distribution to shareholders?

A.
Upon receipt of the cash purchase price under the Stock Purchase Agreement, the Company’s total cash is currently expected to be approximately $272,000,000, or approximately $5.16 per share (based on the Company’s total shares outstanding as of September 30, 2024, inclusive of all unvested restricted stock awards, which will vest at closing, and assuming all options to acquire 300,000 shares held by the Company’s chief executive officer are exercised), prior to the payment of Transaction costs, wind down expenses and known liabilities and establishment of reserves for contingent liabilities. Based on current estimates of Transaction costs, wind down expenses and liabilities, the initial distribution to shareholders is currently expected to be approximately $257,000,000, or approximately $4.89 per share. The closing price of the Company’s shares on September 13, 2024, the business day immediately prior to the announcement of the Transaction, was $5.71 per share. The closing price of the Company’s shares on August 5, 2024, the day the Company entered into an agreement for exclusive negotiations with EverBank, was $5.43. The expected initial distribution of approximately $4.89 per share represents an approximate 14.4% discount to the closing price of the Company’s shares on September 13, 2024 and an approximate 9.9% discount to the closing price on the day the exclusivity agreement was signed.

Q.
Will distributions to shareholders pursuant to the Plan of Dissolution be taxable as dividends?

A.
No, the Company currently expects that liquidating distributions made to shareholders pursuant to the Plan of Dissolution would be treated as payment in exchange for the Company’s common stock and taxed as capital gains or loss.

Q.
Have any shareholders committed to vote or already voted for the approval of the Stock Purchase Agreement and Plan of Dissolution?

A.
We currently expect that the Company’s directors and executive officers will vote their shares in favor of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal, although none of them has entered into any agreements obligating them to do so. As a condition for EverBank to enter into the Stock Purchase Agreement, trustees for family trusts representing approximately 38% of the outstanding common stock of the Company have entered into agreements pursuant to which they have committed to vote their shares in favor of the Transaction.

Q.
How does the Board of Directors recommend that I vote?

A.
The Board of Directors unanimously recommends that you vote “FOR” the Stock Purchase Agreement Proposal, “FOR” the Plan of Dissolution Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. For additional information, see “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34 of this proxy statement.

In considering the recommendations of the Board, shareholders should be aware that the Company’s directors and executive officers may have interests in the proposals that are different from, or in addition to, the interests of shareholders generally. For a more complete description of these interests, see “The Transaction—Interests of Certain Directors and Executive Officers in the Transaction” beginning on page 52 of this proxy statement.
Q.
What vote is required for shareholders to approve the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal, the Compensation Proposal, and the Adjournment Proposal?

A.
Proposal No. 1—Approval of the Stock Purchase Agreement Proposal.   The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock is required to approve the Stock Purchase Agreement Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will have the same effect as votes cast “AGAINST” this proposal.
Proposal No. 2—Approval of the Plan of Dissolution Proposal.   The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock is required to approve the Plan of Dissolution Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will have the same effect as votes cast “AGAINST” this proposal.
Proposal No. 3—Approval of the Compensation Proposal.   The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock entitled to vote is required to approve the Compensation Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Proposal No. 4—Approval of the Adjournment Proposal.   The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock entitled to vote is required to approve the Adjournment Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
See the section entitled “Information About the Special Meeting—Vote Required; Effect of Failure to Vote, Abstentions and Broker Non-Votes” beginning on page 25 of this proxy statement.
Q.
Why am I being asked to vote on the Compensation Proposal?

A.
Under SEC rules, the Company is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Stock Purchase Agreement or “golden parachute” compensation.

Q.
What happens if the Company’s shareholders do not approve the Compensation Proposal?

A.
The vote on the Compensation Proposal is separate and apart from the votes to approve the other proposals being presented at the Special Meeting. Because the vote on the Compensation Proposal is advisory in nature only, it will not be binding on the Company or EverBank before or following the Transaction. Accordingly, any compensation to be paid to the Company’s named executive officers in connection with the transactions contemplated by the Stock Purchase Agreement will be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation arrangements and other contractual arrangements even if the Company’s shareholders do not approve the Compensation proposal.

Q.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote your shares by granting your voting rights directly to the Company or to a third party or by voting at the Special Meeting.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name”, and your bank, broker or other nominee is considered the shareholder of record with respect to those shares. Your bank, broker or other nominee should send you, as the beneficial owner of shares, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares.
See the section entitled “Information About the Special Meeting—Voting via the Internet, Telephone or by Mail” beginning on page 24 of this proxy statement.

Q.
If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.
No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker or other nominee.

Q.
What is a “broker non-vote”?

A.
Banks, brokers, trustees and other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. It is expected that all proposals to be voted on at the Special Meeting will be “non-routine” matters. If your bank, broker, trustee or other nominee holds your shares of the Company’s common stock in “street name,” such entity will vote your shares only if you provide instructions on how to vote by complying with the instructions provided to you by such bank, broker, trustee or other nominee.
Broker non-votes will have the same effect as votes cast “AGAINST” the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal. Broker non-votes will have no effect on the vote on the Compensation Proposal or the Adjournment Proposal.
Q.
Who can vote at the Special Meeting?

A.
The record date for the Special Meeting is November 4, 2024 (the “Record Date”). All holders of record of the Company’s common stock as of the close of business on the Record Date are entitled to receive notice of, and to vote at (virtually or by proxy), the Special Meeting.

There is no physical location for the Special Meeting. The Special Meeting will be held virtually on December 18, 2024. To attend the Special Meeting virtually, you will need to have your 16-digit control number that is included on your proxy card. Attendance at the Special Meeting is not required to vote. See below and the section entitled “Information About the Special Meeting—Voting via the Internet, Telephone or by Mail” beginning on page 24 of this proxy statement for instructions on how to vote your shares without attending the Special Meeting.
Q.
How many votes may I cast?

A.
You may cast one vote on each matter to be voted on at the Special Meeting for each share of the Company’s common stock that you owned at the close of business on the Record Date. As of the close of business on the Record Date, there were 51,061,386 shares of common stock outstanding and entitled to vote.

Q.
What constitutes a quorum for the Special Meeting?

A.
A quorum will be present at the Special Meeting if the number of shares entitled to cast a majority of the votes on a proposal is represented at the Special Meeting by proxy or in person (by electronic participation). Abstentions and broker non-votes will be counted as present only for the purpose of determining whether a quorum is present.

Q.
How do I vote?

A.
Shareholder of Record.   If you are a shareholder of record, you may vote your shares in any of the following ways:

•
by proxy—shareholders of record have a choice of voting by proxy:

◦
through the internet by visiting the website indicated on the accompanying proxy card and following the instructions;

◦
by telephone using the toll-free number indicated on the accompanying proxy card and following the recorded instructions; or

◦
by completing, signing, dating and returning the enclosed proxy card by mail.

•
in person (by electronic participation)—you may attend the Special Meeting virtually and cast your vote there, provided that you have your 16-digit control number that is included on your proxy card.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the internet or by telephone. Proxies authorized by the internet or telephone must be received by 11:59 p.m., Eastern Time, on December 17, 2024. If you choose to authorize a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be received by the Company’s Corporate Secretary by the time the Special Meeting begins.
Beneficial Owner.   If you are a beneficial owner of shares, you should receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.
For additional information regarding how to vote your shares, see the section entitled “Information About the Special Meeting—Voting via the Internet, Telephone or by Mail” beginning on page 24 of this proxy statement.
You will be able to attend the Special Meeting, vote and submit your questions in advance of and in real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SBT2024SM. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. You should log on to the meeting site at least fifteen minutes prior to the start of the Special Meeting to provide time to register and download the required software, if needed. You will not be able to physically attend the Special Meeting in person.
Q.
How can I change or revoke my vote?

A.
If you are a shareholder of record, you may revoke any prior proxy or voting instructions, regardless of how your proxy was authorized or voting instructions were originally submitted, prior to the Special Meeting, by:

•
voting again at a later date through any of the methods available to you;

•
giving written notice of revocation to the Company’s Chief Legal Officer and Corporate Secretary, which must be received by the Chief Legal Officer and Corporate Secretary by the time the Special Meeting begins; or

•
attending the Special Meeting and voting your shares.

If you are a beneficial owner of shares, you should contact your bank, broker or other nominee for instructions on how to change your vote.
For additional information regarding how to vote your shares, see the section entitled “Information About the Special Meeting—Revocation of Proxies” beginning on page 26 of this proxy statement.

Q.
What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares is called a “proxy card”.

Q.
If a shareholder gives a proxy, how are their shares voted?

A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate.

If you are a shareholder of record and return a signed proxy card or grant a proxy via the internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” the Stock Purchase Agreement Proposal, “FOR” the Plan of Dissolution Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.
See the section entitled “Information About the Special Meeting—Voting via the Internet, Telephone or by Mail” beginning on page 24 of this proxy statement.
Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the Special Meeting.

Q.
What happens if I sell my shares before the Special Meeting?

A.
The Record Date for shareholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the date that the Transaction is expected to be completed (which date is expected to be the record date for shareholder distributions under the Plan of Dissolution). If you transfer your shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, you will retain your right to vote such shares at the Special Meeting. However, you will not have the right to receive shareholder distributions under the Plan of Dissolution. In order to receive distributions under the Plan of Dissolution, you must hold your shares through the record date for such distributions.

Q.
Will the Company be required to submit the Stock Purchase Agreement Proposal to its shareholders even if the Board has withdrawn, modified or qualified its recommendation?

A.
Yes. Unless the Stock Purchase Agreement is terminated before the Special Meeting, the Company is required to submit the Stock Purchase Agreement Proposal to its shareholders even if the Board has withdrawn, modified or qualified its recommendation.

Q.
Am I entitled to exercise dissenters’ rights under the Michigan Business Corporation Act?

A.
No. Shareholders are not entitled to dissenters’ rights under the Michigan Business Corporation Act (the “MBCA”). For more information, see “The Transaction—Dissenters' Rights” beginning on page 59 of this proxy statement.

Q.
What happens if the Transaction is not completed?

A.
If the Stock Purchase Agreement Proposal is not approved by shareholders or if the Transaction is not completed for any other reason, the Company will not receive any payment in connection with the Stock Purchase Agreement, the Bank will not sell its tenant-in-common loan portfolio to Bayview and the Company will not be dissolved pursuant to the Plan of Dissolution. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Capital Market. If the Stock Purchase Agreement is terminated under specified circumstances, it is possible that the Company may be required to pay to EverBank a termination fee of up to $9,135,000. See the section entitled “The Stock Purchase Agreement—Termination Fee” beginning on page 70 of this proxy statement.
Q.
What is “householding”?

A.
The SEC has adopted rules that permit companies and intermediaries (such as banks or brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are shareholders may be “householding” the Company’s proxy materials. As indicated in the notice provided by these banks, brokers or other nominees to shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your bank, broker or write to Corporate Secretary, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076. See the section entitled “Other Matters” beginning on page 96 of this proxy statement.
Q.
Who can help answer any other questions I might have?

A.
If you have additional questions about the Stock Purchase Agreement or the Plan of Dissolution, need assistance in completing your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076.

Q.
Where can I find more information about the Company and EverBank?

A.
You can find more information about the Company and EverBank from the various sources described under “Where You Can Find More Information” beginning on page 97 of this proxy statement.

SUMMARY
The following summary highlights selected information in this proxy statement relating to the Stock Purchase Agreement and the Plan of Dissolution. This summary does not contain all the information about the Stock Purchase Agreement and the Plan of Dissolution that may be important to you. You should read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement, including the Stock Purchase Agreement attached as Annex A and the Plan of Dissolution attached as Annex B, before voting. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 97 of this proxy statement.
Parties to the Stock Purchase Agreement (Page 28)
Sterling Bancorp, Inc. and Sterling Bank and Trust, F.S.B.
The Company is a unitary thrift holding company that was incorporated in 1989 and the parent company of its wholly owned subsidiary, the Bank. The Company’s business is conducted through the Bank, which was formed in 1984. The Bank has primary branch operations in the San Franciso and Los Angeles, California metropolitan areas and New York City, as well as an operations center and a branch in Southfield, Michigan. The Bank offers a range of loan products as well as retail and business banking services.
The Company’s common stock has been listed on the Nasdaq Capital Market under the symbol “SBT” since November 17, 2017. As of November 4, 2024, the Company had 75 holders of record of its common stock. A substantially greater number of holders are beneficial owners whose shares are held of record banks, brokers and other nominees. The transfer agent and registrar for the Company’s common stock is Computershare.
The Company’s corporate headquarters is located at One Towne Square, Suite 1900, Southfield, Michigan 48076, and its telephone number at that address is (248) 355-2400. The Company’s website can be accessed at https://www.sterlingbank.com. Information contained in the Company’s website does not constitute part of, and is not incorporated into, this proxy statement.
For more information about the Company and the Bank, see the section “Where You Can Find More Information” beginning on page 97 of this proxy statement.
EverBank Financial Corp
EverBank is a bank holding company owned by funds managed by the New Investors as well as Teachers Insurance and Annuity Association of America, which previously owned 100% of EverBank before the New Investors completed the acquisition of their equity interests on July 31, 2023. Its shares are not publicly traded. It is headquartered in Jacksonville, Florida and had approximately $39.9 billion in assets as of September 30, 2024, with a mix of commercial and residential loans. Additionally, EverBank held $30.4 billion in deposits as of September 30, 2024. EverBank’s retail deposit business is conducted primarily through its online direct bank and is seeking a stable branch platform to diversify and expand funding sources, including a California operation where a portion of its management team is located.
The Transaction and the Stock Purchase Agreement (Pages 29 and 60)
Upon the terms and conditions set forth in the Stock Purchase Agreement, EverBank will purchase all of the issued and outstanding shares of capital stock of the Bank from the Company for a fixed purchase price of $261,000,000 to be paid to the Company. Following the completion of the sale of the Bank’s capital stock to EverBank, EverBank will cause the Bank to merge with and into EverBank, National Association, the bank subsidiary of EverBank, with EverBank, National Association as the surviving bank (in such capacity, the “Surviving Bank”). Following the bank merger, the separate corporate existence of the Bank will cease. The Transaction is governed by the Stock Purchase Agreement, a copy of which is attached as Annex A to this proxy statement. All descriptions in this summary and elsewhere in this proxy statement of the terms and conditions of the Transaction are qualified in their entirety by reference to the Stock Purchase Agreement. Please read the Stock Purchase Agreement carefully for a more complete understanding of the Transaction.
Purchase Price (Page 60)
Under the terms of the Stock Purchase Agreement, the Company is selling all of the issued and outstanding shares of capital stock of the Bank to EverBank for a fixed purchase price of $261,000,000 to be paid to the Company.
Conditions to Complete the Transaction (Page 69)
As more fully described in this proxy statement and the Stock Purchase Agreement, the closing of the Transaction is subject to customary closing conditions, including the approval of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal by the Requisite Vote and the receipt of all required regulatory approvals. Each party’s obligations are also subject to certain additional conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (b) performance in all material respects by the other party of its obligations under the Stock Purchase Agreement.
In addition to such customary closing conditions, EverBank’s obligation to complete the Transaction is also subject to the following conditions:
•
that the average daily closing balance of the Bank’s deposits (excluding brokered deposits) for the monthly period ending on the last day of the month before closing is not less than 85% of the average daily closing balance of such deposits for the monthly period ending on July 31, 2024; and

•
that Bayview has purchased the Bank’s portfolio of residential tenant-in-common loans pursuant to the Bayview Loan Purchase Agreement and has paid the cash consideration specified therein for such loans to the Bank.

The Company’s Reasons for the Transaction; Recommendation of the Board of Directors (Page 34)
The Board of Directors has determined that the Stock Purchase Agreement, the Plan of Dissolution and the transactions contemplated thereby are advisable and in the best interests of the Company and its shareholders and has unanimously approved the Stock Purchase Agreement, the Plan of Dissolution and the transactions contemplated thereby. The Board of Directors unanimously recommends that shareholders vote “FOR” the Stock Purchase Agreement Proposal, “FOR” the Plan of Dissolution Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. For the factors considered by the Board in reaching its decision to approve the Stock Purchase Agreement, the Plan of Dissolution and the transactions contemplated thereby, please see “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34.
Opinions of the Company’s Financial Advisors (Page 36)
Keefe, Bruyette & Woods, Inc.   In connection with the Transaction, KBW delivered a written opinion, dated September 15, 2024, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the Company of the $261,000,000 purchase price in the Transaction. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this proxy statement. The opinion was for the information of, and was directed to, the Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. The opinion did not address the underlying business decision of the Company to engage in the Transaction or enter into the Stock Purchase Agreement or constitute a recommendation to the Board of Directors in connection with the Transaction, and it does not constitute a recommendation to any shareholder of the Company as to how to vote in connection with the Transaction or any other matter.
Hovde Group, LLC.   In deciding to approve the Stock Purchase Agreement, the Board of Directors also considered, among other things, the opinion of Hovde Group, LLC (“Hovde Group” or “Hovde”), to the effect that, as of September 15, 2024 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde Group as set forth in the opinion, the consideration to be received by the Company pursuant to the Stock Purchase Agreement was fair, from a financial point of view. The full text of the Hovde Group opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by the Hovde Group in rendering its opinion, is attached as Annex D to this proxy statement. Hovde Group’s written opinion is addressed to the Board of Directors and does not constitute a recommendation as to how any shareholder should vote with respect to the Stock Purchase Agreement Proposal. Hovde Group’s opinion did not address the underlying business decision of the Company to engage in the Transaction, the form or structure of the Transaction or any other transactions contemplated in the Stock Purchase Agreement, the relative merits of the Transaction as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.
Shareholder Voting Agreements (Page 59)
As a condition for EverBank to enter into the Stock Purchase Agreement, trustees for K.I.S.S. Dynasty Trust No. 9 and K.I.S.S. Bank Stock Trust, representing in the aggregate approximately 38% of the outstanding common stock of the Company, have each entered into a Voting and Support Agreement (the “Voting Agreements”) with EverBank and the Company. Pursuant to the Voting Agreements, which are more fully described under “The Transaction—Shareholder Voting Agreements” beginning on page 59, the trustees agreed, among other things, to vote the shares held by the trusts in favor of the Stock Purchase Agreement and the transactions contemplated thereby and the Plan of Dissolution.
Settlement with the Bank’s Founder and Controlling Shareholder (Page 59)
On September 25, 2024, the Company and the Bank entered into a Settlement Agreement and General Release with the Bank’s founder and controlling shareholder, Scott Seligman, pursuant to which, among other things, the Company and the Bank agreed to dismiss their action filed in the Eastern District of Michigan against Scott Seligman and others styled Sterling Bank and Trust F.S.B., et al. v. Seligman, et al., 2:22-cv-12398-SFC-DRG, asserting claims for breach of fiduciary duty and unjust enrichment, and Scott Seligman agreed to irrevocably discharge and release the Company and the Bank from any and all claims and covenanted not to sue the Company or the Bank on any and all claims, including claims with respect to the Company’s entrance into, approval and adoption of the Stock Purchase Agreement and Plan of Dissolution.
Interests of Certain Directors and Executive Officers in the Transaction (Page 52)
Company shareholders should be aware that the Company’s directors and executive officers have interests in the Transaction that are different from, or in addition to, interests of Company shareholders generally. These interests include, among others:
•
The consummation of the Transaction will result in the accelerated vesting of Company restricted stock awards.

•
The Company’s executive officers are party to certain change in control agreements and may become eligible for severance benefits in the event of certain qualifying terminations of employment in connection with the Transaction.

•
Certain executive officers may be eligible to participate in a retention program established to promote retention and incentivize efforts to consummate the Transaction and to effectuate post-closing business and systems integration.

•
Company directors and executive officers have rights to ongoing indemnification and insurance coverage by the Company for acts or omissions occurring prior to the consummation of the Transaction.

In addition, effective as of the closing of the Transaction, certain executive officers may be asked to enter into a consulting arrangement, the terms of which have not yet been established, with the Company under which they will provide consulting services in connection with effectuating the Plan of Dissolution.

For a more detailed description of these interests in connection with the Stock Purchase Agreement, the Plan of Dissolution and the transactions contemplated thereby, please see “The Transaction—Interests of Certain Directors and Executive Officers in the Transaction” beginning on page 52.
Regulatory Approvals (Page 56)
To complete the Transaction, the Company and EverBank are required to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Stock Purchase Agreement, the Company and EverBank have each agreed to cooperate with each other and use commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings (and in the case of filings in respect of the requisite regulatory approvals, use commercially reasonable efforts to make such filings within forty-five (45) days of the date of the Stock Purchase Agreement) and to obtain all consents, approvals, non-objections, waivers, permits and other authorizations of all governmental entities required to consummate the transactions contemplated by the Stock Purchase Agreement. The required regulatory approvals include, among others, the approval of the Federal Reserve Board in respect of the Transaction and the approval of the OCC in respect of the bank merger. The initial submission of these regulatory applications occurred on October 7, 2024.
Although neither the Company nor EverBank knows of any reason why it cannot obtain the required regulatory approvals in a timely manner, the Company and EverBank cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Transaction or the bank merger.
Non-Solicitation of Acquisition Proposals (Page 66)
From the date of the Stock Purchase Agreement until the earlier of the termination of the Stock Purchase Agreement and the closing of the transactions contemplated therein, the Company is subject to certain restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the time the Company’s shareholder approval is obtained as described in the section entitled “The Stock Purchase Agreement—Covenants and Agreements—Non-Solicitation of Acquisition Proposals” beginning on page 66 of this proxy statement).
Termination of the Stock Purchase Agreement (Page 70)
The Stock Purchase Agreement may be terminated at any time prior to the closing date of the Transaction:
•
by mutual written consent of EverBank and the Company;

•
by either EverBank or the Company if any governmental entity that must grant a required regulatory approval has requested that EverBank withdraw an application with no resubmission or denied such regulatory approval and such denial has become final and nonappealable, or if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement, unless such withdrawal request, denial of approval or issuance of such order arises out of, or results from, a material breach of the Stock Purchase Agreement by the party seeking to terminate;

•
by either EverBank or the Company, if the closing of the Transaction has not occurred on or before June 30, 2025 (the “Outside Date”), unless the failure of the closing to occur by such date arises out of, or results from, a material breach of the Stock Purchase Agreement by the party seeking to terminate;

•
by either EverBank, the Company or the Bank (provided that the terminating party is not then in material breach of the Stock Purchase Agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties contained in the Stock Purchase Agreement on the part of the Company or the Bank, in the case of a termination by EverBank, or EverBank, in the case of a termination by the Company or the Bank, which either individually or in the aggregate would constitute, if occurring or continuing on the closing date of the Transaction, the failure of a closing condition of the terminating party and which is not cured within thirty days following written notice to the party committing the breach or cannot, by its nature, be cured prior to the Outside Date;

•
by EverBank, if (i) the Company, the Bank or the Board of Directors has made a Recommendation Change (as defined below in the section entitled “The Stock Purchase Agreement—Covenants and Agreements—Special Meeting; Recommendation of the Board of Directors” beginning on page 64 of this proxy statement), or (ii) the Company, the Bank or the Board of Directors has breached its obligations relating to non-solicitation of Acquisition Proposals (as defined below in the section entitled “The Stock Purchase Agreement—Covenants and Agreements—Non-Solicitation of Acquisition Proposals” beginning on page 66 of this proxy statement) or relating to shareholder approval and the Board recommendation in any material respect;

•
by either EverBank or the Company, if the Requisite Vote has not been obtained upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof); or

•
prior to the time the Requisite Vote is obtained, by either the Company or the Bank in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as such terms are defined below in the section entitled “The Stock Purchase Agreement—Covenants and Agreements—Non-Solicitation of Acquisition Proposals” beginning on page 66 of this proxy statement), to the extent permitted by and in accordance with the Stock Purchase Agreement; provided, that concurrently with such termination, the Company and the Bank pay to EverBank the Termination Fee (as defined below).

Termination Fee (Page 70)
If the Stock Purchase Agreement is terminated under certain circumstances, including if the Company terminates the Stock Purchase Agreement to enter into a Superior Proposal or if EverBank terminates the Stock Purchase Agreement after the Board of Directors changes its recommendation for shareholders to vote in favor of the Stock Purchase Agreement Proposal, a termination fee of $9,135,000 in cash (the “Termination Fee”) would be payable by the Company to EverBank.
Indemnification (Page 71)
The Company and EverBank have agreed to indemnify, defend and hold harmless the other party and their affiliates, and their respective directors, officers, employees, shareholders, agents and their heirs, successors and permitted assigns, each in their capacity as such (“Indemnified Parties”), from and against any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and reasonable costs and expenses imposed on, sustained, incurred or suffered by, or asserted against, the other party’s Indemnified Parties, relating to or arising out of or resulting from:
•
any breach of any covenant or agreement of such party contained in the Stock Purchase Agreement or any other document or instrument furnished or to be furnished by such party pursuant to the Stock Purchase Agreement;

•
with respect to the Company, any liabilities, obligations and commitments of the Company, including all Transaction-related expenses incurred by the Company or the Bank, claims made against the Company by or on behalf of its shareholders and any other liabilities, obligations and commitments arising as a result of the Company being a publicly traded company or being subject to the Plea Agreement; and

•
with respect to EverBank, the operation of the Bank or the Surviving Bank after the closing date of the Transaction.

Neither party will be liable to the other for (i) any losses in respect of breaches of any covenant or agreement for any individual claim (or group of directly related claims) less than $50,000 or (ii) any losses in respect of breaches of any covenant or agreement unless the losses therefrom exceed an aggregate amount equal to $2,610,000.

Expected Timing of the Transaction (Page 60)
The Company and EverBank currently anticipate that the Transaction will close in the first quarter of 2025 and in no event prior to January 2, 2025. However, neither the Company nor EverBank can predict the actual date on which the Transaction will be completed, or if the Transaction will be completed at all, because completion is subject to conditions and factors outside the control of both companies. The Company must first obtain the approval of its shareholders for the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal, and the Company and EverBank must also obtain the required regulatory approvals and satisfy certain other closing conditions. The Company and EverBank expect the Transaction to be completed promptly after receipt of the required shareholder and regulatory approvals and the satisfaction of the other closing conditions.
Dissenters’ Rights (Page 59)
Pursuant to Michigan law, no dissenters’ rights are available to shareholders in connection with the Stock Purchase Agreement or the Plan of Dissolution.
Delisting and Deregistration of the Company’s Common Stock (Page 59)
Immediately following the closing of the Transaction, the Company intends to voluntarily delist its common stock from Nasdaq, with trading in the stock intended to cease at such time or immediately thereafter, and deregister its common stock with the SEC, which will suspend and terminate its reporting obligations under the Exchange Act.
Material U.S. Federal Income Tax Consequences of the Transaction and the Dissolution (Page 73)
For U.S. federal income tax purposes, the Transaction will be treated as a taxable sale of the Bank’s capital stock to EverBank in exchange for the consideration set forth in the Stock Purchase Agreement, followed by a distribution of such consideration to the holders of the Company’s common stock in the liquidation of the Company pursuant to Section 331 of the Code. The Company generally will recognize gain or loss on the sale of the Bank’s capital stock to EverBank equal to the difference between the fair market value of the consideration received for the Bank’s capital stock and the Company’s adjusted tax basis in such Bank common stock. The Company expects to recognize a loss on the sale of the Bank’s capital stock for U.S. federal income tax purposes, resulting in no U.S. federal income tax payable by the Company.
The Plan of Dissolution is considered a plan of complete liquidation for purposes of U.S. federal income tax laws. For U.S. federal income tax purposes, if you are a “U.S. Holder” (as defined in “Material U.S. Federal Income Tax Consequences of the Transaction and the Dissolution” beginning on page 73), the receipt of cash in exchange for your shares of the Company’s common stock pursuant to the liquidation of the Company will generally result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that you receive and your adjusted tax basis in the Company’s common stock surrendered in the liquidation of the Company. A “Non-U.S. Holder” (as defined in “Material U.S. Federal Income Tax Consequences of the Transaction and the Dissolution” beginning on page 73) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of the Company’s common stock for cash unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
The Plan of Dissolution (Page 78)
The Plan of Dissolution provides for the dissolution of the Company under Michigan law. If the Plan of Dissolution is approved by the Company’s shareholders, the Company intends to file a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs and distribute all remaining assets, expected to be all cash, to its shareholders according to their respective rights and interests, with the final distribution subject to first completing the wind down of the Company and paying or providing for the Company’s creditors and existing and reasonably foreseeable debts, liabilities, and obligations in accordance with Michigan law and the Plan of Dissolution.

Based on current estimates of Transaction costs, wind down expenses and liabilities, the Company currently expects to make an initial distribution of approximately $257,000,000, or approximately 95% of the Company’s cash, to shareholders shortly after the closing of the Transaction and the filing of the certificate of dissolution, leaving approximately $15,000,000 reserved for Transaction costs, wind down expenses and liabilities, both known and contingent.
Risk Factors (Page 19)
In evaluating the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal, the Compensation Proposal and the Adjournment Proposal, you should carefully read this proxy statement and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 19.
Information About the Special Meeting (Page 24)
The Special Meeting will be held virtually on December 18, 2024, at 1:00 p.m., Eastern Time. There is no physical location for the Special Meeting. At the Special Meeting, shareholders will be asked to consider and vote on the following matters:
•
the Stock Purchase Agreement Proposal;

•
the Plan of Dissolution Proposal;

•
the Compensation Proposal; and

•
the Adjournment Proposal.

You may vote at the Special Meeting if you owned shares of the Company’s common stock at the close of business on the Record Date. As of the Record Date, there were 51,061,386 shares of the Company’s common stock outstanding.
The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock is required to approve the Stock Purchase Agreement Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will have the same effect as votes cast “AGAINST” this proposal.
The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock is required to approve the Plan of Dissolution Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will have the same effect as votes cast “AGAINST” this proposal.
The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock entitled to vote is required to approve the Compensation Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock entitled to vote is required to approve the Adjournment Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Market Price of the Company’s Common Stock (Page 90)
The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “SBT”.
The closing price of the Company’s common stock on the Nasdaq on September 13, 2024, the last trading day prior to the public announcement of the execution of the Stock Purchase Agreement, was $5.71 per share. On November 5, 2024, the most recent practicable date before this proxy statement was mailed to the Company’s shareholders, the closing price of the Company’s common stock on the Nasdaq was $4.75 per share. You are encouraged to obtain current market quotations in connection with voting your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook” and “would,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this proxy statement primarily on current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements.
The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 14, 2024 (the “2023 Form 10-K”) and subsequent periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. For additional information on factors that could materially affect the forward-looking statements included in this proxy statement, see “Risk Factors” beginning on page 19 of this proxy statement as well as the risk factors set forth under “Item 1A. Risk Factors” in our 2023 Form 10-K. You should carefully consider these risk factors in evaluating these forward-looking statements. These risks are not exhaustive. Other sections of this proxy statement and our other filings with the SEC include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update, revise, correct or review any forward-looking statement, whether as a result of new information, future developments or otherwise except as required by law. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, we cannot assess the impact of any particular risk, uncertainty or other factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18, the Company’s shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal, the Compensation Proposal and the Adjournment Proposal.
Risks Related to the Transaction
The announcement and pendency of the Transaction may adversely affect our business, financial condition, and results of operations.
Uncertainty about the effect of the Transaction on our associates, clients, and other parties may have an adverse effect on our business, financial condition, and results of operations regardless of whether the Transaction is completed. These risks to our business include the following, among others, all of which may be exacerbated by a delay in the completion of the Transaction: (i) the impairment of our ability to attract, retain, and motivate our employees; (ii) the diversion of significant management time and attention from ongoing business operations towards the completion of the Transaction; (iii) difficulties maintaining relationships with clients, suppliers and other business partners; (iv) delays or deferments of certain business decisions by our clients, suppliers and other business partners; (v) the inability to pursue alternative business opportunities or make appropriate changes to our business because the Transaction requires us to, subject to certain exceptions, conduct business in the ordinary course of business and to not engage in certain kinds of transactions prior to the completion of the Transaction without the prior written consent of EverBank, even if such actions could prove beneficial; (vi) litigation relating to the Transaction and the costs and uncertainties related thereto; and (vii) the incurrence of significant costs, expenses, and fees for professional services in connection with the Transaction.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated.
The completion of the Transaction is conditioned on the receipt of all required regulatory approvals, the continuation of such regulatory approvals in full force and effect, the expiration of any applicable waiting periods relating to such regulatory approvals, and the absence of any material burdensome condition from such regulatory approvals. Even if the required regulatory approvals are received, the approvals may impose terms, conditions, limitations, obligations, or costs, may place restrictions on the conduct of our business or the conduct of EverBank’s business after the closing, or may require changes to the terms of the Transaction. There can be no assurance that regulators will not impose any such terms, conditions, limitations, obligations, restrictions or changes or that such terms, conditions, limitations, obligations, restrictions or changes will not have the effect of delaying the completion of the Transaction. In addition, there can be no assurance that any such terms, conditions, limitations, obligations, restrictions or changes will not result in the termination of the Stock Purchase Agreement and abandonment of the Transaction.
The Federal Reserve Board and the OCC take into consideration a number of factors when reviewing bank merger and acquisition proposals under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), and the Bank Merger Act, respectively. These factors include the effect of the transaction on competitiveness in affected banking markets, the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the OCC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

The Stock Purchase Agreement may be terminated in accordance with its terms, and the Transaction may not be completed.
The Stock Purchase Agreement is subject to a number of conditions which must be fulfilled in order to complete the Transaction. Those conditions include: (i) the approval of the Stock Purchase Agreement, the Transaction and the Plan of Dissolution by the Requisite Vote, (ii) the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other order which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction, and (iii) the receipt of the regulatory approvals with respect to the Stock Purchase Agreement, the Transaction and the bank merger by the Federal Reserve Board and the OCC as described above. In addition, EverBank’s obligation to complete the Transaction is also subject to the following conditions: (i) the sale by the Bank of its portfolio of residential tenant-in-common loans to an affiliate of Bayview Asset Management and receipt by the Bank of the purchase price specified in such agreement and (ii) the average daily closing balance of the Bank’s deposits (excluding brokered deposits) for the monthly period ending on the last day of the month before closing is not less than 85% of the average daily closing balance of such deposits for the monthly period ending on July 31, 2024. Each party’s obligation to complete the Transaction is also subject to certain additional conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (b) performance in all material respects by the other party of its obligations under the Stock Purchase Agreement.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the Transaction may not be completed. In addition, the parties can mutually decide to terminate the Stock Purchase Agreement at any time, before or after the shareholder approval. Also, either EverBank or we may elect unilaterally to terminate the Stock Purchase Agreement in certain circumstances.
Failure to complete the Transaction could negatively impact us.
If the Transaction is not completed for any reason, including as a result of our shareholders failing to approve the Transaction or as a result of the failure to obtain all needed regulatory approvals, there may be various adverse consequences and we may experience negative reactions from the financial markets and from our clients and associates.
For example, our business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Transaction. Additionally, termination of the Transaction would likely have a negative effect on our market price. We also could be subject to litigation related to any failure to complete the Transaction or to proceedings commenced against us to perform our obligations under the Transaction. If the Stock Purchase Agreement is terminated under certain circumstances, including if the Company terminates the Stock Purchase Agreement to accept a superior proposal or if EverBank terminates the Stock Purchase Agreement after the Board changes its recommendation for shareholders to vote in favor of the Stock Purchase Agreement, we would be required to pay to EverBank the Termination Fee.
Additionally, we expect to incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Stock Purchase Agreement, as well as the costs and expenses of preparing, filing, printing, and mailing a proxy statement, and all filing and other fees paid in connection with the Transaction. If the Transaction is not completed, we would have to pay a large portion of these expenses without realizing the expected benefits of the Transaction.
We will be subject to business uncertainties and contractual restrictions while the Transaction is pending.
Uncertainty about the effect of the Transaction on associates and clients may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel pending completion of the Transaction, and could cause clients and others that deal with us to seek to change existing business relationships with us. In addition, subject to certain exceptions, we have agreed to operate our business in the ordinary course prior to the closing, and we are restricted from making certain acquisitions and taking other specified actions without the consent of EverBank. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Transaction.

The Stock Purchase Agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to acquire or merge with us.
The Stock Purchase Agreement contains provisions that restrict our ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by our board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a termination fee of up to $9,135,000 payable by us under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring the Company, the Bank or a significant part of the Bank’s assets from considering or proposing that acquisition even if it were prepared to pay a consideration with a higher per share price to our shareholders than what is contemplated in the Transaction, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire us than it might otherwise have proposed to pay.
Shareholder litigation could prevent or delay the completion of the Transaction or otherwise negatively impact our business and operations.
One or more of our shareholders may file lawsuits against us and/or our directors and officers in connection with the Transaction. One of the conditions to the closing is the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other order which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction. If any plaintiff were successful in obtaining an injunction prohibiting us from completing the Transaction, then such injunction may delay or prevent the effectiveness of the Transaction and could result in significant costs to us, including any cost associated with the indemnification of our directors and officers. If a shareholder lawsuit is filed in connection with the Transaction, we may incur costs in connection with the defense or settlement of such lawsuit. Such litigation could have an adverse effect on our financial condition and results of operations and could prevent or delay the completion of the Transaction.
Risks Related to the Plan of Dissolution
We cannot assure you as to the timing, amount, or number of distributions, if any, to be made to our shareholders.
Our current intention is that, if our shareholders approve the Plan of Dissolution at the Special Meeting, the Company would file a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs; however, the Company’s Board of Directors would retain the discretion to determine not to proceed with the dissolution in its sole discretion and, if it does proceed with the dissolution, would have discretion as to the timing of the filing of the certificate of dissolution. No further shareholder approval would be required to effect the dissolution. However, if the Board determines prior to complete distribution of the Company’s assets that the dissolution is not in the Company’s best interest or in the best interest of our shareholders, the Board may, in its sole discretion, abandon the dissolution and terminate the Plan of Dissolution, subject to approval by the Company’s shareholders. Revocation of the dissolution would require the Board to adopt a resolution revoking dissolution which would then require shareholder approval under Michigan law.
Under the MBCA, a dissolved corporation continues its existence after dissolution for such period as is necessary to complete the winding down of its affairs, including the payment of its debts, obligations and other liabilities and the distribution of its remaining assets to its shareholders. Any action, suit or proceeding begun by or against the corporation before or during the wind down period does not terminate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the dissolution until any related final judgments, orders or decrees are rendered, without the necessity for any special direction by the applicable court. A dissolved corporation must pay or make provision for the payment (or reservation of funds as security for payment) of its debts, obligations and liabilities and claims against the corporation in accordance with the applicable provisions of the MBCA before the distribution of remaining assets to the corporation’s shareholders.
Any distributions to our shareholders will not occur until after the certificate of dissolution is filed, and we cannot predict with certainty the timing, amount, or number of any such distributions, or whether any such distributions will occur, as uncertainties as to the ultimate amount and scope of our liabilities, the operating costs and amounts to be set aside for claims, debts, obligations and provisions during the dissolution and wind down process, and the related timing to complete the wind down of our affairs, make it impossible to predict with certainty the actual net cash amount, if any, that will ultimately be available for distribution to shareholders or the timing of any such distributions. Among other things, our potential liabilities that may require provision could include those relating to indemnification obligations, if any, to third parties or to our current and former officers and directors, and to resolve any shareholder or other litigation that may emerge, even though none is now pending or to our knowledge threatened. Examples of uncertainties that could reduce the value of distributions to our shareholders include: the incurrence by the Company of expenses relating to the dissolution being different than estimated; unanticipated costs relating to the defense, satisfaction or settlement of lawsuits or other claims that may be threatened against us or our current or former directors or officers; amounts necessary to resolve claims of any creditors or other third parties; and delays in the dissolution and wind down process.
If it was determined by a court that we failed to make adequate provision for expenses, debts, obligations and liabilities or if the amount required to be paid in respect of such expenses, debts, obligations and liabilities exceeded the amount available from the reserve, a creditor could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of expenses and liabilities. Any such action could delay, substantially diminish or negate the cash distributions contemplated to be made to shareholders under the Plan of Dissolution.
In addition, as we wind down, we will continue to incur expenses from operations, including directors’ and officers’ insurance, severance payments, payments to service providers and any continuing employees or consultants, taxes, legal, accounting and consulting fees, costs associated with maintaining the listing of our common stock, and/or its delisting, and expenses related to our filing obligations with the SEC and/or others, which will reduce any amounts available for distribution to our shareholders. As a result, we cannot assure you as to the amounts, if any, that may ultimately be distributable or distributed to our shareholders if the Transaction is completed and the Board proceeds with the dissolution. If our shareholders do not approve the Plan of Dissolution, we will not be able to proceed with the dissolution and no liquidating distributions will be made in connection therewith.
It is the current intent of the Board, assuming approval of the dissolution and the Plan of Dissolution, that any cash will first be used to pay our outstanding current liabilities and obligations (including all transaction expenses incurred in connection with the negotiation and consummation of the Stock Purchase Agreement and any claims or demands received by the Company on behalf of any of its shareholders), and then will be retained to pay ongoing corporate and administrative costs and expenses associated with winding down the Company, liabilities and potential liabilities relating to or arising out of any litigation matters and potential liabilities relating to our indemnification obligations, if any, to our service providers, or to our current and former officers and directors, before such cash, if any remains, will be available for distribution to shareholders.
The Board will determine, in its sole discretion, the timing and number of the distributions of the remaining amounts, if any, to our shareholders in the dissolution. We can provide no assurance as to if or when any such distributions will be made, and we cannot provide any assurance as to the amounts, if any, that may ultimately be distributable or distributed to our shareholders in any such distributions, if any are to be made. Shareholders may receive substantially less than the amount that we currently estimate that they may receive, or they may receive no distribution at all.
Our shareholders may be liable to third parties for part or all of the amount received from us in our liquidating distributions if cash reserves are inadequate.
If the dissolution becomes effective, we are required to establish a cash reserve designed to satisfy any additional claims and obligations that may arise. Any reserve may not be adequate to cover all of our claims and obligations. Under the MBCA, in the event we fail to create an adequate reserve for the payment of expenses and liabilities and amounts have been distributed to the shareholders under the Plan of Dissolution, creditors may be able to pursue claims against shareholders directly to the extent that they have claims co-extensive with such shareholders’ receipt of liquidating distributions. Accordingly, in such event, a shareholder could be required to return part or all of the distributions previously made to such shareholder, and a shareholder could ultimately receive nothing from us under the Plan of Dissolution. Moreover, if a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a shareholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.
Our shareholders of record will not be able to buy or sell shares of our common stock after we close our stock transfer books at the effective time of the dissolution.
If the Board determines to proceed with the dissolution, we intend to close our stock transfer books and discontinue recording transfers of our common stock at the effective time of the dissolution. After we close our stock transfer books, we will not record any further transfers of our common stock on our books except at our sole discretion by will, intestate succession, or operation of law. Therefore, shares of our common stock will not be freely transferable after the effective time. As a result of the closing of the stock transfer books, all liquidating distributions in the dissolution will likely be made to the same shareholders of record as the shareholders of record as of the effective time.
We plan to initiate steps to exit from certain reporting requirements under the Exchange Act, which may substantially reduce publicly available information about us. If the exit process is protracted, we will continue to bear the expense of being a public reporting company despite having no source of revenue.
Our common stock is currently registered under the Exchange Act, which requires that we, and our officers and directors with respect to Section 16 of the Exchange Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. We plan to initiate steps to exit from such reporting requirements in order to curtail expenses; however, such process may be protracted and we may continue to be required to file Current Reports on Form 8-K to disclose material events, including those related to the dissolution, and other reports, including an Annual Report on Form 10-K for the year ending December 31, 2024. Accordingly, we will continue to incur expenses that may reduce any amount available for distribution, including expenses of complying with public company reporting requirements and paying our service providers, among others. If our reporting obligations cease, publicly available information about us will be substantially reduced.
The loss of key personnel could adversely affect our ability to efficiently dissolve, delist, liquidate, and wind down.
We intend to rely on a few individuals in key management roles and as contractor support to dissolve, delist from Nasdaq, liquidate our remaining assets, and wind down operations. Loss of one or more of these key individuals, or inability to contract with essential personnel, could hamper the efficiency or effectiveness of these processes, and may substantially increase the cost of the dissolution as we may need to rely on the services of third party restructuring and consulting firms to assist with the wind down and dissolution.

INFORMATION ABOUT THE SPECIAL MEETING
This section contains information for shareholders about the Special Meeting that the Company has called to allow its shareholders to consider and vote on the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal and other related matters. This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.
Date, Time and Place of the Special Meeting
The Special Meeting will be held virtually on December 18, 2024, at www.virtualshareholdermeeting.com/SBT2024SM, at 1:00 p.m., Eastern Time. There is no physical location for the Special Meeting.
Matters to Be Considered
At the Special Meeting, shareholders will be asked to consider and vote upon the following proposals:
•
the Stock Purchase Agreement Proposal;

•
the Plan of Dissolution Proposal;

•
the Compensation Proposal; and

•
the Adjournment Proposal.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote “FOR” the Stock Purchase Agreement Proposal, “FOR” the Plan of Dissolution Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. See “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34 of this proxy statement for a more detailed discussion of the Board of Directors’ recommendation.
Voting via the Internet, Telephone or by Mail
Registered Holders
If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), you may vote either electronically at the virtual Special Meeting using your 16-digit control number (included on your proxy card) or by proxy. If you decide to vote by proxy, you may vote via the internet, by using the telephone or by mail and your shares will be voted at the Special Meeting in the manner you direct. For those shareholders who wish to vote by mail, such shareholders can complete, sign and return the accompanying proxy card in the prepaid and addressed envelope that accompanied the proxy materials. Internet and telephone voting for shareholders of record will close at 11:59 p.m., Eastern Time, on December 17, 2024. Further instructions for voting via the internet and telephone are set forth on the accompanying proxy card. Registered holders will be entitled to one (1) vote for each share held of record as of the Record Date for all matters.
Beneficial Holders
If you are a beneficial owner of shares held in “street name” through a broker, bank or other nominee, you may vote electronically at the Special Meeting using the 16-digit control number included on your proxy card. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.
Record Date and Quorum
The Board of Directors has fixed the close of business on November 4, 2024, as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. This proxy statement is being mailed or delivered on or about November 12, 2024, to all holders of record of common stock of the Company as of the close of business on the Record Date. This proxy statement is also available electronically at investors.sterlingbank.com. As of the Record Date, there were 51,061,386 shares of common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one (1) vote on each matter properly brought before the Special Meeting.
A quorum is present if the number of shares entitled to cast a majority of the votes on a proposal is represented at the Special Meeting by proxy or in person (by electronic participation). If you fail to submit a proxy or to vote at the Special Meeting, your shares of common stock will not be counted towards a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.
As of November 4, 2024, the Company’s directors and executive officers and their affiliates owned and were entitled to vote approximately 629,641 shares of common stock, representing 1.23% of the outstanding shares of common stock. The Company currently expects that its directors and executive officers will vote their shares in favor of the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal, the Compensation Proposal and the Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.
Attendance at the Special Meeting
You will be able to attend the Special Meeting, vote and submit your questions in advance of and in real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SBT2024SM. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. You should log on to the meeting site at least fifteen minutes prior to the start of the Special Meeting to provide time to register and download the required software, if needed. You will not be able to physically attend the Special Meeting in person.
Vote Required; Effect of Failure to Vote, Abstentions and Broker Non-Votes
“Street Name” Accounts.   If you hold shares in “street name” with a broker, bank or other nominee, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions. However, certain regulations prohibit your broker, bank or other nominee from voting uninstructed shares on a discretionary basis with respect to the proposals that will be voted upon at the Special Meeting. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders. Thus, if you hold your shares in street name and you do not instruct your broker on how to vote at the Special Meeting, votes may not be cast on your behalf for any of the proposals to be voted upon at the Special Meeting because brokers, banks and other nominees do not have discretionary voting power on such proposals.
Proposal No. 1 – Approval of the Stock Purchase Agreement Proposal.   The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock is required to approve the Stock Purchase Agreement Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will have the same effect as votes cast “AGAINST” this proposal.
Proposal No. 2 – Approval of the Plan of Dissolution Proposal.   The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock is required to approve the Plan of Dissolution Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will have the same effect as votes cast “AGAINST” this proposal.
Proposal No. 3 – Approval of the Compensation Proposal (on an advisory, non-binding basis).   The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock entitled to vote is required to approve the Compensation Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.

Proposal No. 4 – Approval of the Adjournment Proposal.   The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock entitled to vote is required to approve the Adjournment Proposal. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
If the accompanying proxy card is properly executed and returned to the Company, the shares represented by the proxy card will be voted on each matter that properly arises at the Special Meeting or any adjournment or postponement of the Special Meeting. Every properly executed proxy card that is received by the Company prior to the closing of the polls at the Special Meeting will be voted in accordance with the instructions contained therein unless otherwise revoked. Properly executed but unmarked proxy cards received by the Company prior to the closing of the polls at the Special Meeting, unless otherwise revoked, will be voted “FOR” the Stock Purchase Agreement Proposal, “FOR” the Plan of Dissolution Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.
If any other business should properly come before the Special Meeting, all properly executed proxies will be voted on such other matters as directed by the Board. Management of the Company is not aware of any other business to be presented at the Special Meeting.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Special Meeting in person (by electronic participation). Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Revocation of Proxies
A proxy may be revoked before it is voted at the Special Meeting by notifying the Chief Legal Officer and Corporate Secretary of the Company in writing or at the Special Meeting prior to the closing of the polls, by submitting a duly executed proxy (including a proxy given over the Internet or by telephone) bearing a later date or by attending the Special Meeting and voting electronically. The mailing address for the Company’s Chief Legal Officer and Corporate Secretary is: Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076, Attention: Chief Legal Officer and Corporate Secretary.
Questions and Additional Information
If you need assistance in completing your proxy card, have questions regarding the Special Meeting or need additional copies of this proxy statement, please contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076.

PROPOSAL NO. 1: THE STOCK PURCHASE AGREEMENT PROPOSAL
This proposal provides our shareholders with an opportunity to approve the Stock Purchase Agreement. Shareholders should read this proxy statement carefully and in its entirety, including the annexes, for more detailed information concerning the Stock Purchase Agreement, the Transaction and the other transactions contemplated thereby. A copy of the Stock Purchase Agreement is attached to this proxy statement as Annex A.
By approving the Stock Purchase Agreement, you approve of the Transaction and the other transactions contemplated thereby. After careful consideration, the Board of Directors unanimously determined that the Stock Purchase Agreement, the Transaction and the other transactions contemplated thereby, are advisable and in the best interests of the Company and its shareholders and unanimously approved and adopted the Stock Purchase Agreement, the Transaction and the other transactions contemplated thereby. See “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34 of this proxy statement for a more detailed discussion of the Board of Directors’ recommendation.
The approval by the shareholders of the Stock Purchase Agreement Proposal is a condition to the completion of the Transaction. Approval of the Stock Purchase Agreement Proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK PURCHASE AGREEMENT PROPOSAL

PARTIES TO THE STOCK PURCHASE AGREEMENT
Sterling Bancorp, Inc. and Sterling Bank and Trust, F.S.B.
The Company is a unitary thrift holding company that was incorporated in 1989 and the parent company of its wholly owned subsidiary, the Bank. The Company’s business is conducted through the Bank, which was formed in 1984. The Bank has primary branch operations in the San Franciso and Los Angeles, California metropolitan areas and New York City, as well as an operations center and a branch in Southfield, Michigan. The Bank offers a range of loan products as well as retail and business banking services.
The Company’s common stock has been listed on the Nasdaq Capital Market under the symbol “SBT” since November 17, 2017. On October 10, 2024, the Company had 76 holders of record of its common stock. A substantially greater number of holders are beneficial owners whose shares are held of record banks, brokers and other nominees. The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.
The Company’s corporate headquarters is located at One Towne Square, Suite 1900, Southfield, Michigan 48076, and its telephone number at that address is (248) 355-2400. The Company’s website can be accessed at https://www.sterlingbank.com. Information contained in the Company’s website does not constitute part of, and is not incorporated into, this proxy statement.
For more information about the Company and the Bank, see the section “Where You Can Find More Information” beginning on page 97 of this proxy statement.
EverBank Financial Corp
EverBank is a bank holding company owned by funds managed by the New Investors as well as Teachers Insurance and Annuity Association of America, which previously owned 100% of EverBank before the New Investors completed the acquisition of their equity interests on July 31, 2023. Its shares are not publicly traded. It is headquartered in Jacksonville, Florida and had approximately $39.9 billion in assets as of September 30, 2024, with a mix of commercial and residential loans. Additionally, EverBank held $30.4 billion in deposits as of September 30, 2024. EverBank’s retail deposit business is conducted primarily through its online direct bank and is seeking a stable branch platform to diversify and expand funding sources, including a California operation where a portion of its management team is located.

THE TRANSACTION
This section describes material aspects of the Transaction. This summary does not purport to be complete and does not contain all of the information that may be important to you. We urge you to read this entire proxy statement and the other documents we refer you to for a more complete understanding of the Transaction. In addition, we incorporate important business and financial information into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 97 of this proxy statement.
Terms of the Transaction
Each of the Company’s, the Bank’s and EverBank’s respective board of directors has approved the Stock Purchase Agreement. The Stock Purchase Agreement provides that, pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, EverBank will purchase from the Company all of the issued and outstanding shares of capital stock of the Bank for a fixed cash purchase price of $261,000,000 payable to the Company. Following the completion of the Transaction, EverBank will cause the Bank to merge with and into EverBank, National Association, the bank subsidiary of EverBank, with EverBank, National Association as the Surviving Bank. Following the bank merger, the separate corporate existence of the Bank will cease.
The Company’s shareholders are being asked to approve the Stock Purchase Agreement Proposal. See the section entitled “The Stock Purchase Agreement” beginning on page 60 for additional and more detailed information regarding the Stock Purchase Agreement, including information about the conditions to the completion of the Transaction and the provisions for terminating or amending the Stock Purchase Agreement.
Background of the Transaction
From 2019 through 2023, the Company was involved in extensive internal and governmental investigations and shareholder litigation related to mortgage fraud with respect to the Bank’s former residential lending program referred to as the Advantage Loan Program. Additionally, the Bank was subject to claims alleging securities fraud related to the Company’s initial public offering in 2017 based on disclosures about its residential lending. Going into 2020, the Bank had extremely high loan-to-deposit ratios and significant wholesale borrowing, while the Company had outstanding subordinated debt with an aggregate principal balance of $65,000,000 that carried a relatively high interest rate.
In the third quarter of 2022, the Bank entered into a Consent Order with the OCC. The Consent Order represented a full and final settlement of the OCC investigation with respect to the Bank. Pursuant to the Consent Order, the Bank paid a civil money penalty of $6.0 million. The OCC also notified the Bank that a prior consent order with the OCC was terminated, marking the completion of extensive remediation requirements related to the Bank’s Bank Secrecy Act/anti-money laundering compliance program and credit administration.
In the first quarter of 2023, the Company entered into the Plea Agreement with the DOJ, resolving the DOJ’s investigation. Under the Plea Agreement, the Company pled guilty to one count of securities fraud primarily relating to disclosures with respect to the Advantage Loan Program contained in the registration statement for the Company’s initial public offering filed with the SEC in 2017 and the Company’s Annual Reports on Form 10-K filed with the SEC in March 2018 and March 2019. The Company paid $27.2 million in restitution for the benefit of non-insider victim shareholders, enhanced its compliance program and internal controls with respect to securities law compliance and continues to provide periodic reports to the DOJ with respect to compliance matters. No criminal fine was imposed. The court accepted the Plea Agreement, and the Company was convicted of securities fraud in the summer of 2023. By this time, all litigation with respect to these matters was settled and a related investigation by the SEC was completed with no enforcement action taken.
The foregoing financial, legal and regulatory matters created significant challenges for the operation of the Bank and the ability to engage in effective strategic planning during the pendency of those matters. The former Advantage Loan Program was by far the largest loan program at the Bank, and the Bank was not able to replace it while under the severe regulatory scrutiny of the last five years. As a result, the Bank’s balance sheet steadily shrank in size as the Company focused on stabilizing and enhancing capital and liquidity levels. As progress towards resolutions of the legal and regulatory actions continued, the Board began considering the Company’s strategic initiatives and eventually retained an outside consultant to help model scenarios where the Company would maintain independent operations.
Prior to resolution of the OCC investigation, in the summer of 2022, Mr. O’Brien was contacted by the president of the United States bank subsidiary of a large foreign bank (referred to as Foreign Bank A) and one of the parent bank’s senior executives about the possibility of a strategic combination with the Company. These discussions during 2022 focused on the potential strategic fit of the two organizations and did not involve any specifics regarding a potential transaction or the sharing of any confidential information.
In December 2022, following resolution of the OCC investigation and while discussions progressed with the DOJ towards a resolution of its investigation, the Company engaged KBW to act as the Company’s financial advisor in assisting the Company in exploring and evaluating potential opportunities for a strategic combination with another financial institution. The Company also engaged Arnold & Porter as legal counsel in connection with such evaluation. The Board decided to retain KBW to act as the Company’s financial advisor in connection with a possible strategic transaction based on, among other factors, KBW’s reputation and its extensive experience in financial institutions mergers and acquisitions, valuations, financing and capital markets, as well as its familiarity with the Company and its strategic goals.
On January 13, 2023, at a meeting of the Board of Directors, representatives of KBW reviewed and discussed potential strategic alternatives for the Company, including a third party solicitation process for a possible strategic transaction. The KBW representatives provided an overview of the market for bank stocks and the general mergers and acquisitions market as it pertains to the banking industry. Based on several screening factors, which included asset size and capital to purchase the Company, existing presence or previously expressed strategic desire to be in the California market and experience with the Company’s customer demographic, along with regulatory standing, two groupings of potential acquirors were discussed. There were ten “Tier 1” potential acquirors, consisting of four potential buyers which appeared to possess the ability to fund the transaction with all or mostly cash (including Foreign Bank A), four potential strategic buyers who would be expected to fund the transaction with all or mostly stock with a particular focus in California and the Company’s demographic customer base, and two other potential buyers that were private equity owned banks, also focused in California with financial resources from their private equity investor bases. In addition, there were ten “Tier 2” financial institutions which the Company, in consultation with KBW, believed might have interest in a potential strategic transaction with the Company. The Board authorized KBW to contact the initial Tier 1 potential acquirors, including Foreign Bank A, and to keep the management team apprised of any developments. The Company and Foreign Bank A entered into a confidentiality agreement on February 23, 2023 which required that confidential information shared under the agreement only be used in connection with a possible negotiated business combination between the Company and Foreign Bank A, and which agreement contained a standstill provision that prohibited Foreign Bank A, for a period of eighteen (18) months (which has expired), from directly or indirectly purchasing any securities of the Company except in connection with the possible business combination. Foreign Bank A then conducted extensive due diligence and discussions with the Company throughout the first half of 2023. Such standstill provision also included an agreement by Foreign Bank A that it would not request the Company, directly or indirectly, to amend, waive or terminate any aspect of the standstill provision. Ultimately, Foreign Bank A communicated to the Company in early 2024 that it was withdrawing its interest in a potential business combination transaction without ever submitting a specific proposal or any indication of value.
Shortly following the commencement of the Company’s third party solicitation process conducted with KBW’s assistance, the United States financial services industry experienced the shock of three large bank failures starting in March of 2023. These failures, combined with the prevailing high interest rate environment which significantly reduced the value of many banks’ securities and loan portfolios, adversely impacted the market for bank stocks and the appetite for bank merger activity.
By the summer of 2023, all governmental investigations and litigation related to the Bank’s former Advantage Loan Program had been resolved. This, along with the Bank’s election to be a covered savings association which became effective in the third quarter of 2023, allowed the Board to commence a full evaluation of business and strategic alternatives. In August 2023, the Company engaged a third party consulting firm to assist the Board of Directors in the development of a strategic plan.

The Board of Directors met multiple times in 2023 to discuss preliminary reports from the Company’s consulting firm, to receive updates from the Company’s financial advisor, and to consult with the Company’s management, and concluded that prevailing economic conditions and the lack of a robust capital market for community banks created significant limitations on pursuing a new strategic direction. The Board determined that the creation of new banking products and services focused on the California market would be prohibitively expensive to build out and it would be challenging to recruit and retain appropriate additional personnel to pursue and support that effort. Further, the Company would require access to capital markets that would allow the Company to efficiently raise capital to cover the significant expense of a new platform buildout without unreasonable dilution of the existing shareholder base. Accordingly, the Board of Directors elected to be patient and opted to wait for market conditions to improve before pursuing these strategies, and decided to continue to evaluate new banking products and services alternatives. The Company decided to evaluate further balance sheet strategies to manage interest rate and liquidity risks with the primary goal of preserving capital.
Beginning in the latter half of 2023 and into 2024, as a result of the Company’s third party solicitation process conducted with KBW’s assistance, the Company entered into confidentiality agreements with eight additional potential strategic partners, each of which was on terms (including standstill provisions) substantially similar to the confidentiality agreement entered into with Foreign Bank A. Of these eight potential partners, five conducted limited diligence and had preliminary discussions with KBW but did not submit any proposals or otherwise further pursue a transaction with the Company.
On September 14, 2023, the Company received a written non-binding letter of intent from a mid-size financial institution, referred to as Bank B, which contemplated a transaction with consideration of $200 million with possible downward adjustments as it related to certain factors. The non-binding proposal, which was unsolicited and not preceded by due diligence, was structured as an acquisition of 100% of the issued and outstanding stock of the Company. The non-binding proposal had an adjustment for shareholders’ equity of the Company in that if such shareholders’ equity, calculated in accordance with generally accepted accounting principles, after giving effect to unrealized gains or losses in the securities and loan portfolio and less all intangible assets and transaction costs, was less than $235,044,000 at the time of closing, then the merger consideration would be reduced on a dollar-for-dollar basis. Due to the economics of the proposed transaction, the Board did not approve entering into the non-binding letter of intent and the Company did not have any additional contact with Bank B.
Only two of the eight potential partners that entered into a confidentiality agreement conducted extensive due diligence, which occurred during the spring of 2024, and submitted indications of interest: (a) EverBank and (b) a group of individuals with extensive experience in the banking industry who formed a limited liability company for the purpose of raising equity to potentially acquire the Company, referred to as Consortium C. A senior officer of EverBank initially was introduced to Mr. O’Brien through a mutual acquaintance at an industry conference in November 2023. Mr. O’Brien engaged in his first conversation with this senior officer in an incoming telephone call on March 4, 2024, and Mr. O’Brien referred this senior officer to KBW for further discussion of the opportunity, which then resulted in EverBank’s execution of a confidentiality agreement containing terms (including standstill provisions) substantially similar to the confidentiality agreement entered into with Foreign Bank A. On April 17, 2024, Consortium C submitted a non-binding letter of intent to acquire 100% of the Company’s stock for a per share price in the range of $4.75 to $4.95, a price which was contingent upon Consortium C obtaining 100% financing from private equity capital sources. Based on discussions with Consortium C, the Company understood that financing would be sought from multiple sources.
On May 10, 2024, the Company received the first non-binding letter of intent from EverBank which was for a purchase of the Bank’s branches located in California and assumption of related deposit liabilities and the purchase of selected loan portfolios of the Bank. The proposal provided for a deposit premium of 1.75% of deposit liabilities and purchase price for the Advantage Loan Program portfolio of 99% of aggregate principal balance of the loans. This asset acquisition structure would ultimately require a wind-down of the Bank as well as the Company after the closing of the potential transaction. As the proposal would require the Bank to sell the remainder of its financial assets and dispose of branches in Michigan and New York, it was not possible to ascribe a specific net value to the Company’s shareholders based on this proposal. In addition, the Company believed this proposal would result in a lengthy period of time before distribution of net proceeds to the Company’s shareholders, due to the additional transactions that would be needed for the wind down and the ongoing supervision and regulation of the Company and the Bank which would include limitations on distributions to shareholders until the Bank’s charter could be surrendered. No letter of intent was entered into with EverBank at the time.
Through several rounds of negotiations and iterations of the non-binding letter of intent during May 2024, Consortium C’s proposed per share price was increased in early June to $5.20. A non-binding letter of intent was entered into with Consortium C on June 5, 2024 (the “Consortium C LOI”). The Consortium C LOI allowed Consortium C until July 19, 2024 to secure a lead investor with respect to the potential transaction. Per the terms of the Consortium C LOI, a lead investor was to present a financial commitment for at least 25% of the transaction by that date. The Company established a confidential data room to facilitate due diligence by potential investors in Consortium C. When Consortium C was unable to secure a lead investor during this time frame, the Company agreed on a non-binding basis to extend the deadline to secure a lead investor to August 19, 2024. Consortium C conducted extensive outreach with the assistance of a separate financial advisor. At no point over the two month period after the Consortium C LOI was signed did any potential investor in Consortium C access the confidential data room offered by the Company.
During the same period of time in which the Company was in discussions with Consortium C towards securing financing, the Company, through KBW and Arnold & Porter, engaged in discussions with EverBank regarding its proposal, including efforts to convince EverBank to acquire the Company through a merger or acquire 100% of the stock of the Bank. EverBank engaged in continued extensive due diligence during May and June and indicated a willingness to consider acquiring additional asset classes and exploring various structures. In June, EverBank helped arrange for Bayview Asset Management to commence a diligence evaluation of the Bank’s tenant-in-common loan portfolio. Throughout the negotiation process with Bayview Asset Management, the Company reserved the right to solicit other bids for the sale of the Bank’s tenant-in common loan portfolio from other interested parties outside of Bayview Asset Management.
In early July, EverBank’s legal counsel forwarded to Arnold & Porter a draft purchase and sale agreement for the purchase of assets and assumption of deposit liabilities, including a separate schedule indicating a willingness to acquire the bulk of the Bank’s loan portfolio at various discounts to aggregate principal balance per portfolio, including proposed pricing for the tenant-in-common loan portfolio from Bayview Asset Management. Management of the Company viewed the discounts to the tenant-in-common loan portfolio and the commercial loan portfolio as excessive and instructed KBW to continue discussion of financial terms while the management team would work on various scenarios of a wind down of the Bank and the Company should an asset sale transaction become the best alternative for the Company and its shareholders. Following additional diligence by EverBank and Bayview Asset Management and discussions with KBW, EverBank presented an improved pricing schedule for the loan portfolios in the second week of July. The Board of Directors met on July 12, 2024 with representatives of Arnold & Porter present to discuss the status of the proposals from EverBank and Consortium C, and to review preliminary calculations of the financial impact of a sale of substantially all of the Bank’s assets to EverBank followed by a wind down of the Company. At this meeting the Board authorized Mr. O’Brien to agree to extend the deadline for Consortium C to secure a lead investor to August 19, 2024.
Following additional diligence and discussions with EverBank, shortly before the Company’s regularly scheduled July Board meeting in late July, EverBank discussed a revised proposal during telephone conversations with KBW and Mr. O’Brien in which EverBank indicated that it would now be willing to acquire the Bank in a merger of the Bank with and into EverBank, National Association but in no event would it be willing to acquire the Company because of collateral consequences from acquiring an entity that is subject to a guilty plea for securities fraud. This structure would result in the Company receiving cash consideration and then wind down, which would permit a significantly faster distribution of transaction proceeds to the Company’s shareholders compared to the previously proposed structure. The proposal would require the sale of the tenant-in-common loan portfolio to Bayview Asset Management and provided that EverBank would not assume operations of the Bank’s Michigan branch office. EverBank indicated it would require the Company to enter into a 30-day exclusivity period to negotiate the terms of the transaction, and it would follow up shortly with a written version of its proposal. On July 25, 2024, the Board of Directors convened and discussed status as it related to EverBank and Consortium C. At that meeting, representatives of KBW discussed the potential transaction with EverBank and updated the Board regarding significant improvements as it related to structure and price in the past month and an improved indication of interest.

EverBank’s revised proposal was worth approximately $260 million, which reflected an approximately $22 million improvement on its initial offer with respect to a purchase of assets.
At the July 25, 2024 Board meeting, representatives of KBW also discussed the status with respect to Consortium C, including the execution of an extension to August 19, 2024 of the deadline for Consortium C to secure a lead investor. Although Consortium C’s outstanding proposal on its face provided a higher value than the EverBank proposal, the Consortium C proposal required a capital raise for the full amount of the consideration and, to date, the Company had not observed any significant progress by Consortium C with respect to being able to identify a lead investor for at least 25% of the capital or raise any other funds necessary to pursue the transaction. After discussing the merits of the EverBank revised proposal and the status of Consortium C’s capital raising efforts, the Board authorized Mr. O’Brien to continue discussions with EverBank and gave Mr. O’Brien the discretion to enter into a 30-day exclusivity period with EverBank.
A written term sheet was received from EverBank on July 26, 2024 indicating cash consideration of $261 million in connection with the merger of the Bank with and into EverBank, National Association. Mr. O’Brien then met with the senior executive officers of EverBank at their offices in Jacksonville, Florida on July 30, 2024 to negotiate the term sheet and, in particular, to seek an increase in the purchase price. Following this meeting, EverBank delivered a revised term sheet on August 1, 2024 with improved transaction terms and a change in transaction structure to a purchase of 100% of the stock of the Bank, but no change in the proposed purchase price.
On August 2, 2024, the Board of Directors convened to discuss the latest updates with respect to the two potential bidders. Mr. O’Brien reported on his meeting with EverBank on July 30, 2024 and the new term sheet that reflected a purchase of 100% of the stock of the Bank for consideration of at least $261 million. At this Board meeting, the Company and KBW also spoke again about the status of Consortium C and that it still had not identified a lead investor or made progress raising any capital necessary to fund the transaction. After extensive discussion of the status of Consortium C’s capital raising efforts and the details of the revised EverBank proposal, it was the unanimous consensus of the Board to enter into a 30-day letter of exclusivity with EverBank to further negotiate transaction terms with EverBank, including the negotiation of a definitive agreement to govern the proposed transaction. A 30-day exclusivity agreement was entered into with EverBank on August 5, 2024, following which representatives of Arnold & Porter informed counsel for Consortium C that the Company had entered into an exclusivity agreement with another party and, as a result, all communications with Consortium C would be discontinued.
Following the execution of the exclusivity agreement with EverBank, representatives of Arnold & Porter worked with counsel for EverBank to negotiate the terms of a draft definitive Stock Purchase Agreement, while Mr. O’Brien and representatives of KBW continued to engage with EverBank seeking to increase the purchase price. Additionally, representatives of Arnold & Porter worked with representatives of Bayview to negotiate the terms of the Bayview Loan Purchase Agreement. With respect to pricing as it related to the sale of the Bank’s tenant-in-common loan portfolio, the Company evaluated Bayview’s proposed pricing of the portfolio with assistance from KBW and a different outside financial firm, and the Company determined that the pool of potential buyers for this bespoke loan portfolio was very limited and the Company did not expect, after consultation with its advisors, to be able to find a better proposal that would offer more attractive terms. During this time each of EverBank and Bayview continued their diligence efforts and the Company commenced a reverse diligence review of EverBank. On August 20, 2024, the Board of Directors reconvened and Company management, KBW and Arnold & Porter provided updates with respect to the potential transactions with EverBank and with Bayview. In addition, the Board discussed the requirement of EverBank to receive voting and support agreements from shareholders representing at least 30% of the outstanding common stock of the Company in support of the proposed transaction, the steps needed to obtain such agreements and the most likely candidates among the shareholders to be approached. Following the Board meeting, Mr. O’Brien and representatives of Arnold & Porter commenced discussions with the trustees for certain of the family trusts that are among the larger shareholders of the Company’s common stock.
During calls held on August 26, 2024 and August 27, 2024, Mr. O’Brien further discussed the transaction consideration with EverBank and sought EverBank’s agreement for the Bank to pay a cash dividend to the Company to further support the expected future wind down of the Company should a transaction be finalized if EverBank would not otherwise agree to increase the transaction consideration. On August 27, 2024,

EverBank advised Mr. O’Brien that it would not object to the payment by the Bank of a $3 million dividend to the Company (which effectively increased the consideration to be received by the Company in the transaction from $261 to $264 million), which the Bank paid to the Company on September 11, 2024 after receiving the requisite approval from each of the OCC and the Federal Reserve Bank of Chicago.
During the last week of August and first two weeks of September, the Company completed the negotiation of all definitive agreements and confirmatory diligence with EverBank and Bayview and the negotiation of the Voting Agreements. On August 30, 2024 and again on September 9, 2024, the exclusivity letter with EverBank was amended to extend the exclusivity period to September 17, 2024 so as to facilitate final negotiations and diligence. On September 11, 2024, the Board met to review and consider the final negotiated terms of the proposed transaction with EverBank. At this meeting, representatives of KBW and Hovde Group each reviewed the financial aspects of the proposed transaction and preliminarily discussed their respective opinions with respect to the purchase price in the Transaction. Representatives of Arnold & Porter also spoke about the material terms of the Transaction documents as well as the fiduciary duties of the Board with respect to the Transaction. Management of the Company reviewed in detail for the Board the expected costs related to a post-closing dissolution of the Company and the amount of cash expected to be available for distribution to shareholders and the expected timing of such distributions. Representatives of Arnold & Porter also reported that, although negotiations with one family trust on the terms of the Voting Agreement were finalized, there was still no agreement with the trustee for the second family trust and that this second Voting Agreement remained a condition for EverBank to be willing to execute a definitive agreement for the proposed transaction. Negotiations with the trustee for the second family trust continued and an agreement was reached on September 15, 2024.
On September 15, 2024, the Board of Directors held a special meeting to consider and vote on the proposed transaction. At the meeting, representatives of Arnold & Porter spoke again about the terms of the transaction documents, which had been discussed in great detail at the prior Board meeting, and the Board’s fiduciary obligations. Also at this meeting, KBW again reviewed the financial aspects of the proposed transaction, including updated financial analyses of the Bank, and rendered to the Board of Directors an opinion, initially rendered verbally and confirmed in a written opinion, dated September 15, 2024, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the $261,000,000 purchase price in the Transaction was fair, from a financial point of view, to the Company. Representatives of Hovde Group then delivered Hovde Group’s oral opinion, which was confirmed in writing on that same date, to the effect that, as of September 15, 2024 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde Group as set forth in its opinion, the transaction consideration to be paid to the Company for the stock of the Bank is fair, from a financial point of view, to the Company. After further discussion, including with respect to the factors described in “—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors,” the Board unanimously determined that the Stock Purchase Agreement, the transactions contemplated thereby, including the Transaction and the bank merger, and the Plan of Dissolution were advisable and in the best interests of, the Company and its shareholders, and unanimously approved the Stock Purchase Agreement, the transactions contemplated thereby, including the Transaction and the bank merger, the Plan of Dissolution and related actions and recommended that the shareholders of the Company vote in favor of the Stock Purchase Agreement and the Plan of Dissolution. After this meeting, the parties entered into the Stock Purchase Agreement and announced the transaction in press releases prior to the opening of trading on September 16, 2024.
The Company’s Reasons for the Transaction; Recommendation of the Board of Directors
In reaching its decision that the Stock Purchase Agreement, the transactions contemplated thereby, including the Transaction and the bank merger, and the Plan of Dissolution are advisable and in the best interests of the Company and its shareholders and to recommend that the shareholders of the Company vote in favor of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal, the Board of Directors evaluated the Stock Purchase Agreement, the transactions contemplated thereby, including the Transaction and the bank merger, and the Plan of Dissolution in consultation with the Company’s senior management, as well as with the Company’s legal and financial advisors, and considered a number of factors, including the following, which are not presented in order of priority:

•
its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of the Company and EverBank;

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the regulatory and legal challenges the Company and the Bank worked though over the past five years, and the impact of those challenges on the Company’s business, financial condition, results of operations and future prospects as a stand-alone organization;

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the challenges related to the Company continuing as an independent organization, and the need for future capital to fund a repositioning of the Company;

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its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of the Company, development, productivity, profitability and strategic options;

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the expected reserve needed for the wind down of the Company and the expected initial cash distribution to the Company’s shareholders;

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the certainty of the amount of the consideration to be paid by EverBank to the Company, as the Transaction consideration is 100% cash without adjustment;

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the value of the Transaction consideration compared to, among other metrics (i) the current and projected book value of the Company, (ii) the historical and present operating results of the Company, (iii) the estimated future operating results and financial position of the Company, including consideration of prospects for improvement in those results and financial position in both the near and long term, and (iv) other similar recent transactions in the industry;

•
the terms of the Stock Purchase Agreement, and the presentation by the Company’s legal advisors regarding the Transaction and the Stock Purchase Agreement;

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the terms of the Bayview Loan Purchase Agreement;

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the opinion of KBW, dated September 15, 2024, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, to the Company of the $261,000,000 purchase price in the Transaction, as more fully described below in “—Opinions of the Company’s Financial Advisors—Keefe, Bruyette & Woods, Inc.”;

•
the opinion of Hovde Group, dated September 15, 2024, to the Board to the effect that, as of September 15, 2024, and subject to the assumptions, limitations and qualifications set forth in the opinion, the Transaction consideration to be paid to the Company for the stock of the Bank is fair, from a financial point of view, to the Company, as more fully described below in “—Opinions of the Company’s Financial Advisors—Hovde Group, LLC”; and

•
the regulatory and other approvals required in connection with the Transaction and the likelihood that the approvals needed to complete the Transaction will be obtained within a reasonable time and without unacceptable conditions.

The Board also considered potential risks and potentially negative factors concerning the Stock Purchase Agreement, the Transaction and the Plan of Dissolution, including the following material factors:
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the potential negative impact of the announcement of Stock Purchase Agreement, the Transaction and the Plan of Dissolution on the Company’s business and relations with customers, service providers and other stakeholders, whether or not the Transaction is completed;

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the challenges of combining the businesses, assets and workforces of the Bank and EverBank, National Association pursuant to the bank merger;

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the risks and costs to the Company if the Transaction is not completed;

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the risks related to the dissolution of the Company and the possibility that the actual Transaction costs, wind down expenses and known and contingent liabilities may exceed the expected reserve to be established to fund such costs, expenses and liabilities;

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the provisions of the Stock Purchase Agreement restricting the Company’s solicitation of third party acquisition proposals and the fact that the Company would be obligated to pay a termination fee following the termination of the Stock Purchase Agreement in certain circumstances;

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the restrictions on the conduct of the Bank’s business prior to completion of the Transaction, which may adversely affect the Company’s ability to make certain decisions quickly and independently and may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Transaction;

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the tax consequences of the receipt of cash by the Company’s U.S. shareholders pursuant to the Plan of Dissolution;

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the potential for a failure to obtain or unexpected delays in obtaining the regulatory approvals;

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the risk that the closing conditions in the Stock Purchase Agreement, including the condition that the amount of the Bank’s deposits not decline below a specified level, may not be met;

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the risk of third party litigation; and

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the interests of certain of the Company’s directors and executive officers in connection with the Transaction that are different from, or in addition to, their interests as Company shareholders, which are further described in “—Interests of Certain Directors and Executive Officers in the Transaction.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but is believed to include the material factors considered by the Board. The Board collectively reached the unanimous conclusion to approve the Stock Purchase Agreement, the Transaction and the Plan of Dissolution in light of the various factors described above and other factors that each member of the Board determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the Stock Purchase Agreement, the Transaction and the Plan of Dissolution and the complexity of these matters, the Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Board may have given different weight to different factors. The Board conducted an overall analysis of the factors described above, including through its discussions with Company management and the Company’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Opinions of the Company’s Financial Advisors
Keefe, Bruyette & Woods, Inc.
The Company engaged KBW to render financial advisory and investment banking services to the Company, including an opinion to the Board of Directors as to the fairness, from a financial point of view, to the Company of the purchase price in the Transaction. The Company selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Transaction. As part of its investment banking business, KBW is continually engaged in the valuation of banking enterprises.
As part of its engagement, representatives of KBW attended the telephonic meeting of the Board of Directors held on September 15, 2024, at which the Board of Directors evaluated the Transaction. At the September 15, 2024 meeting, KBW rendered to the Board of Directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the $261,000,000 purchase price in the Transaction was fair, from a financial point of view, to the Company. The Board of Directors approved the Stock Purchase Agreement at the September 15th meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. The opinion addressed only the fairness, from a financial point of view, of the $261,000,000 purchase price in the Transaction to the Company. It did not address the underlying business decision of the Company to engage in the Transaction or enter into the Stock Purchase Agreement or constitute a recommendation to the Board of Directors in connection with the Transaction, and it does not constitute a recommendation to any shareholder of the Company as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’ or similar agreement with respect to the Transaction.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Bank and bearing upon the Transaction, including among other things:
•
a draft of the Stock Purchase Agreement dated September 5, 2024 (the most recent draft made available to KBW);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of the Company;

•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of the Company;

•
certain regulatory filings of the Company and the Bank, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 as well as the quarters ended March 31, 2024 and June 30, 2024;

•
certain other interim reports and other communications of the Company to its shareholders; and

•
other financial information concerning the business and operations of the Bank furnished to KBW by the Company or which KBW was otherwise directed to use for purposes of our analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of the Bank;

•
the assets and liabilities of the Bank;

•
the nature and terms of certain other mergers and acquisitions transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information for the Company and certain financial information for the Bank with similar information for certain other companies, the securities of which were publicly traded;

•
financial and operating forecasts and projections of the Bank that were prepared by the Company’s management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Board of Directors; and

•
pro forma financial data of the Bank as of or for the period ended June 30, 2024, as adjusted for the contemplated sale by the Bank of its portfolio of residential tenant-in-common loans to affiliates of Bayview Asset Management (the “Tenant in Common Loan Portfolio Sale”), that was prepared by the Company’s management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Board of Directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Bank and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by the Company, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with the Company or the Bank.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections of the Bank referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of the Company’s management.
It is understood that the forecasts and projections of the Bank provided to KBW were not prepared with the expectation of public disclosure and that such forecasts and projections were based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such forecasts and projections. KBW relied on all of the foregoing financial information of the Company and the Bank that was provided to or discussed with KBW without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof. KBW assumed, based on discussions with the Company’s management and with the consent of the Board of Directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Given the extended period of net losses reflected in the financial and operating forecasts and projections of the Bank referred to above, KBW’s opinion was based primarily in reliance on a dividend discount model analysis of the Bank.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Bank since the date of the last financial statements that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with the Company’s consent, that the aggregate allowances for credit losses for the Company or the Bank are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of the Company or the Bank, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of the Company, the Bank or EverBank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by the Company or the Bank of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the financial statements of the Company, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed that, in all respects material to its analyses:
•
the Transaction and any related transactions would be completed substantially in accordance with the terms set forth in the Stock Purchase Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft version of the Stock Purchase Agreement reviewed by KBW referred to above) with no adjustments to the purchase price in the Transaction and with no other payments in respect of the shares of capital stock of the Bank;
•
the representations and warranties of each party in the Stock Purchase Agreement and in all related documents and instruments referred to in the Stock Purchase Agreement were true and correct;

•
each party to the Stock Purchase Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions would be satisfied without any waivers or modifications to the Stock Purchase Agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the Transaction or the future results of operations or financial condition of the Company or the Bank.

KBW assumed that the Transaction would be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by the Company that the Company relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Bank, EverBank, the Transaction and any related transactions, and the Stock Purchase Agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the Company of the $261,000,000 purchase price to be received by the Company in the Transaction. KBW expressed no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transactions (including the Tenant in Common Loan Portfolio Sale, any termination or settlement of intercompany matters between the Company and the Bank and any distribution by the Company of the net proceeds of the purchase price following the consummation of the Transaction), including without limitation, the form or structure of the Transaction or any such related transactions, any consequences of the Transaction or any such related transactions to the Company, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, retention, settlement, indemnification or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transactions, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of the Company to engage in the Transaction or any related transactions or enter into the Stock Purchase Agreement;

•
the relative merits of the Transaction or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by the Company or the Board of Directors (including, without limitation, any indications of interest received from third parties in addition to EverBank regarding a potential transaction with the Company or the Bank);

•
any wind-down, dissolution or other plans with respect to the Company that may be contemplated by the Company or the Board or that may be implemented by the Company or the Board subsequent to the closing of the Transaction;

•
the fairness of the amount or nature of any compensation to any of the Company’s or the Bank’s officers, directors or employees, or any class of such persons, relative to any compensation to the shareholders of the Company or relative to the purchase price;

•
the effect of the Transaction or any related transactions on, or the fairness of any consideration to be received by, holders of any class of securities of the Company or any other party to any transaction contemplated by the Stock Purchase Agreement;

•
whether EverBank has sufficient cash, available lines of credit or other sources of funds to enable the purchase price to be paid to the Company at the closing of the Transaction;

•
the prices, trading range or volume at which the Company’s common stock would trade following the public announcement of the Transaction or following the consummation of the Transaction;

•
any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Stock Purchase Agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to the Company or its shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transactions, including whether or not it will be necessary for the Company to make any election for United States federal income tax purposes in order to protect any tax attribute of the Bank.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, the Company and the Bank. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Board of Directors in making its determination to approve the Stock Purchase Agreement and the Transaction. Consequently, the analyses described below should not be viewed as determinative of the decision of the Board of Directors with respect to the fairness of the purchase price. The type and amount of consideration payable in the Transaction were determined through negotiation between the Company and EverBank, and the decision of the Company to enter into the Stock Purchase Agreement was solely that of the Board of Directors.
The following is a summary of the material financial analyses presented by KBW to the Board of Directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
In addition to the financial analyses described below, KBW observed for informational purposes, among other things, that each of the implied transaction multiples for the proposed transaction based on the $261,000,000 purchase price and the respective calendar years 2024, 2025 and 2026 estimated earnings of the Bank (taken from financial forecasts and projections provided by the Company’s management) was negative and, therefore, was considered to be not meaningful.
Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance and financial condition of the Company, the Bank and 15 major exchange-traded U.S. banks with total assets between $1.5 billion and $4.0 billion and latest 12 months (“LTM”) core return on average assets less than 0.50%. KBW also compared the market performance of the Company and the selected companies. Merger targets and mutual holding companies were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
Bank of Marin Bancorp
First Guaranty Bancshares, Inc.
First Western Financial, Inc.
Blue Ridge Bankshares, Inc.
Ponce Financial Group, Inc.
Western New England Bancorp, Inc.
First Savings Financial Group, Inc.
Meridian Corporation	First Northwest Bancorp Ames National Corporation Eagle Bancorp Montana, Inc. Finward Bancorp Blue Foundry Bancorp Provident Bancorp, Inc. Riverview Bancorp, Inc.
To perform this analysis, KBW used profitability data and other financial information for the latest 12 months available or as of the end of such period and market pricing data as of September 13, 2024. KBW also used 2024 and 2025 earnings per share (“EPS”) estimates taken from publicly available consensus “street estimates” for the selected companies to the extent publicly available (2024 consensus “street” estimates were not publicly available for two of the selected companies and 2025 consensus “street” estimates were not publicly available for three of the selected companies). Where consolidated holding company level financial data was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in the Bank’s or the Company’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of the Company, the Bank and the selected companies:
			Selected Companies
	Sterling Bancorp, Inc. (SBT)	Sterling Bank and Trust, FSB	Average	Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets(1)	0.27%	0.34%	0.21%	0.36%	0.10%	0.47%
LTM Core Return on Average Tangible Common Equity(1)	2.0%	2.6%	3.0%	4.5%	1.2%	5.5%
LTM Net Interest Margin	2.53%	2.53%	2.69%	2.65%	2.51%	2.82%
LTM Fee Income / Revenue Ratio(2)	2.1%	2.0%	17.2%	16.5%	10.6%	22.5%
LTM Efficiency Ratio	98.5%	94.8%	87.3%	85.1%	87.9%	80.1%

(1)
Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and non-recurring items as defined by S&P Global.

(2)
Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of the Company, the Bank and the selected companies:
			Selected Companies
	Sterling Bancorp, Inc. (SBT)	Sterling Bank and Trust, FSB	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	13.85%	13.39%	8.71%	7.40%	6.62%	9.76%
Leverage Ratio	14.3%	13.8%	10.3%	9.6%	8.7%	11.0%
Loans / Deposits	62.8%	62.3%	96.8%	97.1%	89.4%	105.8%
	(Table continues on next page)

			Selected Companies
	Sterling Bancorp, Inc. (SBT)	Sterling Bank and Trust, FSB	Average	Median	25th Percentile	75th Percentile
Loan Loss Reserve / Loans	2.18%	2.18%	1.18%	1.15%	1.07%	1.29%
Nonperforming Assets / Loans + OREO	0.87%	0.87%	1.17%	1.11%	1.86%	0.52%
LTM Net Charge-offs / Average Loans	(0.04)%	(0.04)%	0.23%	0.10%	0.30%	0.01%
In addition, KBW’s analysis showed the following concerning the market performance of the Company and, to the extent publicly available, the selected companies (excluding the impact of LTM EPS multiples for four of the selected companies, calendar year 2024 EPS multiples for three of the selected companies and the calendar year 2025 EPS multiple for one of the selected companies, which multiples were considered to be not meaningful because they were negative or greater than 60.0x, and also excluding the impact of the LTM dividend payout ratios for three of the selected companies, which ratios were considered to be not meaningful because they were negative):
		Selected Companies
	Sterling Bancorp, Inc. (SBT)	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	(1.7)%	8.9%	6.2%	(2.4)%	30.4%
One-Year Total Return	(1.7)%	12.3%	9.5%	2.5%	35.1%
Year-To-Date Stock Price Change	(0.3)%	(2.3)%	(3.0)%	(12.1)%	8.2%
Price / Tangible Book Value per Share	0.92x	0.85x	0.84x	0.74x	0.97x
Price / LTM EPS	41.1x	22.9x	17.3x	13.3x	26.7x
Price / 2024 EPS	—	19.8x	18.6x	13.1x	23.7x
Price / 2025 EPS	—	17.8x	14.1x	11.0x	20.1x
Dividend Yield	0.0%	2.4%	2.6%	0.0%	4.0%
LTM Dividend Payout Ratio	0.0%	30.6%	29.7%	0.0%	52.9%
No company used in the above selected companies analysis is identical to the Bank or the Company. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 15 U.S. bank transactions announced since January 1, 2023 with deal values between $150 million and $750 million.
The selected transactions were as follows:
Acquiror	Acquired Company
NBT Bancorp Inc.	Evans Bancorp, Inc.
ConnectOne Bancorp, Inc.	The First of Long Island Corporation
German American Bancorp, Inc.	Heartland BanCorp
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
United Bankshares, Inc.	Piedmont Bancorp, Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation
Southern California Bancorp	California BanCorp
FirstSun Capital Bancorp	HomeStreet, Inc.
Global Federal Credit Union	First Financial Northwest Bank
Orrstown Financial Services, Inc.	Codorus Valley Bancorp, Inc.
Old National Bancorp	CapStar Financial Holdings, Inc.
Eastern Bankshares, Inc.	Cambridge Bancorp
Burke & Herbert Financial Services Corp.	Summit Financial Group, Inc.
Atlantic Union Bankshares Corporation	American National Bankshares Inc.
LINKBANCORP, Inc.	Partners Bancorp

For each selected transaction, KBW derived the following implied transaction statistics to the extent publicly available, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the latest publicly available financial statements for the acquired company available prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of one of the selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to LTM EPS of the acquired company (in the case of one of the selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration to LTM earnings).

The above transaction statistics for the selected transactions were compared with the corresponding implied total tangible common equity multiple, core deposit premium and LTM earnings multiple for the Transaction based on the $261,000,000 purchase price in the Transaction and using historical financial information for the Bank as of and for the 12-month period ended June 30, 2024 and pro forma financial data of the Bank as of June 30, 2024 provided by the Company’s management, as adjusted for the Tenant in Common Loan Portfolio Sale. KBW also reviewed the price per common share paid for the acquired company for the 14 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium).
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was negative):
		Selected Transactions
	EverBank / Sterling Bank	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value	0.82x / 0.92x(1)	1.14x	1.26x	1.31x	1.56x
Core Deposit Premium	(4.1)% / (1.5)%(1)	1.5%	2.9%	4.3%	8.4%
Price / LTM EPS	31.8x	10.0x	12.1x	12.3x	13.1x
1 Day Market Premium	—	4.5%	13.6%	25.5%	33.7%

(1)
Second implied transaction metric based on the Bank’s tangible common equity as of June 30, 2024, as adjusted for the Tenant in Common Loan Portfolio Sale.

No company or transaction used in the selected transaction analysis is identical to the Bank, the Company or the Transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis to estimate a range for the implied equity value of the Bank. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of the Bank provided by the Company’s management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (i) the present value of the implied future excess capital available for dividends that the Bank could generate over the period from March 31, 2025 through December 31, 2029 as a standalone company and (ii) the present value of the Bank’s implied terminal values at the end of such period. The Company directed KBW to assume that the Bank would distribute no capital through December 31, 2027. KBW assumed that, after December 31, 2027, the Bank would maintain a tangible common equity / tangible asset ratio of 9.50% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the Bank, KBW applied a range of 0.80x to 1.20x to the Bank’s estimated December 31, 2029 tangible book value. This dividend discount model analysis resulted in a range of implied equity values of the Bank of approximately $140.1 million to $218.8 million.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Bank.
Miscellaneous.   KBW acted as financial advisor to the Company and not as an advisor to or agent of any other person. As part of KBW’s investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and the Company), KBW and its affiliates may from time to time purchase securities from, and sell securities to, the Company and EverBank. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for its and their own accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, the Company has agreed to pay KBW a total cash fee estimated to be approximately $2.72 million, $400,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the successful completion of the Transaction. The Company also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to the Company. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to EverBank. KBW may in the future provide investment banking and financial advisory services to the Company or EverBank and receive compensation for such services.
Hovde Group, LLC
The fairness opinion and a summary of the underlying financial analyses of the Company’s financial advisor, Hovde Group, LLC or Hovde, are described below. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of the Company and the Bank. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by the Company, the Bank, EverBank or EverBank, National Association. You should review the copy of the Hovde opinion, which is attached to this proxy statement as Annex D.
The Company engaged Hovde to render an opinion to the Board of Directors as to the fairness, from a financial point of view, to the Company of the purchase price in the Transaction. The Company selected Hovde because Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the Transaction contemplated by the Stock Purchase Agreement. Hovde has experience in, and knowledge of, banks and bank holding companies, and is familiar with the Company and the Bank and their operations. On September 15, 2024, Hovde delivered a written opinion to the Board of Directors that, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the Stock Purchase Agreement, as of the date thereof, the purchase price in the Transaction to be paid to the Company by EverBank is fair, from a financial point of view, to the Company. In requesting Hovde’s advice and opinion, no limitations were imposed by the Company upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement as Annex D and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to the Board of Directors and addresses only the fairness of the purchase price in the Transaction to be received by the Company. Hovde’s opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Stock Purchase Agreement or to any shareholders of the Company as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Transaction. Hovde’s opinion does not address the underlying business decision to proceed with the Transaction or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company or the Bank relative to the amount of consideration to be received with respect to the Transaction. Hovde’s opinion should not be construed as implying that the purchase price to be received in the Transaction is necessarily the highest or best price that could be obtained by the Company in a sale transaction or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the Stock Purchase Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, the Bank, EverBank or EverBank, National Association. Hovde’s opinion was approved by Hovde’s fairness opinion committee.
The Company engaged Hovde on March 2, 2023 to issue an opinion to the Board of Directors in connection with a potential transaction. Pursuant to the Company’s engagement agreement with Hovde, Hovde received a fee of $400,000 upon the delivery of the opinion to the Board. In addition to Hovde’s fees, and regardless of whether the Transaction is consummated, the Company has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses up to $25,000. The Company has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than this engagement, in the past two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to the Company for which it received fees. During the past two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to EverBank or EverBank, National Association for which it received fees. Hovde or its affiliates may presently or in the future seek or receive compensation from EverBank and/or EverBank, National Association in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time-to-time purchase securities from, and sell securities to, the Company, the Bank, EverBank or EverBank, National Association or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and the Company, the Bank, EverBank or EverBank, National Association.
For purposes of Hovde’s analysis and opinion, Hovde assumed that (i) all of the closing conditions set forth in the Stock Purchase Agreement are satisfied, (ii) the Transaction is not terminated pursuant to any of the provisions set forth in Article IX of the Stock Purchase Agreement, (iii) there will be no adjustment to the purchase price, and (iv) the Transaction will proceed and be consummated in accordance with the terms of the Stock Purchase Agreement. Consequently, for purposes of Hovde’s analysis and opinion and with the Company’s knowledge and consent, Hovde assumed that the purchase price shall be $261,000,000.
During the course of Hovde’s engagement and for the purposes of its opinion, Hovde:
•
reviewed a draft of the Stock Purchase Agreement dated September 5, 2024 provided to Hovde by the Company on September 10, 2024;

•
reviewed audited financial statements for the Company for the twelve month periods ended December 31, 2022 and December 31, 2023;

•
reviewed the unaudited financial statements for the Company for the three month period ended March 31, 2024 and the six month period ended June 30, 2024;

•
reviewed certain historical publicly available business and financial information concerning the Company;

•
reviewed certain internal financial statements and other financial and operating data concerning the Company;

•
reviewed financial projections prepared in consultation with certain members of the senior management of the Company;

•
discussed with certain members of senior management of the Company the business, financial condition, results of operations and future prospects of the Company, the history and past and current operations of the Company, and the Company’s assessment of the rationale for the Transaction;

•
assessed current general economic, market and financial conditions;

•
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry; and

•
performed such other analyses and considered such other factors as Hovde deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the closing there will be, no material changes in the financial condition and results of operations of the Company, the Bank, EverBank or EverBank, National Association since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by the Company, the Bank, EverBank or EverBank, National Association are true and complete. Hovde relied upon the management of the Company and the Bank as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Company, the Bank and their professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by the Company, the Bank and their professionals on a basis reflecting the best currently available information and their professionals’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by the Company to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by the Company or the Bank or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of the Company and the Bank that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that the Company and the Bank would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for the Bank and EverBank are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company, the Bank, EverBank or EverBank, National Association, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of the Company, the Bank, EverBank, or EverBank, National Association.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which the Company, the Bank, EverBank or EverBank, National Association was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with the Company’s consent, that the

Company, the Bank, EverBank and EverBank, National Association are not parties to any material pending transaction (other than the sale of the Bank’s portfolio of residential tenant-in-common loans to affiliates of Bayview Asset Management), including without limitation any financing, recapitalization, acquisition, merger, divestiture or spin-off, other than the transactions contemplated by the Stock Purchase Agreement.
Hovde relied upon and assumed, with the Company’s consent and without independent verification, that the Transaction will be consummated substantially in accordance with the terms set forth in the Stock Purchase Agreement, without any waiver of material terms or conditions by the Company, EverBank or any other party to the Stock Purchase Agreement and that the final Stock Purchase Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the Transaction will be consummated in compliance with all applicable laws and regulations. The Company advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the Transaction. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Company, the Bank, EverBank and EverBank, National Association or would have a material adverse effect on the contemplated benefits of the Transaction.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Transaction on the Company or the Bank or their shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors; (iii) any other strategic alternatives that might be available to the Company; or (iv) whether EverBank has sufficient cash, stock or other sources of funds to enable it to pay the consideration contemplated by the Transaction.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to the Board of Directors on September 15, 2024 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the contemplated Transaction. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses.
Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to a comparable group (a “Nationwide Group”) of select bank merger and acquisition transactions based on data obtained from S&P Capital IQ Pro as of September 8, 2024. The Nationwide Group consisted of select pending or completed transactions in the United States announced since January 1, 2023 in which the targets’ total assets were between $1 billion and $7 billion and last twelve months return on average equity was less than 10.0% with complete pricing information available. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to the transactions’ announcement as determined by S&P Capital IQ Pro. The resulting group consisted of the following 10 precedent transactions:
Buyer	Target	Price/ Common TBV Multiple	Price/ LTM Earnings Multiple	Prem./ Core Deposits Multiple(1)
ConnectOne Bancorp, Inc.	The First of Long Island Corporation	74.3%	12.7x	(3.13)%
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.	134.6%	14.5x	3.75%
West Coast Community Bancorp	1st Capital Bancorp	92.7%	17.7x	(0.56)%
Alerus Financial Corporation	HMN Financial, Inc.	106.8%	20.1x	0.79%
Hope Bancorp, Inc.	Territorial Bancorp Inc.	31.0%	15.5x	(14.2)%
Global Federal Credit Union	First Financial Northwest Bank	156.4%	24.1x	11.2%
Old National Bancorp	CapStar Financial Holdings, Inc.	106.3%	9.81x	0.76%
Eastern Bankshares, Inc.	Cambridge Bancorp	114.5%	11.1x	1.69%
LINKBANCORP, Inc.	Partners Bancorp	126.5%	11.9x	2.82%
United Community Banks, Inc.	First Miami Bancorp, Inc.	159.5%	14.7x	5.26%
	Minimum	31.0%	9.81x	(14.2)%
	Median	110.7%	14.6x	1.24%
	Maximum	159.5%	24.1x	11.2%

(1)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

For the precedent transaction group, Hovde compared the implied ratio of the total purchase price to certain financial metrics of the Transaction as follows:
•
the multiple of the total purchase price to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);

•
the multiple of the total purchase price to the acquired company’s LTM net earnings (the “Price-to-LTM Earnings Multiple”); and

•
the multiple of the difference between the total purchase price and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the Transaction were based upon the assumed purchase price from the Transaction of $261.0 million and were based on June 30, 2024 financial results for the Bank.
	Price-to-Common Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple(1)
Assumed Purchase Price	82.1%	31.8x	(4.05)%
Nationwide Group
Median	110.7%	14.6x	1.24%
Minimum	31.0%	9.81x	(14.2)%
Maximum	159.5%	24.1x	11.2%

(1)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of the Bank with that of the median from the Nationwide Group of targets from the precedent bank merger and acquisition transactions. The performance highlights are based on estimated June 30, 2024 financial results of the Bank.

	Total Assets ($B)	Tangible Equity/ Tangible Assets	LTM ROAA	LTM ROAE	LTM Efficiency Ratio	NPAs/ Assets(1)
The Bank	$2.4	13.4%	0.34%	2.64%	94.8%	0.47%
Precedent Transactions–Nationwide Group Median	$1.7	8.74%	0.57%	6.56%	72.4%	0.16%

(1)
Nonperforming assets (“NPAs”) based on total nonperforming loans + other real estate owned + other nonaccrual assets.

No company or transaction used as a comparison in the above transaction analyses is identical to the Bank and no transaction was consummated on terms identical to the terms of the Transaction as set forth in the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Income Approach—Discounted Cash Flow Analysis.   The Bank’s management provided guidance and information for financial forecasts through 2028 for the Bank over a forward-looking period which formed the basis for the discounted cash flow analyses. See “—Certain Unaudited Prospective Financial Information” beginning on page 50 of this proxy statement. In determining future cash flows, Hovde assumed with guidance from management that the Bank would dividend capital above a tangible equity to assets ratio of 9.50% on January 1, 2028.
To determine present values of the Bank based on these projections, Hovde utilized a discounted cash flow model, which capitalized terminal values using a range of Terminal Price/Common Tangible Book Value Multiples (“DCF Terminal P/TBV Multiples”). In the DCF Terminal P/TBV Multiples analysis, an estimated value range of the Bank’s common stock was derived by adding (i) the present value of the implied future dividend cash flows through December 31, 2028; and (ii) the present value of the Bank’s implied terminal value at the end of such period based upon the projected tangible common equity. The Bank’s projected tangible common equity amount for the period ended December 31, 2028 of $222.4 million served as the basis of the terminal value in the DCF. Hovde applied a five-point range of price-to-common tangible book value multiples of 80% to 120% utilizing 100% as a midpoint of the range based on Hovde Group’s professional experience and judgment. The present value of the projected terminal value and excess cash flows were then calculated assuming the range of discount rates between 11.00% and 13.00%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holder of the Bank’s common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium as set forth in the Kroll Cost of Capital Navigator as of September 10, 2024, along with a specific risk premium based on Hovde’s professional experience and judgement. This resulted in a discount rate of 12.00% used as the midpoint of the five-point range of discount rates of 11.00% to 13.00%. The resulting implied total values of the Bank’s common stock based on the DCF Terminal P/ TBV Multiples analysis is equal to between $147.0 million and $214.7 million with a midpoint of $179.7 million compared to the assumed purchase price of $261.0 million.
The DCF analyses and their underlying assumptions yielded a range of implied multiple values for the Bank’s common stock which are outlined in the table below:
Implied Multiple Value Based On:	Purchase Price(1) ($000)	Price-to-LTM Earnings Multiple(1)	Price-to-Common Tangible Book Value Multiple(1)	Premium-to- Core Deposits Multiple(1)(2)
Assumed Purchase Price	$261,000	31.8x	82.1%	(4.05)%
DCF Analysis–Terminal P/TBV Multiples
Midpoint Value DCF Analysis–Terminal P/TBV Multiples	$179,660	21.9x	56.5%	(9.86)%

(1)
Total Purchase Price and price multiples based on the purchase price assumed by Hovde of $261,000,000; and a DCF Analysis—Terminal P/ TBV Multiples median implied purchase price value of $179,660,483 (rounded to nearest thousand).

(Notes continue on next page)

(2)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, required tangible common equity, terminal values, and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of the Bank’s common stock.
The table below summarizes the analyses performed under the Income Approach described above.
Summary of Valuation Methodologies (1):
Assumed Purchase Price: $261,000
Median Implied Merger Value(2): $179,660
Implied Merger Value:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
DCF–Terminal P/Adj. TBV Multiple	$147,008	$179,660	$214,713

(1)
All values in thousands and rounded to the nearest thousand.

(2)
Reflects the median implied Merger values from the DCF present values calculated using the terminal valuation multiples based on Hovde Group’s professional experience and judgement and a 12.00% annual discount rate over a period of five years.

(3)
Values represent the minimum, median, and maximum implied values of the range of terminal multiples and discount rates in the DCF analysis.

Other Factors and Analyses.   Hovde took into consideration various other factors and analyses it deemed relevant in arriving at its opinion, including but not limited to the current market environment, and the current merger and acquisition environment.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the Stock Purchase Agreement, the purchase price to be paid to the Company by EverBank in connection with the Transaction is fair, from a financial point of view, to the Company. The full text of the Hovde opinion is included in this proxy statement as Annex D.
Certain Unaudited Prospective Financial Information
The Company does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain financial measures for the current year and certain future years in the Company’s earnings conference calls, investor conference presentations and other investor materials.
However, in connection with the Transaction, the Company’s senior management prepared or approved for use certain unaudited prospective financial information (the “Prospective Financial Information”) with respect to the Bank on a standalone basis and without giving effect to the Transaction, which was provided to and used by KBW and Hovde for the purpose of performing financial analyses in connection with their respective opinions, as described in this proxy statement under the heading “—Opinions of the Company’s Financial Advisors” beginning on page 36, and by the Board of Directors in connection with its evaluation of the Transaction. A summary of certain significant elements of this information is set forth below and is included in this proxy statement solely for the purpose of providing the Company’s shareholders access to certain nonpublic information made available to the Board of Directors and the Company’s financial advisors.
The Prospective Financial Information was prepared in good faith and on a reasonable basis based on the information available to the preparers at the time of its preparation. However, there can be no assurance that the forecasts or projections will be realized, and actual results may vary materially from those shown in the

Prospective Financial Information. The Company does not endorse the Prospective Financial Information as necessarily predictive of actual future results.
Furthermore, although presented with numerical specificity, the Prospective Financial Information reflects numerous estimates and assumptions made by the Company’s senior management at the time such Prospective Financial Information was prepared or approved for the financial advisors to use. The Prospective Financial Information represents the Company’s and its senior management’s evaluation of the Bank’s expected future financial performance on a stand-alone basis, without reference to the Transaction. In addition, since the Prospective Financial Information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the Prospective Financial Information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Bank operates and the risks and uncertainties reflected in the reports that the Company files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of the Company and will be beyond the control of the Company following the completion of the Transaction. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the Prospective Financial Information, whether or not the Transaction is completed. Further, these assumptions do not include all potential actions that the Company’s senior management could or might have taken during these time periods. The inclusion in this proxy statement of the Prospective Financial Information below should not be regarded as an indication that the Company or its Board or advisors considered, or now consider, this Prospective Financial Information to be material information to any of the Company’s shareholders, particularly in light of the inherent risks and uncertainties associated with such Prospective Financial Information.
This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Prospective Financial Information is not fact and should not be relied upon as necessarily indicative of actual future results. The Prospective Financial Information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. The Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared, including the Transaction or the possible financial and other effects on the Bank of the Transaction, and does not attempt to give effect to the Transaction, including the effect of negotiating or executing the Stock Purchase Agreement, the costs that may be incurred in connection with consummating the Transaction, the effect on the Bank of any business or strategic decision or action that has been or will be taken as a result of the Stock Purchase Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Stock Purchase Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Transaction. Further, the Prospective Financial Information does not take into account the effect of any possible failure of the Transaction to occur. No assurances can be given that if the Prospective Financial Information and the underlying assumptions had been prepared as of the date of this proxy statement, similar assumptions would be used. In addition, the Prospective Financial Information may not reflect the manner in which the Bank would operate after the Transaction.
By including in this proxy statement a summary of the Prospective Financial Information, neither the Company nor its representatives has made or makes any representation to any person regarding the ultimate performance of the Bank compared to the information contained in the Prospective Financial Information. The Company does not undertake any obligation to update or otherwise revise the Prospective Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The Prospective Financial Information summarized in this section is not being included in this proxy statement in order to induce any shareholder to vote in favor of the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal, the Compensation Proposal or the Adjournment Proposal.

The accompanying Prospective Financial Information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of Prospective Financial Information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.
Subject to the above, the Prospective Financial Information included in this section has been provided by the Company’s management as described in this section. Neither Crowe LLP (the independent registered public accounting firm of the Company) nor any other independent registered public accounting firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Prospective Financial Information and, accordingly, Crowe LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the Prospective Financial Information and disclaims any association with the Prospective Financial Information.
In light of the foregoing, and taking into account that the Special Meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, the Company’s shareholders are strongly cautioned not to place unwarranted reliance on such information, and the Company urges all of its shareholders to review the Company’s most recent SEC filings for descriptions of the Company’s reported financial results. See “Where You Can Find More Information” beginning on page 97 of this proxy statement.
Certain Stand-Alone Prospective Financial Information
The following table presents certain Prospective Financial Information with respect to the Bank used by KBW and Hovde at the Company’s management’s direction in performing financial analyses with respect to the Bank on a standalone basis as described in “—Opinions of the Company’s Financial Advisors” beginning on page 36 of this proxy statement. Such Prospective Financial Information reflects Prospective Financial Information with respect to the Bank provided by the Company’s management for calendar years 2025 through 2029.
Source: Sterling Management
	Sterling Bank and Trust, F.S.B. Projections ($mm):
	Quarterly			Annual
	Q3 2024	Q4 2024	Q1 2025	2025	2026	2027	2028	2029
Assets	$2,384	$2,372	$2,364	$2,333	$2,314	$2,315	$2,330	$2,330
Notes:								0% Growth
Intangibles	$0	$0	$0	$0	$0	$0	$0	$0
Common Equity	$316	$314	$312
Net Income	$(1.7)	$(1.8)	$(2.5)	$(17.6)	$(10.1)	$(3.9)	$2.6	$5.6
Notes:								+$3mm Y/Y
The above table assumes that the Bank incurs substantial expenses over the first three years of the projection period in connection with repositioning the Bank’s headquarters and back office from Michigan to California and launching new products and services during that time, as follows:
Incremental California Repositioning Expenses ($mm):
Year 1	$22.0
Year 2	$14.7
Year 3	$14.7
Interests of Certain Directors and Executive Officers in the Transaction
In considering the recommendation of the Board of Directors to vote to approve the Stock Purchase Agreement Proposal, you should be aware that the directors and executive officers of the Company may have interests in the Transaction that are different from, or in addition to, the interests of Company shareholders generally. The Company Board of Directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Stock Purchase Agreement and the Transaction and to recommend that you vote in favor of approving the Stock Purchase Agreement Proposal.
The Company’s executive officers as of the date of the Transaction are as follows:
Name	Position
Thomas M. O’Brien	Chief Executive Officer
Karen Knott	Chief Financial Officer
Christine Meredith	Chief Operating Officer
Elizabeth M. Keogh	Chief Legal Officer
Eleni Willis	Chief Risk Officer(1)

(1)
Ms. Willis was promoted to Chief Risk Officer effective April 1, 2024.

Equity-Based Compensation
Equity compensation awards held by the Company’s directors and executive officers as of the closing of the Transaction will be treated as set forth below.
Stock Options.   Mr. O’Brien and Ms. Knott hold fully vested options to purchase shares of the common stock of the Company. Mr. O’Brien was granted an option to purchase 300,000 shares of Company common stock with an exercise price of $4.00, and Ms. Knott was granted options to purchase (i) 2,000 shares of Company common stock with an exercise price of $13.73, (ii) 3,155 shares of Company common stock with an exercise price of $10.12, and (iii) 6,944 shares of Company common stock with an exercise price of $7.10. The exercise prices of Ms. Knott’s options are higher than the fair market value of the underlying Company common stock, and will be cancelled for no consideration in connection with the Plan of Dissolution. Under the terms of Mr. O’Brien’s award agreement, Mr. O’Brien may elect to exercise his vested options prior to the consummation of the Transaction. In the event Mr. O’Brien elects to exercise all of his stock options prior to the consummation of the Transaction, the underlying 300,000 shares of Company common stock will have a total value of $1,395,000, assuming an estimated per share value of $4.65 (as described further in “—Quantification of Payments and Benefits to the Company’s Executive Officers” beginning on page 55). Payments made to the executive officers in connection with the Plan of Dissolution with respect to stock held as a result of vested stock options will be in the same amounts as will be received by the other shareholders of the Company. See “Beneficial Ownership of Common Stock” beginning on page 91 of this proxy statement for more information on the shares held by executive officers.
Restricted Stock.   At the closing of the Transaction, each outstanding restricted stock award in respect of shares of Company common stock will automatically become fully vested, and the restrictions thereon will lapse. Any required tax withholding will take place at the time such restricted stock awards vest. Each share of Company common stock subject to such restricted stock award will be treated as an outstanding share of Company common stock in connection with the Plan of Dissolution, receiving cash for each share of Company common stock as described further in “The Plan of Dissolution”, beginning on page 78.
The following table sets forth the aggregate number of unvested shares of Company common stock subject to the restricted stock awards held by the Company’s directors and executive officers at the time of closing, assuming a closing date of January 31, 2025.
Executive Officer	Shares Subject to Unvested Restricted Stock Awards (#)
Karen Knott	151,568
Christine Meredith	156,723
Elizabeth M. Keogh	146,592
Eleni Willis	51,920

Board Member	Shares Subject to Unvested Restricted Stock Awards (#)
Ben Wineman	7,575
Denny Kim	7,575
Peggy Daitch	7,575
Steven Gallotta	7,575
Tracey Dedrick	7,575
Eboh Okorie	7,575
Michael Donahue	7,575
Change of Control Agreements
Each of Mr. O’Brien, Ms. Knott, Ms. Meredith, Ms. Keogh and Ms. Willis has entered into change of control agreements with the Company or the Bank (the “Change of Control Agreements”).
If the executive officer’s employment is terminated without cause or if the executive officer resigns for good reason (as defined in and provided for in the Change of Control Agreement) after a change of control or a pending change of control, the Bank will pay the executive officer the earned but unpaid compensation and benefits due under the terms of benefit plans and programs and compensation plans and programs (including bonuses), if any (the “Standard Entitlements”), and, if the termination of employment occurs not later than one (1) year after the change of control, the Company will pay an amount equal to twelve (12) months of base salary paid in a lump sum on the 60th day after termination of employment, subject to a release of claims becoming effective. Currently, Mr. O’Brien’s annual base salary is $850,000, Ms. Knott’s annual base salary is $350,000, Ms. Meredith’s annual base salary is $410,000, Ms. Keogh’s annual base salary is $350,000 and Ms. Willis’ annual base salary is $275,000.
If the executive officer’s employment is terminated due to disability (as defined in the Change of Control Agreement) after a change of control or a pending change of control, the Bank will pay to the executive officer the Standard Entitlements, and the Company (with respect to Mr. O’Brien, Ms. Meredith and Ms. Keogh) or the Bank (with respect to Ms. Knott and Ms. Willis) will pay base salary continuation at the annual rate in effect immediately prior to the termination of his/her employment during a period ending on the earliest of (i) one hundred eighty (180) days after the date of termination of his/her employment; (ii) the date on which long-term disability insurance benefits are first payable to him/her under any long-term disability insurance plan covering employees of the Bank; and (iii) the date of his/her death.
Under the Change of Control Agreements, if the Bank or the Company terminates the executive officer’s employment at any time prior to the occurrence of a pending change of control (as defined below) for any reason or for no reason, or if the executive officer’s employment terminates due to death, the Bank will pay the executive officer or his/her estate the Standard Entitlements. If the executive officer’s employment is terminated at any time for cause (as defined in the Change of Control Agreements) or if the executive officer resigns without good reason (as defined in the Change of Control Agreement), the Company or the Bank, as applicable will pay the executive officer the Standard Entitlements.
The Change of Control Agreements also contain customary non-solicitation, non-competition and non-disclosure provisions. Payments under the Change of Control Agreements are subject to restrictions of specified applicable banking regulatory requirements, as well as to the Company’s clawback policy and any other applicable recoupment law or policy. The Change of Control Agreements also contain a cutback provision, which provides that, if the total payments to the executive officer upon a termination would exceed the applicable threshold under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the total payments will be reduced to the applicable threshold to avoid the imposition of excise taxes under Section 4999 of the Code. None of the executive officers will receive payments in connection with the Transaction that will exceed the threshold under Code Section 280G, and the amounts will not be reduced.
A “pending change of control” is defined as the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; or the commencement of a tender offer which, if successful, would result in a Change of Control and, in the event that such transaction or tender offer which constituted a pending change of control is terminated before a Change of Control occurs, the pending change of control will be treated as if it had not occurred following such termination. The consummation of the transactions contemplated by the Stock Purchase Agreement would constitute a Change of Control under the Change of Control Agreements.
Consulting Arrangements
Certain of the executive officers may be asked to enter into a consulting agreement with the Company pursuant to which such person will provide certain consulting services to the Company in connection with the wind down of the Company in accordance with the Plan of Dissolution. The Board of Directors has not yet determined which, if any, of the executive officers may be asked to serve as a consultant for this purpose, nor have the proposed terms of any such consulting agreement been established. The Company currently expects that such agreements would provide for an hourly wage and that the requested service would be on a part time basis.
Retention Bonuses
No executive officers will be receiving pre-Closing retention bonuses, as described in the “The Stock Purchase Agreement—Employment and Benefit Matters—Retention Program.” Recipients and amounts of post-Closing retention bonuses have not yet been determined.
Indemnification and Insurance
Pursuant to the terms of the Stock Purchase Agreement, from and after the effective time of the bank merger, the Surviving Bank will indemnify persons who served as a director, officer or employee of the Bank at any time on or after January 1, 2023 against liabilities incurred in such capacity with respect to matters, acts or omissions existing or occurring at or prior to the closing. In addition, prior to the closing, the Company will purchase a “tail” insurance policy with a claims reporting or discovery period for six years after the closing with respect to claims arising from or related to facts or events that occurred at or before the closing. For more information, see “The Stock Purchase Agreement—Covenants and Agreements—D&O Tail Policy; Indemnification” beginning on page 67.
Quantification of Payments and Benefits to the Company’s Executive Officers
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each executive officer of Sterling that is based on, or otherwise relates to, the transactions contemplated by the Stock Purchase Agreement. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the transaction-related compensation payable to the Company’s executive officers.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s executive officers would receive in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that an executive officer will receive may materially differ from the amounts set forth in the table.
The following table assumes that the Transaction will close on January 31, 2025, and reflects the determination by the Company that no payments are subject to reduction to account for the application of Section 4999 of the Code to such payments. The amounts also assume that the executive officers’ base salary will remain unchanged from those in place as of the date of this proxy statement. The amounts set forth in the table are estimates that assume the shares of restricted stock are allocated an amount of $4.65 per share of Company common stock, calculated as the average closing market price of the Company’s securities from September 16th through September 20th, in accordance with Item 402(t).
This table excludes any payments that may otherwise be due following the closing of the Transaction under the terms of a consulting agreement that may be offered to one or more of the executive officers to secure their services in connection with the wind down and dissolution of the Company. See “—Consulting Arrangements” beginning on page 55 of this proxy statement. This table also excludes any amounts which may be payable in connection with the retention program, for which recipients and award amounts have not yet been determined at this time. Amounts payable with respect to executive officers as a result of the Plan of Dissolution, including shares of common stock of the Company held (i) directly by named executive officers immediately following the consummation of the Transaction and (ii) in the Company’s unitized stock fund in the Sterling Bank & Trust 401(k) Plan (the “Bank 401(k) Plan”), have not been included, and will be in the same amounts as will be received by the other shareholders of the Company. See “Beneficial Ownership of Common Stock” beginning on page 91 of this proxy statement for more information on the shares held by executive officers.
For additional details regarding the terms of the payments described below, see the discussion above in this section.
	Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Thomas M. O’Brien(3)	850,000	0	850,000
Karen Knott	350,000	705,397	1,055,397
Christine Meredith	410,000	729,389	1,139,389
Elizabeth M. Keogh	350,000	682,239	1,032,239
Eleni Willis	275,000	241,428	516,428

(1)
Represents the double-trigger payments under the Change of Control Agreements entered into by the executive officers. The amount included assumes that each executive officer will be terminated by the Company or the Bank without cause or will resign for good reason (as each such term is defined in the Change of Control Agreements) after the occurrence of a change of control or pending change of control (but no later than 12 months following the change of control). The amounts are payable in a lump sum on the 60th day after termination of employment, subject to a release of claims becoming effective.

(2)
Represents the aggregate value of all unvested restricted stock awards in the Company held by executive officers that will accelerate on a single-trigger basis on the closing of the Transaction. Payments made to executive officers in connection with the Plan of Dissolution with respect to stock held as a result of vested restricted stock are not included and will be discussed further in “The Plan of Dissolution,” beginning on page 78 of this proxy statement.

(3)
Mr. O’Brien agreed to reduce his annual salary from $950,000 to $850,000 effective as of August 1, 2024.

See “Proposal No. 3: Compensation Proposal” beginning on page 88 of this proxy statement for more information.
Regulatory Approvals
To complete the Transaction, the Company and EverBank are required to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Stock Purchase Agreement, the Company and EverBank have each agreed to cooperate with each other and use commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings (and in the case of filings in respect of the requisite regulatory approvals, use commercially reasonable efforts to make such filings within forty-five (45) days of the date of the Stock Purchase Agreement) and to obtain all consents, approvals, non-objections, waivers, permits and other authorizations of all governmental entities required to consummate the transactions contemplated by the Stock Purchase Agreement. The term “required regulatory approvals” means the filing of applications, filings and notices with the Federal Reserve Board and the OCC, the approval or regulatory waiver by the Federal Reserve Board and the OCC of such applications, filings and notices (and the expiration or termination of all statutory waiting periods in respect thereof) and any approvals from or filings with any applicable state regulatory authorities that are required in respect of the retention by EverBank, National Association of the Bank’s branches.
Under the terms of the Stock Purchase Agreement, EverBank will not be required to take any action or agree to any condition or restriction in connection with obtaining the required regulatory approvals that would reasonably be expected to have a material adverse effect on the Bank, taken as a whole, or on EverBank and its subsidiaries, taken as a whole, but for these purposes assuming EverBank and its subsidiaries, taken as a whole, is the same size as the Bank (a “Material Burdensome Condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. Regulatory approval does not constitute an endorsement or recommendation of any transaction contemplated by the Stock Purchase Agreement.
The Company and EverBank believe that the Transaction and the bank merger do not raise significant regulatory concerns and that they will be able to obtain all required regulatory approvals. However, there can be no assurance that the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this proxy statement and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. In addition, there can be no assurance that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board and the OCC
The Transaction is subject to the approval of the Federal Reserve Board under the Bank Holding Company Act and the bank merger is subject to the approval of the OCC under the Bank Merger Act.
The Federal Reserve Board and the OCC take into consideration a number of factors when reviewing bank merger and acquisition proposals under the Bank Holding Company Act and the Bank Merger Act, respectively. These factors include the effect of the transaction on competitiveness in affected banking markets, the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the OCC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an acquisition or bank merger application under the Bank Holding Company Act and the Bank Merger Act, respectively, the Federal Reserve Board and the OCC each also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and the OCC must also take into account the record of performance of each of the Company and EverBank and their depository institutions subsidiaries in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the OCC each frequently receive protests from community groups and others. In their most recent CRA performance evaluations, the Bank received an overall “Satisfactory” rating and EverBank, National Association (prior to its conversion to a national bank charter and under its former name, TIAA, FSB) received an overall “Satisfactory” rating.
Furthermore, the Bank Holding Company Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the OCC. Each of the Federal Reserve Board and the OCC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. Each of the Federal Reserve Board and the OCC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.

On September 17, 2024, the OCC adopted a final rule eliminating its expedited review procedures and its streamlined application for business combinations under its regulations at 12 CFR 5.33. Additionally, the OCC adopted a final policy statement clarifying its review of applications under the Bank Merger Act (“Policy Statement”). The Policy Statement discusses the general principles for the OCC’s review of applications, including its approach to evaluating many of the statutory factors for approval under the Bank Merger Act (i.e., financial stability, managerial and financial resources and future prospects; and convenience and needs) as well as other policy and supervisory considerations such as the OCC’s decision process for extending the public comment period or holding a public meeting.
In the Policy Statement, the OCC lists several indicators for applications that are more likely to withstand scrutiny and be approved expeditiously, as well as indicators that raise supervisory or regulatory concerns which “most likely” will need to be resolved prior to OCC approval, and thus could result in delay of a consummation of a merger or acquisition proposal. Although the Policy Statement does not address the Bank Merger Act statutory factors of competition and the effectiveness of any bank involved in a transaction in combatting money laundering activities, including in overseas branches, these factors are nonetheless evaluated by the OCC and are noted among the indicators of determining whether a proposal can be approved expeditiously. The effective date for the Policy Statement is January 1, 2025. However, with the Policy Statement being a codification of the current practices of the OCC, we expect that the bank merger will be evaluated under the standards set forth in the Policy Statement.
The initial submission of the applications to the Federal Reserve Board and the OCC occurred on October 7, 2024.
Department of Justice
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the DOJ conducts a concurrent competitive review of the bank merger to analyze the bank merger’s competitive effects and determine whether the bank merger would result in a violation of the antitrust laws. On September 17, 2024, the DOJ announced that it was withdrawing from the 1995 Bank Merger Guidelines, which previously set forth the framework and screening process for the banking agencies and the DOJ’s review of the competitive impact of bank and bank holding company mergers under the banking and antitrust laws. With the withdrawal, the DOJ emphasized that its 2023 Merger Guidelines adopted on December 18, 2023, jointly with the Federal Trade Commission remain its sole and authoritative statement across all industries. Along with the announcement, the DOJ released a 2024 Banking Addendum to the 2023 Merger Guidelines to provide commentary on portions of the 2023 Merger Guidelines that the Antitrust Division considers to be frequently relevant when evaluating the competitive effects of a bank merger. Additionally, transactions approved under section 3 of the Bank Holding Company Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the bank merger, the DOJ could analyze the bank merger’s effect on competition differently than the Federal Reserve Board or the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or OCC regarding the bank merger’s effects on competition. A determination by the DOJ not to object to the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
The respective branch banking operations of EverBank, National Association and the Bank do not currently overlap in any banking market in the United States, as those markets are defined by the Federal Reserve Banks. While we believe that the proposal does not raise any anticompetitive issues given the lack of overlap in the physical branches of the Bank and EverBank, National Association, and the bank merger would otherwise pass the initial screening under the regulations of the Federal Reserve Board, the OCC, and the prior 1995 Bank Merger Guidelines, given the DOJ’s withdrawal from the 1995 Bank Merger Guidelines and emphasis on the 2023 Merger Guidelines, there is uncertainty as to how the OCC, the Federal Reserve Board, and the DOJ will coordinate evaluation of the competitive effects of the bank merger.

Additional Regulatory Approvals and Notices
Additional notices and/or applications requesting approval may be submitted to various other federal or state regulatory authorities, including notifications and/or applications to state financial services and banking regulators with respect to EverBank, National Association maintaining the existing Bank offices in those states.
Dissenters’ Rights
Pursuant to Michigan law, no dissenters’ rights are available to shareholders in connection with the Stock Purchase Agreement or the Plan of Dissolution.
Shareholder Voting Agreements
As a condition for EverBank to enter into the Stock Purchase Agreement, trustees for K.I.S.S. Dynasty Trust No. 9 and K.I.S.S. Bank Stock Trust, representing in the aggregate approximately 38% of the outstanding common stock of the Company, have each entered into a Voting Agreement with EverBank and the Company. The Voting Agreements are substantially similar in most respects and require, among other things, that the shareholder that is party thereto vote its shares in favor of the Transaction, the Stock Purchase Agreement and the Plan of Dissolution and against (A) any action or agreement that would reasonably be expected to result in a breach of the Stock Purchase Agreement, (B) any alternate acquisition proposal received from a third party and (C) any other action, agreement or proposal reasonably expected to delay, postpone or adversely affect consummation of the Transaction and the other transactions contemplated by the Stock Purchase Agreement or the Plan of Dissolution. Each Voting Agreement also contains provisions in which the shareholder that is a party thereto agrees not to take certain legal actions that would have the effect of preventing the completion of the Transaction or the dissolution of the Company pursuant to the Plan of Dissolution.
Settlement with the Bank’s Founder and Controlling Shareholder
On September 25, 2024, the Company and the Bank entered into a Settlement Agreement and General Release with the Bank’s founder and controlling shareholder, Scott Seligman, pursuant to which, among other things, the Company and the Bank agreed to dismiss their action filed in the Eastern District of Michigan against Scott Seligman and others styled Sterling Bank and Trust F.S.B., et al. v. Seligman, et al., 2:22-cv-12398-SFC-DRG, asserting claims for breach of fiduciary duty and unjust enrichment, and Scott Seligman agreed to irrevocably discharge and release the Company and the Bank from any and all claims and covenanted not to sue the Company or the Bank on any and all claims, including claims with respect to the Company’s entrance into, approval and adoption of the Stock Purchase Agreement and Plan of Dissolution.
Delisting and Deregistration of the Company’s Common Stock
Immediately following the closing of the Transaction, the Company intends to voluntarily delist its common stock from the Nasdaq Stock Market, with trading in the stock intended to cease at such time or immediately thereafter, and deregister its common stock with the SEC, which will suspend and terminate its reporting obligations under the Exchange Act.

THE STOCK PURCHASE AGREEMENT
This section describes the material terms of the Stock Purchase Agreement. The description of the Stock Purchase Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is attached as Annex A to, and is incorporated by reference into, this proxy statement. This summary does not purport to be complete and does not contain all of the information about the Stock Purchase Agreement that may be important to you. We urge you to read the Stock Purchase Agreement carefully and in its entirety, as it is the legal document governing the transactions contemplated by the Stock Purchase Agreement. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 97 of this proxy statement.
Explanatory Note Regarding the Stock Purchase Agreement
The Stock Purchase Agreement and this summary of its terms are included to provide you with information regarding the terms of the Stock Purchase Agreement. Factual disclosures about the Company contained in this proxy statement or in the public reports of the Company filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Stock Purchase Agreement.
The representations, warranties, and covenants included in the Stock Purchase Agreement were made only for purposes of the Stock Purchase Agreement and as of specific dates, are solely for the benefit of the Company, the Bank and EverBank and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between the Company and EverBank rather than establishing matters as facts and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Bank, EverBank or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The representations and warranties and other provisions of the Stock Purchase Agreement and any description of these provisions should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. Please see the section “Where You Can Find More Information,” beginning on page 97.
Stock Sale and Purchase Price
Under the terms and subject to the conditions set forth in the Stock Purchase Agreement, EverBank will purchase from the Company all of the issued and outstanding shares of capital stock of the Bank for a fixed purchase price of $261,000,000 to be paid to the Company.
Bank Merger
Following the completion of the Transaction, EverBank will cause the Bank to merge with and into EverBank, National Association, the bank subsidiary of EverBank, with EverBank, National Association as the Surviving Bank. Following the bank merger, the separate corporate existence of the Bank will cease. The bank merger is expected to become effective immediately following the completion of Transaction.
Closing of the Transaction
The closing of the Transaction (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) will take place at 9:00 a.m. (Eastern Time) on the third business day after all conditions set forth in the Stock Purchase Agreement have been satisfied or waived in accordance with the Stock Purchase Agreement but not prior to January 2, 2025 or at such other date and time as agreed by the parties.

Subject to the satisfaction or waiver of the conditions set forth in the Stock Purchase Agreement, the Transaction is expected to be completed in the first quarter of 2025.
Representations and Warranties
The Stock Purchase Agreement contains representations and warranties made by the Company to EverBank and by EverBank to the Company relating to a number of matters, including the following:
•
due organization;

•
authority and capacity to execute and deliver the Stock Purchase Agreement;

•
consents and approvals and other regulatory matters in connection with the execution and delivery of the Stock Purchase Agreement;

•
no breaches or defaults as a result of entering into the Stock Purchase Agreement;

•
compliance with laws and regulations;

•
litigation and related matters;

•
no brokers or finders; and

•
availability of funds.

The Stock Purchase Agreement also contains additional representations and warranties made by the Company to EverBank regarding the Bank, including the following:
•
capital structure;

•
no subsidiaries;

•
financial statements; no material adverse effect;

•
material contracts;

•
real property;

•
absence of certain changes;

•
derivative instruments;

•
business employees and benefits;

•
labor matters;

•
environmental matters;

•
insurance coverage;

•
tax matters;

•
intellectual property;

•
privacy and cyber security;

•
certain loan matters;

•
extensions of credit;

•
use of assets; and

•
the Bayview Loan Purchase Agreement.

Some of the representations and warranties of the Company and EverBank are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Stock Purchase Agreement, a “Material Adverse Effect” means, with respect to the Bank, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the Bank or (ii) the ability of the Company or the Bank to timely consummate the transactions contemplated by the Stock Purchase Agreement or perform their obligations under the Stock Purchase Agreement.

However, with respect to clause (i) above, a Material Adverse Effect will not be deemed to include the impact of:
•
changes, after the date of the Stock Purchase Agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements or interpretations thereof,

•
changes, after the date of the Stock Purchase Agreement, in any applicable law or interpretations thereof,

•
changes, after the date of the Stock Purchase Agreement, in business, economic or market conditions generally and not specifically relating to the Bank and its business, including changes in prevailing interest rates and in the credit and securities markets,

•
any change after the date of the Stock Purchase Agreement in global or national political conditions (including as result of the outbreak of war, acts of terrorism),

•
changes, after the date of the Stock Purchase Agreement, as the result of other international or national calamity, including any earthquake, hurricane, wildfire or other natural disasters or acts of God, or global health conditions,

•
any change after the date of the Stock Purchase Agreement generally affecting the U.S. financial services industry and not specifically relating to the Bank and its business,

•
failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof,

•
disclosure, announcement, pendency or consummation of the transactions contemplated by the Stock Purchase Agreement or actions expressly required by the Stock Purchase Agreement, or

•
actions (or the effects of such actions) taken or omitted to be taken pursuant to the written consent of or at the direction of EverBank;

except, with respect to the first through sixth bullets above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Bank or its business, as compared to other companies in the industry in which the Bank operates.
None of the representations or warranties contained in the Stock Purchase Agreement will survive the Closing.
Covenants and Agreements
Conduct of the Business Prior to the Closing
The Bank has agreed that, until the Closing Date (or earlier termination of the Stock Purchase Agreement), except as may be required by applicable law or any governmental entity, it will use commercially reasonable efforts to (A) conduct its current businesses in all material respects in the ordinary course consistent with past practice, (B) maintain the Bank’s branches in their current condition, ordinary wear and tear excepted, and (C) maintain, generally, existing relations and goodwill with its customers, vendors, suppliers and employees.
In addition, the Bank has agreed that, prior to the Closing Date (or earlier termination of the Stock Purchase Agreement), subject to specified exceptions, it will not, without the prior written consent of EverBank (such consent not to be unreasonably withheld, conditioned or delayed), take or agree with, or commit to, any person to take any of the following actions:
•
amend or change its organizational documents, merge or consolidate with any person, adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or form a subsidiary;

•
acquire any assets, securities or property, other than investments consistent with the Bank’s investment policy and extensions of credit in the ordinary course of business (subject to certain limits described below), or as deemed necessary or advisable in the exercise of the Bank’s rights in connection with an extension of credit in the ordinary course;
•
issue, transfer, award, grant or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional equity securities or additional shares of capital stock of the Bank, or any equity securities relating to the same or for which the Bank would have any liability;

•
adjust, split, combine, redeem, reclassify, subdivide or otherwise amend the terms of, purchase or otherwise acquire, any shares of its stock or debt securities or any equity securities related to the same or declare or pay any dividend or make or permit any other distribution or make any payment or take any other action that would constitute leakage;

•
pay, discharge, settle or compromise any litigation or other proceeding, other than any payments, discharges, settlements or compromises that do not involve monetary damages that would exceed $50,000, individually, or $250,000, in the aggregate, in excess of reserves as of June 30, 2024;

•
except in the ordinary course of business consistent with past practice, allow any material asset to become subject to a lien, other than certain permitted liens, or incur any liability for borrowed money (or guarantee any indebtedness for borrowed money), issue any debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•
dispose of any material assets in excess of $250,000, individually or $1,000,000 in the aggregate, except for sales of investment securities consistent with the Bank’s investment policy, extensions of credit (subject to certain limits described below), or sales of other assets in the ordinary course of business consistent with past practice;

•
increase or agree to increase the salary or wage rate and incentive opportunity, or accelerate the vesting or payment of any compensation or benefits, of any employee or other individual service provider, other than normal merit-based and promotion-based salary or wage increases in the ordinary course of business or other than required by law or the terms of any employee benefit plan; provided, that unless required by law or terms of any employee benefit plan, such increases shall, in no event, increase the aggregate cash compensation for employees and individual service providers by more than four percent on an annualized basis;

•
establish or amend any employee benefit plan or any plan, agreement or arrangement that would individually or in the aggregate result in any increase in liability for EverBank other than a de minimis increase, except as required by applicable law or the terms of any such employee benefit plan;

•
hire any employee with an annual base salary in excess of $175,000 or having a job title of Senior Vice President or above, terminate any employee (except for cause or in the ordinary course of business in accordance with existing personnel policies and practices), engage in a layoff involving ten or more employees, voluntarily recognize a labor union or enter into a collective bargaining agreement;

•
materially amend or modify any of the Bank’s mortgage or loan servicing practices or policies or banking and operating practices or policies, except as required by applicable law and applicable regulatory policies and guidelines or other supervisory guidance;

•
make or authorize any capital expenditures not required pursuant to a material contract that exceed $100,000 in the aggregate, except as necessary for safety and soundness purposes;

•
change any method of financial accounting or accounting practice or policy, except as may be required from time to time by U.S. generally accepted accounting principles or any governmental entity responsible for regulating the Bank;

•
except for non-exclusive licenses and the statutory expiration of intellectual property in the ordinary course of business, sell, assign or transfer, license, subject to a lien other than a permitted lien, abandon, allow to lapse or otherwise dispose of any of its material intellectual property;

•
make, change or revoke any income or other material tax election (except consistent with past practice in connection with filing tax returns in the ordinary course of business), change any accounting period or method with respect to taxes, request any ruling with respect to taxes, enter into any closing agreement with respect to taxes, file any material amended tax return, settle or compromise any audit or other proceeding with respect to income or other material tax claim or assessment, surrender any right to claim a refund of material taxes, consent to any extension or waiver of the limitation period applicable to any material taxes (other than automatic extensions to file tax returns in the ordinary course of business), or enter into a voluntary disclosure agreement or otherwise voluntarily disclose information to a governmental entity with respect to taxes;
•
materially amend, waive, modify, renew, let lapse or consent to the termination of any material contract except in the ordinary course of business, enter into any new material contract or enter into any contract with any affiliate or, other than in the ordinary course of business, engage in any transaction with any affiliate;

•
make, acquire, renew or extend any extension of credit in excess of $6,000,000 or that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $20,000,000, or enter into any new agreements to purchase or sell extensions of credit with a principal amount or purchase price in excess of $6,000,000 (individually) or $20,000,000 (in the aggregate);

•
apply for the opening, relocation or closing of any, or open, relocate or close any, branch, or permit the revocation or surrender by the Bank of its certificate of authority to maintain any branch, except as may be required by any governmental entity, other than the closing of the Michigan branch as discussed below;

•
enter into any new line of business or change in any material respect its lending, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except as required by applicable law, as requested by a governmental entity or as necessary for safety and soundness purposes; or

•
modify any of its privacy policies or procedures in any manner materially adverse to the Bank, except as required by applicable law, or materially impair the operation or security of any information technology assets used in connection with the Bank’s business.

Special Meeting; Recommendation of the Board of Directors
The Company has agreed to call a meeting of its shareholders for the purpose of obtaining shareholder approval of the Stock Purchase Agreement and the transactions contemplated thereby and to use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. The Company has agreed to use commercially reasonable efforts to obtain approval of the Stock Purchase Agreement, the transactions contemplated by the Stock Purchase Agreement and the Plan of Dissolution by the Requisite Vote, including by communicating to the Company’s shareholders the Board’s recommendation (and including such recommendation in the proxy statement) that the shareholders of the Company approve the Stock Purchase Agreement, the transactions contemplated thereby and the Plan of Dissolution (the “Board Recommendation”).
The Company and the Board of Directors have agreed to not (i) withhold, withdraw, modify or qualify in a manner adverse to EverBank the Board Recommendation, (ii) fail to make the Board Recommendation in the proxy statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal (as defined below) or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Board Recommendation, in each case, within ten business days (or such fewer number of days as remains prior to the shareholder meeting) after an Acquisition Proposal is made public or any request by EverBank to do so or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
Prior to the receipt of the Requisite Vote, the Board of Directors may submit the Stock Purchase Agreement to the Company’s shareholders without recommendation and may communicate the basis for its lack of recommendation to the shareholders in the proxy statement if:
•
the Board of Directors has received a bona fide Acquisition Proposal after the date of the Stock Purchase Agreement which it believes in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, constitutes a Superior Proposal (as defined below) or an Intervening Event (as defined below) has occurred, and
•
the Board of Directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

The Board of Directors may only take the above actions if:
•
the Company and the Bank have complied in all material respects with the restrictions in the Stock Purchase Agreement regarding Acquisition Proposals,

•
the Company and the Bank deliver to EverBank at least three business days’ prior written notice of its intention to take such actions and furnish to EverBank a reasonable description of the events or circumstances giving rise to its determination to take such actions (including, if such actions are taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the person making, such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal),

•
prior to taking such actions, the Company and the Bank negotiate in good faith with EverBank, during the three business day period following the delivery of the notice referred to above any revision to the terms of the Stock Purchase Agreement that EverBank desires to propose, and

•
after the conclusion of such three business day period, the Board of Directors determines in good faith, after giving effect to any adjustments or revisions committed to by EverBank in writing, that, in the case of the receipt of an Acquisition Proposal that the Board believes constitutes a Superior Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and in the case of the receipt of such a Superior Proposal or an Intervening Event, it nevertheless would be inconsistent with its fiduciary duties under applicable law to make or continue to recommend to the shareholders of the Company that they approve the Stock Purchase Agreement and the transactions contemplated thereby (it being agreed that, if there is any material revision to the terms of any Acquisition Proposal, the three business day period during which the parties agree to negotiate in good faith shall be extended to ensure that at least two business days remain to negotiate after the Bank notifies EverBank of any such material revision (it being understood that there may be multiple extensions)).

Notwithstanding any Recommendation Change, unless the Stock Purchase Agreement has been terminated, the shareholder meeting shall be convened and the Stock Purchase Agreement shall be submitted to the Company’s shareholders at such meeting for the purpose of the shareholders considering and voting on an approval of the Stock Purchase Agreement and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by the Stock Purchase Agreement. Additionally, unless the Stock Purchase Agreement has been terminated, the Company will not submit to or for a vote of its shareholders any Acquisition Proposal.
As used in the Stock Purchase Agreement, “Intervening Event” means any material event, change, effect, development, condition, circumstance or occurrence that (i) improves or would be reasonably likely to improve the business, assets, financial condition or results of operations of the Bank, taken as a whole, (ii) is not known by, nor reasonably foreseeable to the Board of Directors as of the date of the Stock Purchase Agreement and (iii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, the fact alone that the Company and the Bank meet or exceed any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Company and the Bank may be taken into account to the extent not otherwise excluded by this definition) shall not be considered or taken into account in determining whether an Intervening Event has occurred.
The Stock Purchase Agreements requires the Company to adjourn or postpone the Special Meeting if, as of the date of the meeting, there are insufficient shares of common stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the meeting. The Company also may adjourn or postpone the Special Meeting if, as of the date of the meeting, it has not received proxies representing a sufficient number of shares of common stock necessary for the approval of the Stock Purchase Agreement, except that, without the prior written consent of EverBank, the Company may not adjourn or postpone the Special Meeting for more than fifteen (15) business days after the date for which the meeting was previously scheduled, and the Special Meeting may not be adjourned or postponed to a date on or after two (2) business days prior to June 30. 2025.
Non-Solicitation of Acquisition Proposals
The Company and the Bank have agreed to not, and to cause their respective subsidiaries not to, and to direct their respective representatives not to, directly or indirectly:
•
initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal;

•
engage or participate in any negotiations with any person concerning any Acquisition Proposal;

•
provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal; or

•
unless the Stock Purchase Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, asset purchase agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the Stock Purchase Agreement) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”).

However, if after the date of the Stock Purchase Agreement and prior to the receipt of the Requisite Vote, the Company and the Bank receive an unsolicited bona fide written Acquisition Proposal that did not arise in connection with a breach of the aforementioned restrictions under the Stock Purchase Agreement, the Company and the Bank may, and may permit their respective subsidiaries and their and their subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information, the Company and the Bank shall have provided such information to EverBank and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to the Bank than the confidentiality agreement with EverBank and which confidentiality agreement does not provide such person with any exclusive right to negotiate with the Company or the Bank. The Company and the Bank have agreed that they will, and will direct their respective representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of the Stock Purchase Agreement with any person other than EverBank with respect to any Acquisition Proposal.
The Company and the Bank have also agreed to promptly (within one business day) advise EverBank following receipt of any Acquisition Proposal or any inquiry which the Company determines is reasonably likely to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and provide EverBank with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such Acquisition Proposal or inquiry, and to keep EverBank apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company and the Bank have also agreed to use their reasonable best efforts to enforce any existing confidentiality or standstill agreements to which they or any of their respective subsidiaries is a party.
As used in the Stock Purchase Agreement, “Acquisition Proposal” means, other than the transactions contemplated by the Stock Purchase Agreement, any written offer, proposal or inquiry relating to, or any written third-party indication of interest in:
•
any acquisition or purchase, direct or indirect (including by merger, tender or exchange offer, purchase and sale agreement or otherwise), of 25% or more of the consolidated assets or liabilities of the Company and the Bank or 25% or more of any class of equity or voting securities of either the Company or the Bank or

•
a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving either the Company or the Bank.

As used in the Stock Purchase Agreement, “Superior Proposal” means a bona fide Acquisition Proposal that the Board of Directors determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in the Stock Purchase Agreement, expense reimbursement provisions and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is:
•
more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated by the Stock Purchase Agreement (taking into account any proposal by EverBank to amend the terms of the Stock Purchase Agreement) and

•
reasonably likely to be timely consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “25%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”

Closing of Michigan Branch
The Company has agreed to cause the Bank to file an Advance Notice of Branch Closing with respect to the Bank’s branch in Michigan located at One Towne Square, Suite 165, Southfield MI 48076 (the “Michigan Branch”) with the OCC at least ninety days prior to the Closing Date and to provide all notices to customers required under the Federal Deposit Insurance Act. The Company and the Bank have also agreed to use commercially reasonable efforts to sell or allow to run off 100% of the deposit liabilities of customers unaffiliated with the Bank that are located at the Michigan Branch prior to the Closing. The Final Branch Closing Notice will be filed by EverBank, National Association on or after the Closing Date.
D&O Tail Policy; Indemnification
Prior to the Closing, the Company will purchase a “tail” insurance policy with a claims reporting or discovery period for six years after the Closing with at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current directors’ and officers’ liability insurance policy maintained by the Company and the Bank as of immediately prior to the Closing with respect to claims arising from or related to facts or events that occurred at or before the Closing. The cost of such policy will be shared evenly by EverBank and the Company, provided that in no event will EverBank and the Company together be required to spend more an agreed upon cap amount (provided that if the cost of such insurance exceeds such cap amount, the Company (at its sole cost), will purchase and obtain a policy with the greatest coverage available for a cost equal to such cap amount).
From and after the Closing, the Surviving Bank will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who was a director, officer or employee of the Bank at any time on or after January 1, 2023 (in each case, with respect to acts in such capacity) against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of the Bank or is or was serving at the request of the Bank as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Closing, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by the Stock Purchase Agreement, in each case, to the same extent as such persons have the right to be indemnified or are entitled to such advancement of expenses pursuant to the Bank’s articles of incorporation and bylaws in effect on the date of the Stock Purchase Agreement (except that the indemnification and expense reimbursement and advancement provisions in such bylaws that are permissive will be deemed to be mandatory), provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Bank, and provided further that the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances unless it is ultimately determined that such person is entitled to indemnification.

Bayview Loan Purchase Agreement
In connection with the Transaction, the Bank entered into the Bayview Loan Purchase Agreement with Bayview, pursuant to which the Bank will sell to Bayview its tenant-in-common loan portfolio. The Company and the Bank have agreed to use commercially reasonable efforts to consummate the transactions contemplated by the Bayview Loan Purchase Agreement in accordance with its terms. Without the consent of EverBank, which consent will not be unreasonably withheld, the Company and the Bank may not amend or waive any provisions of the Bayview Loan Purchase Agreement. The purchase price for the residential tenant-in-common loan portfolio will be paid to the Bank prior to the consummation of the Transaction. The purchase price to be paid by EverBank to the Company in the Transaction takes into account the sale of the tenant-in-common loans by the Bank.
Certain Additional Covenants
The Stock Purchase Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, obtaining required consents, cooperation with respect to transition planning and preparation for the system conversion, access to information and records of the other party, shareholder litigation relating to the transactions contemplated by the Stock Purchase Agreement, public announcements with respect to the transactions contemplated by the Stock Purchase Agreement and transition matters.
Employment and Benefit Matters
Benefits Following the Closing Date
From and after the Closing, EverBank will, or will cause the Bank or Surviving Bank (as applicable) to, honor all of the Bank’s employee benefit plans in accordance with their terms (subject to any rights to amend or terminate any employee benefit plan in accordance with its terms). The Stock Purchase Agreement also provides that, for purposes of determining (i) eligibility to participate in and vesting under applicable employee benefit plans of EverBank or its affiliates (other than under any stock award plan or other equity or equity-based plan) and (ii) level of benefits for any vacation, paid time off and severance benefits, each employee of the Bank as of the Closing Date who remains employed by EverBank or its subsidiaries (a “Continuing Employee”) will be credited with the years of service he or she was credited with under the comparable employee benefit plans of the Bank; provided that such service will not be recognized for purposes of (x) grandfathering and/or benefit accruals under any EverBank defined benefit retirement plan, (y) retiree medical benefits, if any (but it shall be recognized for access-only retiree medical, if applicable) or (z) any stock award plan or equity or equity-based incentive plan. Continuing Employees and their dependents will not be subject to preexisting condition limitations and waiting periods, and any exclusions will be waived, under the welfare benefit plans of EverBank or its affiliates that provide medical benefits in which the Continuing Employees are eligible to participate to the same extent the conditions and waiting periods would have been satisfied or waived under Bank plans. EverBank has agreed to use commercially reasonable efforts to cause Continuing Employees to be given credit under the welfare benefit plans of EverBank or its affiliates for amounts paid during the calendar year in which the Closing occurs under a corresponding benefit plan of the Bank for purposes of applying deductibles, co-payments and out of pocket maximums, as though the amounts had been paid in accordance with the terms and conditions of EverBank or its affiliates.
Retention Program
EverBank and the Company intend to establish an employee retention bonus pool to be used to provide retention bonuses to current employees of the Bank to incentivize such employees to remain employed by the Bank until the Closing Date and to provide retention bonuses to Continuing Employees to incentivize such employees to remain employed by EverBank or its subsidiaries for the period from the Closing Date until the completion of the Bank’s transition from its and its vendors’ information technology infrastructure to EverBank’s and its affiliates and their vendors’ information technology infrastructure (the “System Conversion”). The Bank will enter into retention bonus letter agreements with each employee that the Bank identifies to receive a pre-Closing retention bonus, which will be paid on or as soon as practicable after the Closing Date. EverBank will consult with the Company prior to the Closing to identify the employees to receive a post-Closing retention bonus, which will be paid at the time of completion of the System Conversion or as soon as practicable thereafter.
401(k) Plan
If requested by EverBank at least ten business days before the Closing Date, the Bank will cause the board of directors (or the appropriate committee thereof) of the Bank to adopt resolutions and take such corporate actions as are necessary to terminate the Bank 401(k) Plan, effective as of immediately prior to the Closing Date. If EverBank does not elect to cause the Bank to terminate the Bank 401(k) Plan, then, prior to the Closing Date, the Bank will instruct the appropriate committee of the Bank to call a meeting to discuss and consider changes to the investment options under the Bank 401(k) Plan to eliminate the Company unitized employer stock fund investment option effective prior to the Closing Date, all subject to applicable fiduciary duties under ERISA.
Closing Conditions
The respective obligations of the Company and EverBank to effect the Closing are subject to the satisfaction or, where legally permitted, waiver by such party, prior to or at the Closing, of each of the following conditions:
•
no law, statute, rule, regulation, executive order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other order is in effect which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Stock Purchase Agreement;

•
the required regulatory approvals have been obtained and remain in full force and effect, and any applicable waiting periods relating thereto have expired or been terminated, and no such regulatory approval has resulted in the imposition of any Material Burdensome Condition; and

•
the Requisite Vote has been obtained.

The Bank’s obligation to effect the Closing is subject to the satisfaction or waiver (in the Bank’s sole discretion), prior to or at the Closing, of each of the following conditions:
•
the covenants and other agreements required by the Stock Purchase Agreement to be complied with and performed by EverBank on or before the Closing Date have been duly complied with and performed in all material respects (and the Bank has received an officer’s certificate to such effect from EverBank); and

•
the representations and warranties of EverBank contained in the Stock Purchase Agreement are true and correct, subject to the materiality standards provided in the Stock Purchase Agreement (and the Bank has received an officers’ certificate to such effect from EverBank).

EverBank’s obligation to effect the Closing is subject to the satisfaction or waiver (in EverBank’s sole discretion), prior to or at the Closing, of each of the following conditions:
•
the covenants and agreements required by the Stock Purchase Agreement to be complied with and performed by the Company and the Bank on or before the Closing Date have been duly complied with and performed in all material respects (and EverBank has received an officer’s certificate to such effect from the Bank);

•
the representations and warranties of the Company contained in the Stock Purchase Agreement are true and correct, subject to the materiality standards provided in the Stock Purchase Agreement (and EverBank has received an officer’s certificate to such effect from the Bank);

•
no Material Adverse Effect has occurred since the date of the Stock Purchase Agreement (and EverBank has received an officer’s certificate to such effect from the Bank);

•
the average daily closing balance of the Bank’s deposits (other than brokered deposits) for the monthly period ending on the last day of the month before the Closing is not less than eighty-five percent of the average daily balance of such deposits for the monthly period ending at the close of business on July 31, 2024; and

•
Bayview has purchased the Bank’s tenant-in-common loan portfolio pursuant to the Bayview Loan Purchase Agreement and has paid the cash consideration specified therein to the Bank.

Termination of the Stock Purchase Agreement
The Stock Purchase Agreement may be terminated at any time prior to the Closing Date:
•
by mutual written consent of EverBank and the Company;

•
by either EverBank or the Company if any governmental entity that must grant a required regulatory approval has requested that EverBank withdraw an application with no resubmission or denied such regulatory approval and such denial has become final and nonappealable, or if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement, unless such withdrawal request, denial of approval or issuance of such order arises out of, or results from, a material breach of the Stock Purchase Agreement by the party seeking to terminate;

•
by either EverBank or the Company, if the Closing has not occurred on or before the Outside Date, unless the failure of the Closing to occur by such date arises out of, or results from, a material breach of the Stock Purchase Agreement by the party seeking to terminate;

•
by either EverBank or the Company or the Bank (provided that the terminating party is not then in material breach of the Stock Purchase Agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties contained in the Stock Purchase Agreement on the part of the Company, in the case of a termination by EverBank, or EverBank, in the case of a termination by the Company or the Bank, which either individually or in the aggregate would constitute, if occurring or continuing on the Closing Date, the failure of a closing condition of the terminating party and which is not cured within thirty days following written notice to the party committing the breach or cannot, by its nature, be cured prior to the Outside Date;

•
by EverBank, if (i) the Company, the Bank or the Board of Directors has made a Recommendation Change or (ii) the Company, the Bank or the Board of Directors has breached its obligations relating to non-solicitation of Acquisition Proposals or relating to shareholder approval and the Board recommendation in any material respect;

•
by either EverBank or the Company, if the Requisite Vote has not been obtained upon a vote thereon taken at the shareholder meeting (including any adjournment or postponement thereof); or

•
prior to the time the Requisite Vote is obtained, by either the Company or the Bank in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if so authorized by the Board, to the extent permitted by and in accordance with the Stock Purchase Agreement; provided, that concurrently with such termination, the Company and the Bank pay to EverBank the Termination Fee.

Effect of Termination
If the Stock Purchase Agreement is terminated, it will become void and have no effect, except (i) the confidentiality provisions, the public announcement provisions, the termination provisions and the miscellaneous provisions will survive any termination of the Stock Purchase Agreement, and (ii) notwithstanding anything to the contrary contained in the Stock Purchase Agreement, none of EverBank, the Company or the Bank will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of the Stock Purchase Agreement.
Termination Fee
The Company will pay EverBank the Termination Fee if the Stock Purchase Agreement is terminated in the following circumstances:
•
if, after the date of the Stock Purchase Agreement and prior to the termination of the Stock Purchase Agreement, a bona fide Acquisition Proposal has been communicated to the Board of Directors or senior management of the Company or the Bank or has been made directly to the shareholders or any person has publicly announced (and not withdrawn at least two business days prior to the shareholder meeting) an Acquisition Proposal with respect the Company and the Bank, and (A) (x) thereafter the Stock Purchase Agreement is terminated by either EverBank or the Company because the Closing has not occurred prior to or on the Outside Date and the Requisite Vote has not been obtained but all other conditions set forth in the Stock Purchase Agreement were satisfied or were capable of being satisfied prior to such termination, (y) thereafter the Stock Purchase Agreement is terminated by EverBank as a result of a willful and material breach by the Company or the Bank or (z) thereafter the Stock Purchase Agreement is terminated by the Company, the Bank or EverBank due to the failure to obtain the Requisite Vote and (B) prior to the date that is twelve months after the date of such termination, the Company and the Bank enter into a definitive agreement or consummate a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided that, for purposes of the foregoing, all references in the definition of Acquisition Proposal to “25%” will instead refer to “50%”, in which case the Termination Fee must be paid to EverBank on the earlier of the date they enter into such definitive agreement and the date of consummation of such transaction;
•
if the Stock Purchase Agreement is terminated by EverBank pursuant to the fifth bullet set forth under “—Termination of the Stock Purchase Agreement” above, in which case the Termination Fee must be paid to EverBank within two business days of the date of termination; and

•
if the Stock Purchase Agreement is terminated by the Company or the Bank pursuant to Section 9.1(g) (Superior Proposal), in which case the Termination Fee must be paid to EverBank concurrently with such termination.

Survival; Indemnification
Survival
None of the representations or warranties contained in the Stock Purchase Agreement will survive the Closing. The covenants and agreements contained in the Stock Purchase Agreement will survive the Closing until fully performed in accordance with their respective terms, provided that the covenants and agreements that by their terms apply or are to be performed prior to the Closing will only survive for six months after the Closing Date. If notice of any claim for indemnification under the Stock Purchase Agreement has been given within the applicable survival period, the Company will not dissolve, wind down or liquidate until the final resolution of any such pending claim.
Indemnification by the Company
The Company has agreed that, from and after the Closing, it will indemnify, defend and hold harmless EverBank and its affiliates, and their respective directors, officers, employees, shareholders, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “EverBank Indemnified Parties”) from and against any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and reasonable costs and expenses (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the EverBank Indemnified Parties, relating to or arising out of or resulting from:
•
any breach of any covenant or agreement of the Company or the Bank contained in the Stock Purchase Agreement or any other document or instrument furnished or to be furnished by the Company or the Bank pursuant to the Stock Purchase Agreement; and

•
any liabilities, obligations and commitments of the Company, including all transaction expenses, shareholder claims and any other liabilities, obligations and commitments arising as a result of the Company being a publicly traded company or being subject to the Plea Agreement with the Department of Justice and the Plan of Dissolution.

With respect to the first bullet above, the Company will not be liable to the EverBank Indemnified Parties for (i) any Losses for any individual claim (or group of directly related claims) less than $50,000 or (ii) any Losses unless the Losses therefrom exceed an aggregate amount (including all losses attributable to the Company) equal to $2,610,000.

Indemnification by EverBank
EverBank has agreed to indemnify, defend and hold harmless each of the Company and the Bank, their affiliates, and each of their respective directors, officers, employees, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Company Indemnified Parties”), from and against any Losses relating to or arising out of:
•
any breach of a covenant or agreement of EverBank contained in the Stock Purchase Agreement or any other document or instrument furnished or to be furnished by EverBank pursuant to the Stock Purchase Agreement; and

•
the operation of the Bank or the Surviving Bank after the Closing Date.

With respect to the first bullet above, EverBank will not be liable to the Company Indemnified Parties for (i) any Losses for any individual claim (or group of directly related claims) less than $50,000 or (ii) any Losses unless the Losses therefrom exceed an aggregate amount equal to $2,610,000.
Expenses
Except as otherwise provided in the Stock Purchase Agreement, all fees and expenses payable in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement shall be the sole liability of the party incurring such expense.
Amendment; Waiver
Any provision of the Stock Purchase Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and EverBank, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.
Specific Performance
The Company and EverBank will be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of the Stock Purchase Agreement, in addition to any other remedy at law or equity.
Governing Law
The Stock Purchase Agreement will be interpreted, governed, and construed in all respects by and in accordance with the internal laws of the State of New York applicable to agreements made and wholly to be performed in such State, without regard to the conflict of law principles thereof (except that matters relating to the fiduciary duty of the Board of Directors shall be subject to the laws of the State of Michigan).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION AND THE DISSOLUTION
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the sale of the Bank’s capital stock and liquidation of the Company to U.S. Holders and Non-U.S. Holders (each as defined below) of the Company’s common stock. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, this discussion does not address all aspects of U.S. federal income taxation, such as the alternative minimum tax or the net investment income tax. This discussion is based upon the Code, the U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in each case in effect as of the date hereof. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the transactions described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.
This discussion addresses only those holders of the Company’s common stock that hold such shares of stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a financial institution;

•
a tax-exempt organization;

•
a pass-through entity (or an investor in a pass-through entity);

•
an insurance company;

•
a mutual fund;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects mark-to-market treatment;

•
a holder of the Company’s common stock that received the Company’s common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that has a functional currency other than the U.S. dollar;

•
a real estate investment trust;

•
a regulated investment company; or

•
a holder of the Company’s common stock that holds such shares of stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Company’s common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Company’s common stock, you should consult your tax advisor regarding the consequences to you of the liquidation.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER OF THE COMPANY’S COMMON STOCK. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE LIQUIDATION IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL, NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of the Company’s common stock that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of the Company’s common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences of the Transaction
For U.S. federal income tax purposes, the Transaction will be treated as a taxable sale of the Bank’s capital stock to EverBank in exchange for the consideration set forth in the Stock Purchase Agreement.
The sale of the Bank’s capital stock will be treated as a taxable sale pursuant to Section 1001 of the Code for U.S. federal income tax purposes and the Company generally will recognize gain or loss on the sale of the Bank’s capital stock to EverBank equal to the difference between the fair market value of the consideration received for the Bank’s capital stock and the Company’s adjusted tax basis in the Bank’s capital stock. The Company expects to recognize a loss on the sale of the Bank’s capital stock for U.S. federal income tax purposes, resulting in no U.S. federal income tax payable by the Company.
U.S. Federal Income Tax Consequences of the Dissolution to U.S. Holders
The Plan of Dissolution is considered a plan of complete liquation for purposes of U.S. federal income tax laws. Distributions received by U.S. Holders in liquidation of the Company pursuant to Section 331 of the Code will be treated as payment in exchange for their shares of the Company’s common stock and will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder of the Company’s common stock that receives cash in exchange for its shares of the Company’s common stock in the liquidation will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in such shares. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of the Company’s common stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in its shares of the Company’s common stock is more than one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
If a U.S. Holder acquired different blocks of the Company’s common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of the Company’s common stock.
U.S. Federal Income Tax Consequences of the Dissolution to Non-U.S. Holders
A Non-U.S. Holder’s gain or loss from the liquidation will generally be determined in the same manner as that of a U.S. Holder. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any such gain unless:
1.
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty);
2.
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the liquidation, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty); or

3.
the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the liquidation or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “relevant period”) and, if shares of the Company’s common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of the shares of the Company’s common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that the Company is not, and has not been, a USRPHC at any time during the five-year period preceding the liquidation. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are or have been a USRPHC during the relevant period.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the liquidation in light of their particular circumstances, including the applicability of withholding and income tax treaties and the Company’s status as a USRPHC.
Information Reporting and Backup Withholding
Information reporting and backup withholding (at a current rate of 24 percent) may apply to the proceeds received by a holder pursuant to the liquidation. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a U.S. federal withholding tax of 30 percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30 percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The U.S. Treasury Department has released proposed Treasury Regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30 percent applicable to the gross proceeds of a sale or other disposition of shares of the Company’s common stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Holders of shares of the Company’s common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of such shares of stock pursuant to the liquidation.
THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION AND THE DISSOLUTION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE TRANSACTION AND THE DISSOLUTION. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE TRANSACTION TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS OF THE TRANSACTION AND THE DISSOLUTION TO THEIR SITUATION, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS.

PROPOSAL NO. 2: THE PLAN OF DISSOLUTION PROPOSAL
This proposal provides our shareholders with an opportunity to approve the Plan of Dissolution. Shareholders should read this proxy statement carefully and in its entirety, including the annexes, for more detailed information concerning the Plan of Dissolution and the transactions contemplated thereby. A copy of the Plan of Dissolution is attached to this proxy statement as Annex B.
By approving the Plan of Dissolution, you approve of the transactions contemplated thereby. After careful consideration, the Board of Directors unanimously determined that the Plan of Dissolution and the transactions contemplated thereby are advisable and in the best interests of the Company and its shareholders and unanimously approved and adopted the Plan of Dissolution and the transactions contemplated thereby. See “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34 of this proxy statement for a more detailed discussion of the Board of Directors’ recommendation.
The approval by the shareholders of the Plan of Dissolution Proposal is a condition to the completion of the transactions contemplated by the Stock Purchase Agreement. Approval of the Plan of Dissolution Proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s common stock.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PLAN OF DISSOLUTION PROPOSAL

THE PLAN OF DISSOLUTION
This section describes the material terms of the Plan of Dissolution. The description of the Plan of Dissolution in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Plan of Dissolution, a copy of which is attached as Annex B to, and is incorporated by reference into, this proxy statement. This summary does not purport to be complete and does not contain all of the information about the Plan of Dissolution that may be important to you. We urge you to read the Plan of Dissolution carefully and in its entirety, as it is the legal document governing the transactions contemplated by the Plan of Dissolution. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 97 of this proxy statement.
Explanatory Note Regarding the Plan of Dissolution
The Plan of Dissolution and this summary of its material terms are included to provide you with information regarding the terms of the Plan of Dissolution. Factual disclosures about the Company contained in this proxy statement or in the public reports of the Company filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Plan of Dissolution.
The Plan of Dissolution provides for the dissolution of the Company under Michigan law. If the Plan of Dissolution is approved by the Company’s shareholders, the Company intends to file a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs and, subject to first completing the wind down of the Company and paying or providing for the Company’s creditors and existing and reasonably foreseeable debts, liabilities, and obligations of and claims against the Company (including all transaction expenses incurred in connection with the negotiation and consummation of the Stock Purchase Agreement and any claims or demands received by the Company on behalf of any of its shareholders) in accordance with Michigan law and the Plan of Dissolution, distribute all remaining assets, expected to be all cash, to its shareholders according to their respective rights and interests, in one or more distributions.
General
In general terms, when the Company dissolves, it will cease conducting its business, wind down its affairs, dispose of any remaining non-cash assets, pay or otherwise provide for its debts, liabilities and obligations, and distribute its remaining assets, if any, during a post-dissolution period, as required by the MBCA. With respect to the Plan of Dissolution, the Company will follow the liquidation, dissolution and wind down procedures prescribed by the MBCA and the Plan of Dissolution, as described in further detail under “—Governing Law” beginning on page 80 of this proxy statement. Subject to the requirements of the MBCA and the Plan of Dissolution, the Company will use its existing cash to pay for its wind down procedures, including:
•
the payment of income and other taxes;

•
the payment of the costs associated with the Plan of Dissolution and wind down over the Survival Period (as defined in the section entitled “—Survival Period” below); these costs may include, among others, expenses necessary to the implementation and administration of the Plan of Dissolution and fees and other amounts payable to professional advisors (including legal counsel, financial advisors and others) and to consultants and others assisting the Company with the Plan of Dissolution;

•
the payment of any claims by others against the Company that it does not reject as part of the dissolution and wind down process (including any claims or demands received by the Company on behalf of any of its shareholders);

•
the payment of any amounts owed by the Company under contracts with third parties (including all transaction expenses incurred in connection with the negotiation and consummation of the Stock Purchase Agreement);

•
the funding of any reserves or other security the Company is required to establish, or deems appropriate to establish, to pay for asserted claims (including lawsuits) and possible future claims, as further described below; and

•
solely to the extent the Company has cash remaining after provision for the above-described payments and funding of any reserves or other security the Company is required to establish or deems appropriate to establish, liquidating distributions to be made to shareholders, which distributions may be made from time to time as available and in accordance with the procedures required by the MBCA and the Plan of Dissolution as described below.

Distributions to Shareholders
Distributions to shareholders will be paid in one or more distributions. The first such distribution is expected to occur shortly following the closing of the Transaction and is currently estimated to be in an aggregate amount equal to substantially all of the proceeds received therefrom, with any remaining distributions to occur after the dissolution and wind down process is completed. Such distributions will not occur until after the certificate of dissolution is filed, and the Company cannot predict the exact timing or amount of any such distributions, as uncertainties as to the ultimate amount of liabilities, operating costs and amounts to be set aside for claims, debts, obligations and provisions during the dissolution and wind down process, and the related timing to complete the wind down of the Company’s affairs, make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to shareholders or the timing of any such distributions. Examples of uncertainties that could reduce the value of distributions, if any, to shareholders include, without limitation: the incurrence by the Company of costs and expenses relating to the dissolution being different than estimated; unanticipated costs relating to the defense, satisfaction or settlement of lawsuits or other claims threatened against the Company or its officers or directors (including currently unknown claims); amounts necessary to resolve claims of creditors; and delays in the dissolution and wind down process.
In addition to the cash purchase price under the Stock Purchase Agreement of $261,000,000, the Company expects to have approximately $11,000,000 in cash at year-end 2024, bringing total expected cash following the closing of the Transaction to approximately $272,000,000. Based on current estimates of Transaction costs, wind down expenses and liabilities, the Company currently expects to make an initial distribution of approximately $257,000,000, or approximately 95% of the Company’s cash, to shareholders shortly after the closing of the Transaction and the filing of the certificate of dissolution, leaving approximately $15,000,000 reserved for Transaction costs, wind down expenses and liabilities, both known and contingent.
The amount of cash to be reserved for Transaction costs, wind down expenses and liabilities, both known and contingent, is preliminary and cannot be finalized until much closer to the Closing of the Transaction. The Board has legal obligations under Michigan law to set aside monies for both known and contingent liabilities, so there is a significant possibility that the final cash reserve will differ materially from the estimates that have been prepared.
Amounts, if any, the Company will be able to distribute to shareholders in liquidation are subject to change and are outside of its control. While the Company intends to pursue matters related to its liquidation and winding down as quickly as possible if it obtains approval of the Plan of Dissolution from shareholders and the Transaction closes, the timing of many elements of this process after dissolution will not be entirely within the Company’s control. Therefore, although the cash proceeds of the Transaction are currently expected to be sufficient to allow a substantial initial distribution shortly following the Closing of the Transaction, the Company is unable to provide any assurances of the amount of the initial distribution or post-dissolution liquidating distributions to shareholders, if any.
The above description of the dissolution is general in nature and is subject to various other factors and requirements, as described in greater detail below.
Background and Reasons for the Proposed Dissolution
See “The Transaction—Background of the Transaction” beginning on page 29 of this proxy statement and “The Transaction—The Company’s Reasons for the Transaction; Recommendation of the Board of Directors” beginning on page 34 of this proxy statement for a discussion of the background and reasons of the Company for approving and adopting the Plan of Dissolution.

Governing Law
The Company is a corporation organized under the laws of the State of Michigan and the dissolution will be governed by the MBCA. The following is a brief summary of some of the MBCA provisions applicable to the dissolution.
Michigan Law Generally
Authorization of Board and Shareholders.
If a corporation’s board of directors deems it advisable that the corporation should dissolve, it may adopt a resolution to that effect by a majority vote of the whole board at a meeting of the board and notify the corporation’s shareholders of the adoption of the resolution and the calling of a meeting of shareholders to act on the resolution. The Board has unanimously adopted a resolution approving the Plan of Dissolution and declaring it advisable and recommending it to the Company’s shareholders. The Plan of Dissolution must be approved by the affirmative vote of a majority of all the votes entitled to be cast by the holders of the Company’s outstanding common stock.
Certificate of Dissolution.   If a corporation’s shareholders authorize its dissolution, the corporation must file a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs to effect the dissolution. If the Company’s shareholders authorize the dissolution at the Special Meeting, the Company intends to file the certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs as soon as practicable after the receipt of such approval and the closing of the Transaction. However, the timing of such filing is subject to the discretion of the Board.
Time of Dissolution.   When a corporation’s certificate of dissolution is filed with the Michigan Department of Licensing and Regulatory Affairs and has become effective, along with the corporation’s payment of all taxes (including Michigan franchise taxes) and fees authorized to be collected by the Michigan Secretary of State, the corporation will be dissolved. The effective time of the dissolution is herein referred to as the “Dissolution Effective Time.”
Continuation of the Company After Dissolution
A dissolved corporation continues its existence after dissolution for such period as is necessary to complete the winding down of its affairs, including the payment of its debts, obligations and other liabilities and the distribution of its remaining assets to its shareholders. Any action, suit or proceeding begun by or against the corporation before or during the Survival Period (as defined below) does not terminate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the Survival Period until any related final judgments, orders or decrees are rendered, without the necessity for any special direction by the applicable court. The Plan of Dissolution will govern the Company’s wind down process after dissolution.
Payment and Distribution to Claimants and Shareholders
A dissolved corporation must pay or make provision for the payment (or reservation of funds as security for payment) of the debts, obligations, and liabilities of and claims against the corporation in accordance with the applicable provisions of the MBCA prior to the distribution of remaining assets to the corporation’s shareholders.
Claim Acceleration Procedures under MBCA Sections 841a and 842a (the “Acceleration Procedures”)
A dissolved corporation may elect to give notice of its dissolution to persons known to have a claim against the corporation (“Known Claimants”), and/or to publish notice of the dissolution in a generally distributed publication, and after giving these notices, must follow the procedures set forth in the MBCA, as described below. If a dissolved corporation does not elect to avail itself of either of the Acceleration Procedures, then any claims against the corporation will expire if a proceeding is not commenced within the applicable Michigan statute of limitations.

The Plan of Dissolution provides that the Board will follow the Acceleration Procedure by which the Company will mail written notices to Known Claimants. The Plan of Dissolution provides the Board with discretion to follow the Acceleration Procedure by which the Company may publish a notice of its dissolution.
Known Claimants
Written Notices.   The notice to Known Claimants must state (1) that the corporation has been dissolved and the effective date of the dissolution; (2) a description of the information that must be included in a claim, including information sufficient to allow the corporation to reasonably determine whether the accept or reject the claim; (3) a mailing address where a claim may be sent; (4) the deadline by which the corporation must receive the claim, which must be at least six months after the effective date of the written notice to Known Claimants (the “Claim Date”); and (5) a statement that the claim will be barred if not received by the Claim Date.
Effect of Non-Responses to Notices.   If the dissolved corporation does not receive a response to the corporation’s notice by the Claim Date from a Known Claimant who was given written notice as described above, then the claimant’s claim will be barred.
Publication of Notice.   The dissolved corporation may also provide notice of the dissolution by publishing notice in a newspaper of general circulation in the county where the dissolved corporation’s principal office is or was located. The publication of notice must state (1) that the corporation has been dissolved and the effective date of the dissolution; (2) that a claim against the corporation will be barred if the claimant does not commence a proceeding to enforce the claim within one year after the publication date of the published notice; (3) a description of the information that must be included in a claim, including information sufficient to reasonably determine whether to accept or reject the claim; and (4) a mailing address where a claim may be sent.
Effect of Non-Responses to Publication.   If the dissolved corporation does not receive a response to the corporation’s published notice within one year after the date of publication as described above, then the claims of most claimants will be barred.
Treatment of Responses to Notices.   If the dissolved corporation receives a response to the corporation’s notice by the Claim Date or a notice of a claim in response to the publication of notice within one year after the date of publication, then the dissolved corporation may accept or reject, in whole or in part, the claim. If the dissolved corporation rejects a claim, it must mail a notice of the rejection to the claimant by certified or registered mail, return receipt requested. The notice must state that any claim so rejected will be barred if the claimant does not commence an action, suit or proceeding with respect to the claim within 90 days of the effective date of the rejection.
Effect of Non-Responses to Rejections of Claims.   If the dissolved corporation rejects a claim and the claimant does not commence an action suit or proceeding with respect to the claim within the 90-day post-rejection period, then the claimant’s claim will be barred.
Payments and Distributions
If a dissolved corporation follows either or both of the Acceleration Procedures, then it will (1) pay the current claims made but not rejected, and (2) pay or make adequate provision for all other claims that are matured, known and uncontested or that have been finally determined to be owing by the dissolved corporation. Adequate provision is deemed to have been made for any debt, obligation, or liability of the corporation if payment has been assumed or guaranteed in good faith by one or more financially responsible persons, and the provision, including the financial responsibility of the persons, was determined in good faith and with reasonable care by the Board to be adequate. If there are insufficient assets to make these payments and provisions, then any debts, obligations or liabilities of the corporation will be satisfied ratably in accordance with legal priorities, to the extent that assets are available.
All remaining assets will be distributed to the dissolved corporation’s shareholders, but not earlier than 90 days after the effective date of the last notice of rejection given by the dissolved corporation to a claimant pursuant to the Acceleration Procedures.

Material U.S. Federal Income Tax Consequences of the Proposed Dissolution and Liquidation
See “Material U.S. Federal Income Tax Consequences of the Transaction and the Dissolution” beginning on page 73 of this proxy statement for a discussion of the anticipated material U.S. federal income tax consequences of the proposed dissolution and liquidation of the Company.
Survival Period
After the Dissolution Effective Time and until the Company has made adequate provision, by payment or otherwise, for all of the Company’s existing and reasonably foreseeable debts, liabilities, and/or obligations, including by holding adequate reserves necessary to pay, settle or otherwise satisfy such debts, liabilities, and/or obligations or by transferring any such debt, liability, and/or obligation to a financially responsible third party in compliance with Section 855a of the MBCA, and after the expiration of 90 days after the effective date of the last notice of rejection given by the dissolved corporation to a claimant pursuant to the Acceleration Procedures (the “Survival Period”), the Company will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against it; settling and closing its business; disposing of and conveying its property; discharging its liabilities in accordance with the MBCA; and distributing its remaining assets to shareholders. As soon as practicable after the closing of the Transaction, and after having made such payments or adequate provision as provided for in the Plan of Dissolution and otherwise in accordance with the MBCA, the Company will distribute to shareholders excess cash beyond that which is required to be maintained for the purposes of satisfying the Company’s debts, liabilities and/or obligations. Following the Closing, the Company will no longer engage in the business of operating a bank and will have no operations, except to the extent necessary to preserve the value of its assets and wind down its business affairs in accordance with the Plan of Dissolution.
Notice Procedures
The Company intends to elect to follow the Acceleration Procedure whereby the Company will provide written notice to Known Claimants described under “—Michigan Law Generally—Payment and Distribution to Claimants and Shareholders—Claim Acceleration Procedures under MBCA Sections 841a and 842a” beginning on page 80 of this proxy statement. The Board retains the discretion to dissolve the Company without availing itself of the publication of notice Acceleration Procedure and in accordance with the MBCA.
Continuing Employees and Consultants
During the Survival Period, the Company may retain, hire, employ or contract with employees, professionals, consultants, and others, as the Board may determine, from time to time, to be necessary or advisable to effect the dissolution as described in the Plan of Dissolution.
After the closing of the Transaction and the filing of the certificate of dissolution, the Board expects it will reduce the size of the Board to save costs. The size of the Board and the identity of the Board members has not yet been determined.
The Company may, in the absolute discretion of the Board, pay its directors, any employees it may hire, consultants, agents and other representatives compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they will be required to undertake in connection with the implementation of the Plan of Dissolution.
Sale of Remaining Assets
The Plan of Dissolution contemplates the sale of all of the Company’s remaining assets, including the sale of 100% of the capital stock of the Bank pursuant to the Stock Purchase Agreement. After the sale of the Bank, the Company will have no material assets remaining other than cash and readily marketable securities, if any, and will proceed to pay or make adequate provision for its debts, liabilities and/or obligations, after which time distributions may be made by the Company to its shareholders.

Costs and Expenses
The Company will pay all costs and expenses that the Board may determine from time to time to be necessary or advisable to effect the dissolution in accordance with the Plan of Dissolution and as may be necessary or advisable to continue the Company’s existence and operations for purposes of winding down its affairs. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in the Plan of Dissolution and costs incurred to comply with contracts to which the Company is a party.
Indemnification and Insurance
The Company will continue to indemnify its current and former officers, directors, employees and agents in accordance with, and to the extent required or permitted by, the MBCA, its Articles of Incorporation, as amended, its Bylaws, and any contractual arrangements, whether these arrangements existed before the dissolution or were entered into after the dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of the Plan of Dissolution will be covered to the same extent that they were covered before the Dissolution Effective Time. The Board is authorized to obtain and maintain a directors’ and officers’ liability insurance policy as may be necessary to cover the Company’s indemnification obligations, including seeking an extension in time and coverage of its insurance policies currently in effect (including entering into a “tail” policy in respect thereof).
Shareholder Consent
Authorization of the dissolution by the affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding common stock of the Company will, to the fullest extent permitted by law, constitute approval of the Plan of Dissolution and the transactions contemplated thereby. See “Proposal No. 2: The Plan of Dissolution Proposal” beginning on page 77 of this proxy statement.
Accordingly, approval of the Plan of Dissolution Proposal will constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the Dissolution Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and will constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on shareholder approval.
Legal Claims
The Company will defend any claims against it or its officers or directors, whether a claim exists before the Dissolution Effective Time or is brought during the Survival Period, based on advice and counsel of legal and other advisors and in such manner, at such time and with such costs and expenses as the Board may approve from time to time. During the Survival Period, the Company may continue to prosecute any claims that it had against others before the Dissolution Effective Time and may institute any new claims against any person as the Board may determine necessary or advisable to protect the Company and its assets and rights or to implement the Plan of Dissolution. At the Board’s discretion, the Company may defend, prosecute or settle any lawsuits, as applicable. There are currently no legal claims against the Company.
Dissolution Effective Time; Shares of the Company
The Dissolution Effective Time will be the time the certificate of dissolution is filed with the Michigan Department of Licensing and Regulatory Affairs or such later date and time that is stated in the certificate of dissolution.
From and after the Dissolution Effective Time, and subject to applicable law, each holder of shares of the Company’s common stock will cease to have any rights in respect of those shares, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution and the MBCA. As of the Dissolution Effective Time, the Company’s stock transfer records will be closed, and the Company will not record or recognize any transfer of shares of common stock occurring after the Dissolution Effective Time, except such transfers occurring by will, intestate succession or operation of law. The Company expects the Dissolution Effective Time to be as soon as reasonably practicable after the Plan of Dissolution Proposal is approved by its shareholders. No shareholder will have any dissenters’ or appraisal rights in connection with the Company’s dissolution and winding down.
Unclaimed Distributions
If any distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing ownership of the Company’s common stock or provided other evidence of ownership as required in the Plan of Dissolution or by the Board or for any other reason, the distribution to which the shareholder is otherwise entitled will be transferred, at such time as the final liquidating distribution is made by the Company, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to the shareholder as the sole equitable owner of the distribution and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of the Company or any of its shareholders.
Liquidating Trust
While the Company does not currently propose transferring its assets to a liquidating trust, it may do so if deemed appropriate by the Board, based on advice of its legal, tax and accounting advisors.
Abandonment, Exceptions, Modifications, Clarifications and Amendments
Notwithstanding the authorization of the Plan of Dissolution by the Company’s shareholders as described in this proxy statement, the Board will have the right, as permitted by the MBCA and the resolutions of the Board recommending the dissolution to the shareholders for approval, to abandon the dissolution and terminate the Plan of Dissolution, subject to the approval by shareholders, if the Board determines that doing so is in the best interest of the Company and its shareholders. Revocation of the dissolution would require the Board to adopt a resolution revoking dissolution which would then require shareholder approval under Michigan law.
Contingent Liabilities; Reserves
Under Michigan law, the Company is required, in connection with the dissolution, to pay or make reasonable provision for payment of its liabilities and obligations. The Company will pay all of its expenses (including operating and wind down expenses to be incurred throughout the dissolution and wind down process) and other known, non-contingent liabilities. The Company has used and anticipates continuing to use cash until the end of the Survival Period for a number of items, including, but not limited to, the following:
•
expenses in connection with the negotiation and consummation of the Stock Purchase Agreement;

•
expenses, including retention amounts, incurred in connection with extending its directors’ and officers’ insurance coverage;

•
expenses incurred in connection with the dissolution;

•
taxes imposed upon the Company and any assets; and

•
professional, legal, consulting and accounting fees.

The Company will maintain a cash reserve that it believes will be adequate for the satisfaction of current unknown, contingent and/or conditional claims and liabilities. The Company may also take other steps to provide for the satisfaction of the reasonably estimated amount of such claims and liabilities, including acquiring insurance coverage with respect to certain claims and liabilities.
The estimated amount of a cash reserve (if any) would be based upon certain estimates and assumptions and a review of estimated operating expenses and future estimated liabilities, including, without limitation, estimated operating costs, directors’ and officers’ insurance, legal, accounting and consulting fees and miscellaneous expenses, and accrued expenses reflected in the Company’s financial statements. There can be no assurance that the cash reserve will be sufficient. If any estimates regarding the expenses to be incurred in the dissolution and wind down process, including expenses of personnel required and other operating expenses (including legal, accounting and consulting fees) necessary to dissolve and liquidate the Company and the expenses to satisfy outstanding obligations, liabilities and claims during the dissolution and wind down process, are inaccurate, the Company may be required to increase the amount of the reserve. After the liabilities, expenses and obligations for which the cash reserve is established have been satisfied in full (or determined not to be owed), the Company will distribute to its shareholders any remaining portion of the cash reserve.
In the event the Company fails to create an adequate reserve for the payment of its expenses and liabilities and amounts have been distributed to the shareholders under the Plan of Dissolution, creditors may be able to pursue claims against shareholders directly to the extent that they have claims co-extensive with such shareholders’ receipt of liquidating distributions.
If it was determined by a court that the Company failed to make adequate provision for expenses and liabilities or if the amount required to be paid in respect of such liabilities exceeded the amount available from the reserve, a creditor could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of expenses and liabilities. Any such action could delay, substantially diminish or negate the cash distributions contemplated to be made to shareholders under the Plan of Dissolution.
Interests of Certain Directors and Executive Officers in the Dissolution
After the closing of the Transaction and the filing of the certificate of dissolution, the Board expects it will reduce the size of the Board to save costs. The size of the Board and the identity of the Board members has not yet been determined.
Certain of the executive officers may be asked to enter into a consulting agreement with the Company pursuant to which such person will provide certain consulting services to the Company in connection with the wind down of the Company in accordance with the Plan of Dissolution. The Board of Directors has not yet determined which, if any, of the executive officers may be asked to serve as a consultant for this purpose, nor have the proposed terms of any such consulting agreement been established. The Company currently expects that such agreements would provide for an hourly wage and that the requested service would be on a part time basis.
For a more complete description of these interests, see “The Transaction—Interests of Certain Directors and Executive Officers in the Transaction” beginning on page 52 of this proxy statement.
Articles of Incorporation and Bylaws
During the Survival Period, the Company will continue to be governed by its Articles of Incorporation and Bylaws, each as amended, insofar as their terms apply and insofar as necessary or appropriate to implement the Plan of Dissolution. The Board will continue to have the authority to amend the Articles of Incorporation and Bylaws as it may deem necessary or advisable.
Authority of the Board
If the Plan of Dissolution is approved by the Company’s shareholders, the Board, without further action by the shareholders, will be authorized to take all actions as it deems necessary or advisable to implement the Plan of Dissolution. All determinations and decisions to be made by the Board will be at the absolute and sole discretion of the Board.
Liquidation Analysis
The following is the Company’s current estimate of its operation and liquidation after the Plan of Dissolution is approved and adopted by the Company’s shareholders. Any distributions to the Company’s shareholders will not occur until after the certificate of dissolution is filed, and the Company cannot predict with certainty the timing, amount, or number of any such distributions, or whether any such distributions will occur, as uncertainties as to the ultimate amount and scope of the Company’s liabilities, the operating costs and amounts to be set aside for claims, debts, obligations and provisions during the dissolution and wind down process, and the related timing to complete the wind down of the Company’s affairs, make it impossible to predict with certainty the actual net cash amount, if any, that will ultimately be available for distribution to shareholders or the timing of any such distributions. Among other things, the Company’s potential liabilities that may require provision could include those relating to indemnification obligations, if any, to third parties or to the Company’s current and former officers and directors, and to resolve any shareholder or other litigation that may emerge, even though none is now pending or to the Company’s knowledge threatened. Examples of uncertainties that could reduce the value of distributions to the Company’s shareholders include: the incurrence by the Company of expenses relating to the dissolution being different than estimated; unanticipated costs relating to the defense, satisfaction or settlement of lawsuits or other claims that may be threatened against the Company or its current or former directors or officers; amounts necessary to resolve claims of any creditors or other third parties; and delays in the dissolution and wind down process. See “Risk Factors—Risks Related to the Plan of Dissolution.”
Sterling Bancorp Operation and Liquidation Analysis
(Dollars in Thousands)
Tasks over 12 month period
Final regulatory and tax filings
Payment of remaining obligations
Final distribution to shareholders
Cash available for distribution (estimated)
Transaction proceeds	$261,000
Cash prior to close	11,185
Earnings on cash holdings	187
Cash on hand	272,372
Cash needs for 12 month period (estimated)
Operation
Personnel(1)	$2,000
Board(2)	150
Contracts and other expenses
D&O tail policy(3)	840
Insurance expense (post close)	320
Audit and tax fees	500
Special Master to DOJ(4)	50
Public company expenses(5)	279
Occupancy, equipment and data processing	371
Professional services(6)	167
Legal expenses	1,200
Contingency reserve for unknown claims	3,500
Total wind down expenses	9,377
Transaction expenses(7)	5,585
Total cash needs	14,962
Total cash available to distribute to shareholders	$257,410
Shares outstanding(8)	52,613,933
Distribution per share	$4.89

(1)
Consists of consultants (seven on part-time basis) and third-party liquidation firm.

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(2)
Based on retention fee for five directors.

(3)
Based on preliminary rates from insurance broker.

(4)
Fees due to special master appointed by the court to administer the restitution amount paid by the Company under the Plea Agreement.

(5)
Costs for listing fee, printer, press releases, investor calls and proxy statement.

(6)
Fees for transfer and paying agent, stock compensation services and public notices.

(7)
Includes fees of investment bankers, legal and other service providers.

(8)
As of September 30, 2024, inclusive of all unvested restricted stock awards, which will vest at closing, and assuming all options to acquire 300,000 shares held by the Company’s chief executive officer are exercised.

PROPOSAL NO. 3: THE COMPENSATION PROPOSAL
This proposal provides our shareholders with an opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers that is based on or otherwise relates to the transactions contemplated by the Stock Purchase Agreement and Plan of Dissolution as disclosed in the section entitled “The Transaction—Interests of Certain Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to the Company’s Executive Officers,” beginning on page 55 of this proxy statement.
The advisory vote on the Compensation Proposal is a vote separate and apart from the votes on the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal and the Adjournment Proposal. Accordingly, if you are a shareholder, you may vote to approve the Stock Purchase Agreement Proposal, the Plan of Dissolution Proposal and/or the Adjournment Proposal and vote not to approve the Compensation Proposal, and vice versa.
The approval of the Compensation Proposal by shareholders is not a condition to the completion of the transactions contemplated by the Stock Purchase Agreement or the Plan of Dissolution. If the transactions contemplated by the Stock Purchase Agreement and the Plan of Dissolution are completed, the transaction-related compensation will be paid to our named executive officers to the extent payable in accordance with the terms of the applicable compensation agreements and arrangements even if shareholders fail to approve this advisory vote regarding transaction-related compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:
“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the transactions contemplated by the Stock Purchase Agreement and the Plan of Dissolution and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transaction—Interests of Certain Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to the Company’s Executive Officers.””

PROPOSAL NO. 4: THE ADJOURNMENT PROPOSAL
The Special Meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Stock Purchase Agreement Proposal or the Plan of Dissolution Proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to shareholders.
If, at the Special Meeting, the number of shares of common stock present or represented and voting in favor of the Stock Purchase Agreement Proposal or the Plan of Dissolution Proposal is insufficient to approve the Stock Purchase Agreement Proposal or the Plan of Dissolution Proposal, the Company intends to move to adjourn the Special Meeting in order to enable the Board of Directors to solicit additional proxies for approval of the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal. In that event, the Company will ask shareholders to vote upon the Adjournment Proposal, but not the Stock Purchase Agreement Proposal or the Plan of Dissolution Proposal.
In this proposal, the Company is asking shareholders to authorize the holder of any proxy solicited by the Board, on a discretionary basis, if a quorum is not present and (i) if there are not sufficient votes at the time of the Special Meeting to approve the Stock Purchase Agreement Proposal or the Plan of Dissolution Proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement is timely provided to shareholders, to vote in favor of adjourning the Special Meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from shareholders who have previously voted.
Pursuant to the Company’s bylaws, whether or not a quorum is obtained at the Special Meeting, the chairman of the Special Meeting may adjourn the meeting without notice, except as provided by law, by making an announcement at the Special Meeting, and may do so without a vote of shareholders.
The approval of the Adjournment Proposal by shareholders is not a condition to the completion of the transactions contemplated by the Stock Purchase Agreement or the Plan of Dissolution.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADJOURNMENT PROPOSAL

MARKET INFORMATION
Market Price of the Company’s Common Stock
The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “SBT”.
The closing price of the Company’s common stock on the Nasdaq on September 13, 2024, the last trading day prior to the public announcement of the execution of the Stock Purchase Agreement, was $5.71 per share. On November 5, 2024, the most recent practicable date before this proxy statement was mailed to the Company’s shareholders, the closing price of the Company’s common stock on the Nasdaq was $4.75 per share. You are encouraged to obtain current market quotations in connection with voting your shares.
Holders
As of November 4, 2024, the Record Date for the Special Meeting, the Company had approximately 75 holders of record.
Dividends
Prior to March 2020, the Company paid dividends to its shareholders from time to time. In March 2020, in connection with the issues giving rise to an internal review of the Company’s former loan product, the Company announced the suspension of the payment of dividends. The Company has not declared or paid dividends since then. The Company does not intend to pay dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information as of September 30, 2024 regarding the beneficial ownership of the Company’s common stock by:
•
each shareholder known by us to beneficially own more than five percent (5%) of our outstanding common stock;

•
each of our directors and named executive officers; and

•
all of our directors and executive officers as a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within sixty (60) days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, the Company believes that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Except as otherwise specified below, the address for each listed shareholder is: c/o Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076.
	Common Stock Owned
Name and Address of Beneficial Owner	Number of Shares	Percent(1)
5% Shareholders:
K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022(2)(3) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	12,107,732	23.71%
J. Thomas MacFarlane(3) 255 East Brown Street, Suite 320, Birmingham, MI 48009	12,107,732	23.71%
Michael Shawn(4) 1680 Michigan Avenue, Suite 815, Miami Beach, FL 33139	8,981,041	17.59%
Harry S. Stern(5) 220 Montgomery Street, 15th Floor, San Francisco, CA 94104	8,101,536	15.87%
K.I.S.S. Bank Stock Trust(4) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	7,507,318	14.70%
Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust(2)(5) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	5,743,579	11.25%
FJ Capital Management LLC(6) 7901 Jones Branch Drive, Suite 210, McLean, VA 22102	4,039,150	7.91%
Scott J. Seligman(7)	3,641,401	7.13%
Directors:
Peggy Daitch(8)(9)(10)	15,789	*
Tracey Dedrick(8)(9)(10)	14,925	*
Michael Donahue(9)(10)	2,475	*
Steven E. Gallotta(8)(9)(10)	14,925	*
Denny Kim(8)(9)(10)	14,925	*
Christine Meredith(11)	31,306	*
Thomas M. O’Brien(12)	767,832	1.49%
Eboh Okorie(9)(10)	2,475	*
Benjamin Wineman(8)(9)(10)	32,025	*
Named Executive Officers (Non-Directors):
Karen Knott(13)	30,573	*
Elizabeth M. Keogh(14)	392	*
Eleni Willis(15)	15,635	*
All directors and executive officers as a group (12 persons total)(16)	943,277	1.84%

*
Less than 1%.

(1)
Based on 51,060,364 shares of common stock issued and outstanding as of September 30, 2024, plus shares of common stock which our directors and executive officers in the aggregate have the right to acquire within sixty (60) days of September 30, 2024, as follows: Mr. O’Brien (option to acquire 300,000 shares), Ms. Knott (options to acquire 12,059 shares) and Ms. Willis (1,577 shares of restricted stock due to vest within sixty (60) days of September 30, 2024).

(2)
Mr. Seligman disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest, if any, therein.

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(3)
Based on a Schedule 13G/A filed by Erwin Rubenstein, J. Thomas MacFarlane and the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022, on July 6, 2022, Mr. MacFarlane, as trustee of the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022, has voting and dispositive power over 12,107,732 shares of common stock beneficially owned by the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022. Mr. MacFarlane disclaims beneficial ownership of the shares owned by the K.I.S.S. Dynasty Trust No. 9 dated March 2, 2022. On September 15, 2024, K.I.S.S. Dynasty Trust No. 9 entered into a Voting Agreement with EverBank and the Company, pursuant to which Mr. MacFarlane, as trustee, agreed, among other things, to vote the shares held by the trust in favor of the Stock Purchase Agreement and the Plan of Dissolution. See “The Transaction—Shareholder Voting Agreements” beginning on page 59 of this proxy statement.

(4)
Based on a Schedule 13D/A filed by Michael Shawn on September 17, 2024, Mr. Shawn is trustee of the K.I.S.S. Bank Stock Trust and the 1993 Bank Stock Trust, which hold 7,507,318 and 1,473,723 shares of common stock, respectively, and Mr. Shawn, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,981,041 shares of common stock. On September 15, 2024, K.I.S.S. Bank Stock Trust and the 1993 Bank Stock Trust entered into Voting Agreements with EverBank and the Company, pursuant to which Mr. Shawn, as trustee, agreed, among other things, to vote the shares held by the trusts in favor of the Stock Purchase Agreement and the Plan of Dissolution. See “The Transaction—Shareholder Voting Agreements” beginning on page 59 of this proxy statement.

(5)
Based on a Schedule 13G filed by Harry S. Stern on February 18, 2021, effective November 18, 2020, Mr. Stern was appointed as trustee of the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust and the Scott J. Seligman 1993 Irrevocable Dynasty Trust, which hold 5,743,579 and 2,357,957 shares of common stock, respectively, and Mr. Stern, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,101,536 shares of common stock. Mr. Stern disclaims beneficial ownership of such shares of common stock.

(6)
Based on a Schedule 13G filed by FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin Friedman, Bridge Equities XIV, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and White Oak Enterprises, Inc. on February 8, 2024. Martin Friedman is the Managing Member of FJ Capital Management LLC, and they hold shared voting power and shared dispositive power over 4,039,150 shares of common stock, representing 7.91% of the Company’s common stock. Of those shares, FJ Capital Management LLC is the Managing Member of Financial Opportunity Fund LLC, which holds 3,261,810 shares of common stock, representing 6.39% of the Company’s common stock, as well as shared voting power and shared dispositive power over those shares. In addition, FJ Capital Management LLC is the Managing Member of Financial Opportunity Long/Short Fund LLC, which holds 127,168 shares of common stock as well as shared voting power and shared dispositive power over those shares. In addition, FJ Capital Management LLC is the sub-investment advisor of Bridge Equities XIV, LLC, which holds 490,428 shares of common stock as well as shared voting power and shared dispositive power over those shares. FJ Capital Management LLC also manages 159,744 shares of common stock held by managed accounts, over which it has shared voting power and shared dispositive power. Mr. Friedman and FJ Capital Management LLC disclaim beneficial ownership as to the shares. According to a Form 13-F filed by FJ Capital Management, LLC on August 14, 2024, FJ Capital Management, LLC has indicated that, as of June 30, 2024, it holds an aggregate of 4,231,615 shares of common stock, representing 8.29% of the Company’s common stock.

(7)
Based on a Schedule 13G filed by the Scott J. Seligman Revocable Living Trust on March 2, 2021, consists of shares held by the trust, over which Scott. J. Seligman, former vice president of the Company and founder of the Bank, holds sole voting and dispositive power.

(8)
For Ms. Daitch, Ms. Dedrick, Mr. Gallotta, Mr. Kim and Mr. Wineman, excludes 2,550 shares of an award of 7,500 shares of restricted stock made pursuant to the 2020 Omnibus Plan on January 1, 2022. These awards have not yet vested, and do not carry any voting or dividend rights until vested.

(9)
For Ms. Daitch, Ms. Dedrick, Mr. Donahue, Mr. Gallotta, Mr. Kim, Mr. Okorie and Mr. Wineman, excludes 5,025 shares of an award of 7,500 shares of restricted stock made pursuant to the 2020 Omnibus Plan on January 1, 2023. These awards have not yet vested, and do not carry any voting or dividend rights until vested.

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(10)
For Ms. Daitch, Ms. Dedrick, Mr. Donahue, Mr. Gallotta, Mr. Kim, Mr. Okorie and Mr. Wineman, excludes 7,500 shares of an award of restricted stock made pursuant to the 2020 Omnibus Plan on January 1, 2024. These awards have not yet vested, and do not carry any voting or dividend rights until vested.

(11)
Includes units in the Company’s unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of common stock and the remainder in cash or cash equivalents. An estimate of 5,458 shares of common stock are held in the unitized stock fund and attributed to Ms. Meredith. Excludes 156,723 shares of restricted stock awards that have not vested and do not carry any voting or dividend rights until vested.

(12)
Includes an option to buy 300,000 shares of common stock with an expiration date of June 5, 2030, all of which are now vested. Also includes units in the Company’s unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of common stock and the remainder in cash or cash equivalents. An estimate of 5,669 shares of common stock are held in the unitized stock fund and attributed to Mr. O’Brien. Excludes 124,771 shares of restricted stock awards that have not vested and do not carry any voting or dividend rights until vested.

(13)
Includes an option to buy 2,000 shares of common stock with an expiration date of March 21, 2028; an option to buy 3,115 shares of common stock with an expiration date of March 1, 2029; and an option to buy 6,944 shares of common stock with an expiration date of March 2, 2030. Excludes 151,568 shares of restricted stock awards that have not vested and do not carry any voting or dividend rights until vested.

(14)
Includes units in the Company’s unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of common stock and the remainder in cash or cash equivalents. An estimate of 392 shares of common stock are held in the unitized stock fund and attributed to Ms. Keogh. Excludes 146,592 shares of restricted stock awards that have not vested and do not carry any voting or dividend rights until vested.

(15)
Includes 1,577 shares of restricted stock awards that will vest within sixty (60) days of September 30, 2024. Also includes units in the Company’s unitized stock fund in the Sterling Bank & Trust 401(k) Plan, consisting primarily of common stock and the remainder in cash or cash equivalents. An estimate of 2,093 shares of common stock are held in the unitized stock fund and attributed to Ms. Willis. Excludes 51,920 shares of restricted stock awards that have not vested and do not carry any voting or dividend rights until vested.

The directors and executive officers in the aggregate hold vested options to buy 312,059 shares of common stock. No additional options are scheduled to vest within sixty (60) days of September 30, 2024.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
The Company held its 2024 annual meeting of shareholders on May 16, 2024. If the Transaction is completed and the dissolution becomes effective, the Company will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Transaction is not completed and the dissolution does not become effective or if the Company is otherwise required to do so under applicable law, the Company will hold a 2025 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at the Company’s next annual meeting must be submitted to the Company as set forth below.
Deadline for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials
To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2025, a shareholder proposal, including a recommendation of a director nominee, must be received by the Chief Legal Officer of the Company, One Towne Square, Suite 1900, Southfield, Michigan 48076 no later than December 5, 2024, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the SEC then in effect. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.
Deadline for Shareholder Proposals and Director Nominations to be Brought Before the 2025 Annual Meeting
In order to be considered at any meeting, a shareholder proposal, including for the nomination of directors, must (i) comply with the requirements in the Company’s Articles of Incorporation and Bylaws as to form and content and (ii) must be received by the Company not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty (20) days before or after such anniversary date, such notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting is mailed or transmitted electronically, or public disclosure of the date of the annual meeting is made, whichever first occurs. All shareholder proposals must comply with all requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

OTHER MATTERS
The Board of Directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth herein. If any other business should properly come before the meeting, all properly executed proxies received will be voted regarding the matter as directed by the Board.
The proxy solicitation is being made by the Company and the cost of soliciting proxies will be borne by the Company. If requested, the Company will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to beneficial owners of the Company’s common stock. In addition to solicitation by mail, officers and other employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.
The Company may elect to send a single copy of this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of this proxy statement, as follows:
•
shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and

•
shareholders of record should contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076. The Company will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your shares by proxy promptly will be appreciated.
THE COMPANY’S PROXY STATEMENT IS ALSO AVAILABLE AT INVESTORS.STERLINGBANK.COM AND WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST. TO REQUEST A COPY, WRITE TO SHAREHOLDER RELATIONS DEPARTMENT, STERLING BANCORP, INC., ONE TOWNE SQUARE, SUITE 1900, SOUTHFIELD, MICHIGAN 48076.
It is important that your proxy be submitted promptly in order to ensure your representation at the Special Meeting. You may vote your shares electronically via the internet, by using the telephone, or if you prefer the paper copy, you may submit your proxy by completing, signing and dating the proxy card as promptly as possible and returning it in the accompanying envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Information About the Special Meeting—Voting via the Internet, Telephone or by Mail” on page 24 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions on how to vote your shares, your nominee may be prohibited from voting uninstructed shares on a discretionary basis for the Proposals that will be voted upon at the Special Meeting. We strongly encourage you to vote or, if applicable, provide your nominee with instructions on how to vote your shares.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its website at www.investors.sterlingbank.com. Information included on the Company’s website is not a part of this proxy statement.
The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.
The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:
•
Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, filed with the SEC on March 14, 2024;

•
Quarterly Reports on Form 10-Q, for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024, for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024 and for the quarter ended September 30, 2024, filed with the SEC on November 7, 2024;

•
Definitive Proxy Statement on Form DEF14A, filed with the SEC on April 4, 2024; and

•
Current Reports on Form 8-K, filed with the SEC on March 5, 2024, March 11, 2024, March 21, 2024, May 17, 2024, September 3, 2024 and September 17, 2024.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the Special Meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished to, but not filed with, the SEC, including the related exhibits, is not deemed to be incorporated herein by reference.
You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, upon request in writing or by telephone at the following address and telephone number:
STERLING BANCORP, INC.
One Towne Square, Suite 1900
Southfield, Michigan 48076
Attn: Shareholder Relations Department
(248) 355-2400
If you would like to request documents, please do so by December 11, 2024, to receive them before the Special Meeting. If you request any incorporated documents, the Company will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations should not be relied upon as having been authorized by the Company or any other person. This proxy statement is dated November 8, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary.

Annex A
STOCK PURCHASE AGREEMENT
by and among
STERLING BANCORP, INC.,
STERLING BANK AND TRUST, F.S.B.
and
EVERBANK FINANCIAL CORP

SEPTEMBER 15, 2024

A-i

A-ii

A-iii

SCHEDULES AND EXHIBITS
Schedules
Seller Disclosure Schedules
Purchaser Disclosure Schedules
Exhibits
Exhibit A – Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS
Terms	Sections
Acceptable Confidentiality Agreement	5.4(a)
Acquisition Proposal	5.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Bank Merger	2.5
Bank Merger Agreement	2.5
Bank Merger Certificates	2.5
Bankruptcy and Equity Exception	3.4(a)
Bayview Loan Purchase Agreement	8.3(g)
BCA	Recitals
Board Recommendation	5.3(a)
Cap Amount	5.13(a)
Claim Notice	10.4(a)
Closing	2.2
Closing Date	2.2
Confidential Supervisory Information	11.15
Continuing Employee	6.1(a)
CSA	3.5(d)
de minimis loss	10.2(b)
Deposit Condition	8.3(d)
Derivative Contract	3.14
DIF	3.5(f)
Effective Time	2.5
Employee Plans	3.15(a)
Extension of Credit	3.24(a)
Federal Reserve Board	3.5(a)
Financial Statements	3.7(a)
Indemnified Parties	10.3(a)
Indemnifying Parties	10.4(a)
Lease	3.9(b)
Loan Data File	3.24(d)
Losses	10.2(a)
Material Burdensome Condition	5.5(e)
Material Contract	3.8(a)
Terms	Sections
Michigan Branch	5.9
Necessary Permits	3.10(d)
Nonparty Affiliates	11.16
Notice Period	10.4(a)
OFAC	3.10(c)
Proxy Statement	3.5(a)
Pre-Closing Retention Bonuses	6.1(b)(1)
Post-Closing Retention Bonuses	6.1(b)(1)
Purchaser	Preamble
Purchaser Indemnified Parties	10.2(a)
Recommendation Change	5.3(b)
Registered IP	3.21(a)
Regulatory Approvals	3.5(a)
Related Party Contracts	3.8(a)(11)
Requisite Vote	3.4(b)
Retention Pool	6.1(b)(1)
Seller	Preamble
Seller Bank	Preamble
Seller Bank 401(k) Plan	6.1(c)
Seller Bank Capital Stock	3.2
Seller Bank Indemnified Parties	5.13(b)
Seller Indemnified Parties	10.3(a)
Seller Liabilities	5.17
Seller Parties	Preamble
Seller Released Party	5.18
Seller Retention Bonus Cap	6.1(b)(1)
Shareholder Meeting	5.3(a)
Shares	Recitals
Stock Sale	2.1
Superior Proposal	5.4(c)
Surviving Bank	2.5
Termination Fee	9.2(b)
Third-Party Claim	10.4(a)
WARN Act	3.16(h)

A-v

STOCK PURCHASE AGREEMENT, dated as of September 15, 2024 (this “Agreement”), by and among Sterling Bancorp, Inc., a Michigan corporation and unitary thrift holding company (“Seller”), Sterling Bank and Trust, F.S.B, a federal savings bank (“Seller Bank” and together with Seller, “Seller Parties”) and EverBank Financial Corp, a Delaware corporation (“Purchaser”). As used in this Agreement, capitalized terms have the meanings ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Seller Bank;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, convey, assign and deliver to Purchaser, and Purchaser desires to purchase and accept from Seller, the Shares;
WHEREAS, the board of directors of Seller has (i) approved and declared advisable this Agreement, the Stock Sale and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) authorized the execution, delivery and performance of this Agreement by Seller and Seller Bank, respectively, (iii) resolved to recommend that the shareholders of Seller approve this Agreement, the Stock Sale and the Plan of Dissolution, (iv) directed that this Agreement, the Stock Sale and the Plan of Dissolution be submitted to Seller’s shareholders for adoption by Seller’s shareholders entitled to vote thereon and (v) approved and declared advisable to enter into those certain Voting and Support Agreements, authorized the execution, delivery and performance of those certain Voting and Support Agreements and, pursuant to Section 782 of the Michigan Business Corporation Act (the “BCA”), approved entry into such Voting and Support Agreements as being exempt from the requirements of Section 780 of the BCA;
WHEREAS, the board of directors of Purchaser has approved and declared advisable this Agreement, the Stock Sale and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, and has authorized the execution, delivery and performance of this Agreement by Purchaser;
WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser and certain of Seller’s shareholders entered into those certain Voting and Support Agreements dated as of the date hereof in connection with the Transactions; and
WHEREAS, in connection with the execution and delivery of this Agreement, Purchaser and the U.S. Department of Justice have agreed pursuant to a separate undertaking that Purchaser will, subject to the occurrence of the Closing, assume certain of Seller’s obligations under the Plea Agreement.
NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1   Definitions.   For purposes of this Agreement, the parties covenant and agree to the following definitions and other terms:
“Action” means any civil, criminal, regulatory or administrative action, suit, demand, claim, case, litigation, arbitration, cancellation, inquiry, hearing, dispute, investigation or other proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.
“Average Closing Deposits” means the average daily closing balance of the Specified Deposits for the monthly period ending at the close of business on the last day of the calendar month immediately preceding the Closing Date.
“Branches” means the branches and offices of Seller Bank.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in Jacksonville, Florida or Detroit, Michigan, are authorized or required by applicable Law or other governmental action to be closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the confidentiality agreement, dated as of March 5, 2024, by and between Seller and Purchaser.
“Constituent Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or similar constituent documents, as applicable.
“Contract” means any agreement, contract, arrangement, bond note, commitment, franchise, indemnity, indenture, instrument, lease or license, together with any exhibits, schedules or documents executed or delivered in connection therewith and any modifications, amendments, restatements or other supplements thereto.
“Control” and the correlative terms “Controlling” and “Controlled” means, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“CRA” means the Community Reinvestment Act of 1977, as amended, and applicable regulations implemented thereunder by the OCC.
“Deposit Documents” means all books and records related to deposits of Seller Bank in the possession or control of Seller or Seller Bank, including (a) information, data, records, files, reports and documentation relating to each customer account, including (x) written and email correspondence with any such customer, (y) any correspondence between or among employees of the Seller Parties regarding any such customer or account (including management and/or resolution of complaints by any such customer) and (z) any files with respect to know your customer, anti-money laundering, sanctions or Bank Secrecy Act compliance with respect any such customer or account, (b) all transaction histories and account level data for each customer account, and (c) all deposit account agreements (and all amendments or modifications with respect thereto) and any other documents that establish, modify or amend any terms or conditions of any customer account.
“Environment” means any soil, surface waters, wetlands, groundwater, sediments, surface or subsurface strata, ambient air and any other environmental media.
“Environmental Law” means applicable Law regarding Hazardous Materials or the protection of the Environment.
“Equity Securities” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any warrants, options, restricted shares, performance shares, restricted share units, performance share units, phantom equity, calls or commitments relating to, or any stock or equity appreciation right or other equity or equity-based awards or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Seller Bank, or that is, or was at the relevant time, a member of the same “controlled group” as Seller Bank pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“FDI Act” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.
“Fraud” means an actual or intentional fraud with respect to a representation or warranty set forth in Article III or Article IV of this Agreement or in any certificate delivered pursuant to Section 8.2(c) or Section 8.3(e), as applicable, that constitutes actual common law fraud (and for the avoidance doubt, not constructive fraud or negligent misrepresentation).
“GAAP” means generally accepted accounting principles in the United States of America consistently applied.
“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization and any U.S. government-sponsored enterprise program (including any Mortgage Agency).
“Governmental Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator, tribunal, administrative agency or Governmental Entity.
“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined under any Environmental Law, including any petroleum, asbestos-containing material, or polychlorinated biphenyl.
“HOLA” means the Home Owners’ Loan Act of 1933.
“Intellectual Property” means all intellectual property rights, including in trademarks, service marks, Internet domain names, social or mobile media identifiers, trade dress, logos, corporate names and other source indicators, and all goodwill associated therewith and symbolized thereby (“Trademarks”), patents, copyrights, trade secrets and know-how, and all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-examinations and reissues relating thereto.
“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller to Seller Bank.
“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller from Seller Bank.
“Intervening Event” means any material event, change, effect, development, condition, circumstance or occurrence that (i) improves or would be reasonably likely to improve the business, assets, financial condition or results of operations of Seller Bank, taken as a whole, (ii) is not known by, nor reasonably foreseeable to the Board of Directors of Seller as of the date of this Agreement and (iii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, the fact alone that the Seller Parties meet or exceed any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Seller Parties may be taken into account to the extent not otherwise excluded by this definition) shall not be considered or taken into account in determining whether an Intervening Event has occurred.
“IT Assets” means software, websites, databases, computer systems, networks and other information technology infrastructure, but not, for clarity, any Intellectual Property incorporated into the foregoing.
“Knowledge” means with respect to the Seller Parties, the actual knowledge of the officers of Seller Bank listed in Section 1.1(d) of the Seller Disclosure Schedules and with respect to Purchaser, the actual knowledge of the officers of Purchaser listed in Section 1.1(d) of the Purchaser Disclosure Schedules, in each case following due inquiry.
“Landlord Consents” means the written consents of the respective landlords of the Leases to the change of control of such Leases which consents are required pursuant to the terms of the Leases prior to the change of control of the Leases by Seller Bank to Purchaser on the Closing Date and are set forth in Section 1.1(f) of the Seller Disclosure Schedules.

“Law” means any federal, state, local, domestic or foreign law, including common law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by, or any formal interpretive letter issued by, a Governmental Entity.
“Leakage” means, without duplication, any of the following: (i) any dividend or distribution authorized, declared, set aside, paid or made by Seller Bank; (ii) any redemption or purchase of any shares in the capital of Seller Bank; (iii) any payments made or other economic benefits given by Seller Bank for the benefit of Seller or any shareholder thereof; (iv) any liabilities assumed by Seller Bank from or for the benefit of Seller or any shareholder thereof; (v) any assets transferred by Seller Bank to Seller or any shareholder thereof; and (vi) any loan, advance, capital contribution or other investment to, or for the benefit of, or in, Seller or shareholder thereof by Seller Bank.
“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Lien” means any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust or lease, adverse ownership interest, covenant, right of way, right of first refusal or first offer or option, in each case of any kind or description.
“Loan Documents” means the loan files and documents that are in possession or control of a Seller Party, including notes, deeds of trust, mortgages, commitment letters, loan agreements, appraisals, credit reports, titles to collateral, all verifications (including employment verification, deposit verification, etc.), underwriting or approval memoranda, financial statements of borrowers and guarantors, independently prepared financial statements, commitment letters, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.
“Material Adverse Effect” means with respect to Seller Bank, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of Seller Bank (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in any applicable Law (including any Law in respect of Taxes) or interpretations thereof, (C) changes, after the date hereof, in business, economic or market conditions generally and not specifically relating to Seller Bank and its business, including changes in prevailing interest rates and in the credit and securities markets, (D) any change after the date hereof in global or national political conditions (including as result of the outbreak of war, acts of terrorism), (E) changes after the date hereof as the result of other international or national calamity, including any earthquake, hurricane, wildfire or other natural disasters or acts of God, or global health conditions, including any epidemic, pandemic, disease outbreak (including COVID-19) or other public health emergency, any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or governmental recommendations in connection with or in response to any epidemic, pandemic, disease outbreak (including COVID-19) or other public health emergency or any material worsening of such conditions threatened or existing as of date hereof, (F) any change after the date hereof generally affecting the U.S. financial services industry and not specifically relating to Seller Bank and its business, (G) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof, (H) disclosure, announcement, pendency or consummation of the Transactions or actions expressly required by this Agreement in contemplation of the Transactions, or (I) actions (or the effects of such actions) taken or omitted to be taken pursuant to the written consent of or at the direction of Purchaser; except, with respect to subclauses (A), (B), (C), (D), (E) or (F) to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of Seller Bank or its business, as compared to other companies in the industry in which Seller Bank operates) or (ii) the ability of the Seller Parties to timely consummate the Transactions or perform the obligations contemplated hereunder.

“Mortgage Agency” means the Government National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the U.S. Department of Veterans Affairs or the U.S. Department of Housing and Urban Development, as applicable.
“OCC” means the Office of the Comptroller of the Currency.
“Outside Date” means June 30, 2025.
“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller Bank’s books and records; (ii) Liens resulting from a filing by a lessor as a precautionary filing for a lease; (iii) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar liens arising in the ordinary course which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller Bank’s books and records; (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property for which adequate provision has been made on Seller Bank’s books and records; (v) in the case of real property, zoning, building or other land use regulations which are not violated by the current use or occupancy of the real property subject thereto; (vi) in the case of real property, minor title defects, easements, encumbrances, licenses, covenants, rights-of-way or other similar restrictions, including any other Liens that would be shown by a current title report or any conditions that would be shown by a current survey or physical inspection, in each case, which do not impede the ownership, operation or value of Seller Bank’s assets, taken as a whole; or (vii) Liens on any loans that are junior and subordinate to Liens in favor of Seller Bank securing such loan, to the extent permitted by the applicable policies and procedures of Seller Bank in effect at the time such loan was made or reflected in the relevant Loan Documents or in Seller Bank’s approval for such loan.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.
“Personal Information” means all information (i) identifying or that can, whether alone or in combination with other available information, reasonably be used to identify an individual person. Personal Information may relate to any individual, including a current, prospective or former client (or a client’s customer or end user) or employee of any Person, and includes information in any form, including paper, electronic and other forms, or (ii) that is defined as personal data, personal information, personally identifiable information, nonpublic personal information or similar terms under the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Gramm-Leach-Bliley Act or similar U.S. federal or state Laws applicable to the business of Seller Bank.
“Plan of Dissolution” means the Plan of Dissolution of Sterling Bancorp, Inc. as adopted by the board of directors of Seller on September 15, 2024, of which the Transactions comprise a part.
“Plea Agreement” means that certain Plea Agreement between Seller and the U.S. Department of Justice, dated as of March 15, 2023.
“Privacy Requirements” means all applicable Laws, and all binding industry and self-regulatory organization standards and publicly posted policies, with respect to Personal Information (and the collection, processing, use, disclosure, transfer and disposal thereof).
“Purchase Price” means $261,000,000.
“Purchaser Bank” means EverBank, National Association, a national banking association.
“Purchaser Disclosure Schedules” means the disclosure schedules of Purchaser, dated as of the date hereof and delivered on the date hereof by Purchaser to Seller.
“Related Person” means, with respect to a Person, any other Person that is (i) an Affiliate of such Person, (ii) established for the benefit of such Person, or (iii) a member of such Person’s immediate family.

“Relationships” means any existing and future banking or other financial relationships with an identified Person or group of Persons and their Related Persons, including, but not limited to, any deposit, lending, investment, asset management or financial advisory relationships and any accounts related thereto.
“Representatives” means, with respect to any Person, such Person’s respective officers, directors, employees, agents, advisors, attorneys, accountants, consultants and other representatives.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Securities Laws” means the Securities Act, the Exchange Act and any applicable securities Laws of any state.
“Seller Affiliated Group” means a consolidated, combined, unitary, affiliated or similar Tax group for purposes of filing Tax Returns of which Seller or an Affiliate of Seller (other than Seller Bank) is the common parent.
“Seller Bank Entity Names” means any Trademark owned by Seller to the extent containing or comprising the names “Sterling Bank and Trust, F.S.B.” or any confusingly similar derivation, variation, translation or abbreviation thereof.
“Seller Bank’s Severance Benefits Plan” means the Sterling Bank and Trust, F.S.B. Severance Benefits Plan, effective as of December 17, 2020.
“Seller Disclosure Schedules” means the disclosure schedules of Seller referred to in Article III, Article V and Article VI, dated as of the date hereof and delivered on the date hereof by Seller to Purchaser. The Seller Disclosure Schedules shall be organized to correspond to Sections in Article III, Article V and Article VI of this Agreement. Each exception set forth in the Seller Disclosure Schedules shall be deemed to qualify (1) the corresponding representation, warranty or covenant set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Seller Disclosure Schedules and (2) any other representation, warranty or covenant to the extent that the relevance of such exception to such other representation, warranty or covenant is reasonably apparent on the face of the disclosure.
“Seller Shareholder Claims” means any written claims or demands made against or received by Seller by or on behalf of any shareholders of Seller (including derivatives claims or claims in respect of any dissenters’ or appraisal rights), whether as a result of actions, events or omissions prior to, at or after the execution and delivery of this Agreement, including any securities law related claims, fiduciary duty claims, books and record demands, or claims relating to or arising out of the Transactions, the Plan of Dissolution, or any Losses relating to or arising out of such claims.
“Seller Transaction Expenses” means all fees and expenses incurred by, or on behalf of, and paid or to be paid, directly by Seller or Seller Bank in connection with the negotiation or execution of this Agreement or any other process for a transaction involving any Seller Party (including any investment, merger or purchase and assumption of branches), including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts and (ii) all brokers’, finders’ or similar fees.
“Specified Deposits” means deposits (as defined in 12 U.S.C. § 1813(l)) that are held by Seller Bank, excluding brokered deposits.
“Subsidiary” of a Person means any other Person, of which such Person, directly or indirectly, owns securities or other ownership interest having (i) a majority of the economic interests of such entity or (ii) the ordinary voting power to elect a majority of the board of directors or such Person performing similar functions.
“System Conversion” means Seller Bank’s transition from Seller Bank’s and its Affiliates’, and its and their vendors’, IT Assets to Purchaser’s and its Affiliates’, and its and their vendors’, IT Assets, including all data migration in connection therewith.
“System Conversion Data” means certain data relating to the products, services or customers of Seller Bank reasonably requested by Purchaser for the purposes of data system technical testing and conversion planning in preparation for the Closing and the System Conversion, including “live” customer data, system configurations and data flows, metadata, copybooks and data dictionaries.
“Tax” means any tax of any kind, including any U.S. federal, state, local and non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), escheat and unclaimed property, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding, or other tax, of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Transactions” means the Stock Sale and the other transactions contemplated by and provided for in this Agreement and any related transaction documents entered into pursuant to this Agreement.
“Transfer Taxes” means all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed in connection with the Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Willful Breach” means a material breach of, or material failure to perform any representation, warranty, covenant or other agreement contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of, or failure of performance under, this Agreement.
Section 1.2   Interpretation.
(a)   Unless the context otherwise requires:
(1)   references herein to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;
(2)   references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;
(3)   references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section;
(4)   references to any Governmental Entity include any successor to such Governmental Entity;
(5)   the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(6)   the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(7)   the terms “Dollars” and “$” mean U.S. Dollars;
(8)   wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(9)   references herein to any gender include any other gender;
(10)   references herein to “in writing” include email communications;
(11)   the term “made available” mean that the relevant documents, instruments or materials were (i) posted and made available to Purchaser on the Firmex due diligence data site maintained by Seller for the purpose of the Transactions at least 24 hours prior to the execution and delivery of this Agreement, (ii) publicly available by virtue of Seller’s filing of a publicly available report, form or schedule with the SEC pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement or (iii) delivered by e-mail to Purchaser or its Representatives prior to the date of this Agreement; and
(12)   references to a “party” or “parties” mean a party or parties to this Agreement unless otherwise indicated.
(b)   The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(c)   The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1   Purchase and Sale.   On the terms and subject to the conditions set forth in this Agreement, (a) Seller shall sell, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Shares, free and clear of any Liens (other than restriction on transfer which arise under applicable Securities Laws) (the “Stock Sale”) and (b) in consideration of the Stock Sale, Purchaser shall pay to Seller the Purchase Price in cash as set forth herein.
Section 2.2   Closing.   The consummation of the Stock Sale shall take place at the closing (the “Closing”), to be held (unless another date or time is agreed in writing by Purchaser and Seller Bank) at 9:00 a.m. (Eastern Time) on the third (3rd) Business Day following satisfaction or waiver of all conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement; provided, that, unless otherwise agreed in writing between Seller and Purchaser, the Closing shall not occur prior to January 2, 2025 (the date on which the Closing occurs, the “Closing Date”).
Section 2.3   Closing Deliverables.
(a)   At the Closing, Purchaser will deliver, or cause to be delivered, to Seller the Purchase Price, by wire transfer of immediately available funds, to one or more accounts which accounts shall have been designated by Seller in writing at least three (3) Business Days prior to the Closing Date.
(b)   At the Closing, Purchaser will deliver, or cause to be delivered, the following documents to Seller, all of which shall be in a form reasonably satisfactory to Seller:
(1)   the officer’s certificate contemplated by Section 8.2(c); and
(2)   written evidence reasonably satisfactory to Seller that the Regulatory Approvals have been obtained and any applicable waiting periods relating thereto shall have expired or been terminated early.
(c)   At the Closing, Seller shall deliver, or cause to be delivered, the following documents to Purchaser, all of which shall be in a form reasonably satisfactory to Purchaser:
(1)   a stock certificate for the Shares or, if any Shares are uncertificated, other evidence of ownership reasonably satisfactory to Purchaser, representing the Shares, registered in the name of Purchaser;

(2)   the officers’ certificate contemplated by Section 8.3(e);
(3)   a properly completed and executed IRS Form W-9 in respect of Seller; and
(4)   supporting detail reasonably requested by Purchaser to verify that the Deposit Condition has been satisfied.
Section 2.4   Withholding.   As of the date of this Agreement, Purchaser has no Knowledge of any U.S. federal income Tax deductions or withholdings that would be required with respect to the payments to be made hereunder at the Closing. In the event Purchaser obtains Knowledge of any required Tax deductions or withholdings with respect to payments to be made hereunder at the Closing, (a) Purchaser (and its Affiliates and agents) shall be entitled to deduct and withhold from any payment made pursuant to this Agreement any amounts that are required to be deducted or withheld from such payment under applicable Law; provided, that prior to deducting or withholding from any amounts payable to any Person pursuant to this Agreement, Purchaser or such other applicable withholding agent shall provide notice to such Person of any intended withholding or deduction (other than with respect to compensatory payments) and such Person shall be given a reasonable opportunity to provide (or cause to be provided) a certificate or other documentary evidence establishing an exemption or reduction of withholding or deduction and (b) any amounts so deducted or withheld from any such payment and remitted to the applicable Governmental Entity in accordance with any applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.5   Bank Merger.   Following the Closing, Seller Bank will merge with and into Purchaser Bank (the “Bank Merger”), with Purchaser Bank as the surviving entity in the Bank Merger (in such capacity, the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The parties agree that the Bank Merger shall become effective at such time following the Closing as Purchaser shall specify (the “Effective Time”). The Bank Merger shall be implemented pursuant to the agreement and plan of bank merger attached as Exhibit A (the “Bank Merger Agreement”). Prior to the Closing, (a) Seller shall cause the Bank Merger Agreement to be duly executed by Seller Bank and delivered to Purchaser, (b) Purchaser shall cause Purchaser Bank to duly execute and deliver the Bank Merger Agreement to Seller, and (c) Seller shall cause Seller Bank, and Purchaser shall cause Purchaser Bank, to execute, deliver, file or obtain, as applicable, such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger at such time following the Closing as Purchaser shall specify (the “Bank Merger Certificates”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Purchaser as follows:
Section 3.1   Organization.   Seller is a corporation duly organized, validly existing and in good standing under the Laws of Michigan. Seller Bank is a federal stock savings bank duly organized, validly existing and in good standing under the Laws of the United States. Each Seller Party has all necessary organizational power and authority to carry on its business as presently conducted and to conduct the Transactions, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.2   Capital Structure.   The authorized capital stock of Seller Bank consists of 250 shares of common stock, par value $16,000 per share, all of which are issued and outstanding and none are held in treasury as of the date of this Agreement (such issued and outstanding shares, the “Seller Bank Capital Stock”). All the issued and outstanding shares of Seller Bank Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable. Seller is the sole record and beneficial owner, and has marketable title to, all of the shares of Seller Bank Capital Stock, free and clear of all Liens (other than any transfer restrictions imposed under Securities Laws). There are no outstanding or authorized Equity Securities other than the Seller Bank Capital Stock or any obligations that would require Seller Bank to issue, sell or otherwise cause to become outstanding other Equity Securities or to make a cash payment based on the value of any of its Seller Bank Capital Stock. Seller Bank does not have any commitment to authorize, issue or sell any additional Equity Securities, and there are no Equity Securities reserved for issuance. None of Seller Bank’s issued and outstanding shares of Seller Bank Capital Stock have been issued in violation of any preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of Seller Bank Capital Stock may vote have been issued by Seller Bank and are outstanding.
Section 3.3   No Subsidiaries.   Seller Bank has no Subsidiaries. Prior to the date hereof, Sterling Credit Corp. has been administratively dissolved in accordance with Section 450.1801(f) of the BCA. As of the date hereof, Seller Bank does not directly or indirectly “own” or “control” (as such terms are used within the meaning of the Bank Holding Company Act of 1956 and its implementing regulations) any Equity Securities of any other Person. No Seller Party has any Affiliates except for the other Seller Party.
Section 3.4   Authority; Capacity.
(a)   Each Seller Party has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of such Seller Party (subject to obtaining the Requisite Vote). This Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of each Seller Party, enforceable against such Seller Party, in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of Law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies (the “Bankruptcy and Equity Exception”).
(b)   The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of Seller Bank and Seller as its sole shareholder. The approval of this Agreement, the Stock Sale and the Plan of Dissolution by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Seller’s common stock (the “Requisite Vote”) is the only vote or approval of the holders of capital stock or other equity interests of Seller necessary to adopt this Agreement or approve the Transactions, and no other corporate proceedings on the part of Seller or Seller Bank are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions.
Section 3.5   Consents and Approvals and Other Regulatory Matters.
(a)   Neither Seller nor Seller Bank is required to obtain any order, permit, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Entity or third party in connection with the execution and delivery of this Agreement or the Transactions, except (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act and the Federal Reserve Board’s implementing regulations thereunder in respect of the Stock Sale, and with the OCC under the Bank Merger Act and the OCC’s implementing regulations thereunder in respect of the Bank Merger, and the approval or regulatory waiver of such applications, filings and notices by the Federal Reserve Board and OCC, as applicable, (ii) any approvals from or filings with any Governmental Entity (including any applicable U.S. government-sponsored enterprise program) set forth in Section 3.5(a) of the Seller Disclosure Schedules (such approvals, filings or regulatory waivers thereof referenced in clauses (i) and (ii), collectively, the “Regulatory Approvals”), (iii) the Landlord Consents, (iv) the filing with the SEC of a proxy statement in definitive form relating to the Shareholder Meeting to be held in connection with this Agreement, the Transactions and the Plan of Dissolution (including any amendments or supplements thereto, the “Proxy Statement”), (v) the filing and receipt, as applicable, of the Bank Merger Certificates and (vi) the Requisite Vote .
(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to Seller Bank, there are no pending, or to the Knowledge of Seller, threatened disputes or controversies between any Seller Party and any Governmental Entity that (i) would reasonably be expected to prevent or delay any Seller Party from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the Transactions. As of the date hereof, no Seller Party has received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the Transactions and has no reason to believe that, if requested, any Governmental Entity required to approve the Transactions would oppose or not grant or issue its consent or approval.
(c)   No Seller Party is subject to, and has received any notice from or been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting, any order, agreement, memorandum of understanding or other formal or informal enforcement action or proceeding, as such actions and proceedings are defined and categorized by the OCC and Federal Reserve Board, as applicable, which could adversely impact, in any material respect, Seller Bank or its business.
(d)   Seller Bank is a “qualifying community banking organization” that has made an effective election to use the community bank leverage ratio framework set forth under the OCC’s capital adequacy regulations (12 C.F.R. § 3.12) and, as of the date hereof, has a sufficient leverage ratio to be considered to have met (i) the minimum regulatory capital requirements under the OCC’s capital adequacy regulations (12 C.F.R. § 3.10), (ii) the capital ratio requirements necessary to be considered “well capitalized” under the OCC’s prompt corrective action regulations (12 C.F.R. Part 6), and (iii) any other capital or leverage requirement to which Seller Bank is subject. Seller Bank has elected to operate as a “covered savings association” (“CSA”) under Part 101 of the OCC’s regulations (12 C.F.R. Part 101) and, as of the date hereof, such election remains in effect and Seller Bank’s assets and activities comply with the authorized powers and activities of CSAs as established under the foregoing regulations.
(e)   The direct or indirect activities of Seller Bank comply with the restrictions applicable to federal savings association activities under the HOLA and applicable rules and regulations of the OCC, to the extent required as a covered savings association, and no such activities rely on “grandfathered” or similar regulatory authority.
(f)   The deposit accounts of Seller Bank are insured by the FDIC through the Deposit Insurance Fund (“DIF”) (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened in writing or, to the Knowledge of Seller Bank, otherwise threatened.
(g)   Seller Bank has a CRA rating of “satisfactory” or “outstanding” as of its most recent CRA examination by the OCC and such rating remains in effect as of the date of this Agreement. Seller Bank has not been informed that its current rating will or may be lowered in connection with any pending or future examination for CRA performance and, to Seller Bank’s Knowledge, no fact or circumstance or set of facts or circumstances exists that could reasonably be expected to result in Seller Bank having its current rating lowered. Seller Bank has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the Transactions.
Section 3.6   No Breaches; Defaults.   Assuming the receipt of all Regulatory Approvals, the Requisite Vote and the Landlord Consents, the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by any Seller Party do not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law, Privacy Requirement, permit or license of any Seller Party or to which any Seller Party is subject, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which any Seller Party is party, or by which it or its properties or assets are bound, which breach, conflict, loss of benefit, termination, cancellation, acceleration, violation or default would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or (iii) constitute a breach or violation of or a default under the Constituent Documents of any Seller Party.
Section 3.7   Financial Statements; No Material Adverse Effect.
(a)   Seller has previously made available to Purchaser complete and correct copies of Seller’s audited consolidated financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of its independent auditor) for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, and complete and correct copies of Seller’s unaudited consolidated financial statements for the six (6) month period ended June 30, 2024 (collectively, the “Financial Statements”). The Financial Statements (i) have been derived from the books and records of Seller and Seller Bank, (ii) have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Seller and Seller Bank, as of the dates thereof, and their respective results of operations and cash flows for the periods then ended (except that the unaudited statements may not contain footnotes and are subject to normal year-end audit adjustments).
(b)   Except (i) as reflected or reserved against in the Financial Statements (or disclosed in the notes thereto, if applicable), (ii) for Permitted Liens, (iii) for liabilities incurred in the ordinary course of business since June 30, 2024, or (iv) for liabilities that would not, individually or in the aggregate, reasonably be expected to be material, there are no liabilities of Seller or Seller Bank.
(c)   Seller and Seller Bank have established and maintained since January 1, 2023, and continue to maintain, a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of Seller’s or Seller Bank’s financial statements or Bank Call Reports, as applicable. Seller has disclosed, based on its most recent evaluation of its internal accounting controls to Seller’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which would adversely affect Seller’s ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. Since January 1, 2023, no material written complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Seller or Seller Bank and no material written complaints from Seller or Seller Bank’s employees regarding questionable accounting or auditing matters have been received by Seller or Seller Bank.
(d)   The allowances for loan losses and for credit losses contained in the Financial Statements were established in accordance with the practices and experiences of Seller and Seller Bank and in accordance with the requirements of GAAP.
(e)   Seller Bank has no material liability in respect of applicable escheat or abandoned or unclaimed property Laws.
(f)   Seller has previously made available to Purchaser complete and correct copies of all Bank Call Reports required to be filed by Seller Bank, in each case, for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021. Such Bank Call Reports have been derived from the books and records of Seller Bank.
(g)   Less than 1% of Seller Bank’s assets consist of “bank-owned life insurance” policies for which any death benefit payments would be subject to U.S. federal income taxation.
Section 3.8   Material Contracts.
(a)   Section 3.8(a) of the Seller Disclosure Schedules contains, as of the date of this Agreement, a list of each of the following types of Contracts with respect to the business of Seller Bank (other than an Employee Plan) to which Seller Bank is a party and has actual or potential Liabilities on or after the date of this Agreement (each, a “Material Contract”):
(1)   any lease of real property that provides for annual payments of $50,000 or more by Seller Bank and that is not terminable without material payment by Seller Bank upon notice of 180 days or less;
(2)   any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than those specified elsewhere in this definition) by Seller Bank that provides for either (i) annual payments of $50,000 or more, or (ii) aggregate payments of $100,000 or more;

(3)   any partnership or joint venture Contract with any third party, in each case other than in connection with low-income housing tax credit investments in the ordinary course of business;
(4)   any Contract relating to the acquisition or disposition of any Person, business or operations (whether by merger, sale of stock, sale of assets or otherwise) under which Seller Bank has any ongoing obligations or liabilities;
(5)   any loan purchase agreement (or other Contracts relating to loan sales into the secondary mortgage market) in which Seller Bank has any ongoing rights or obligations;
(6)   any indenture, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) (x) in the principal amount of $100,000 or more, (y) other than Related Party Contracts, and (z) other than in the ordinary course of business (it being understood and agreed that “in the ordinary course of business” for purposes of this clause (y) shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposit, issuances of commercial papers, entry into repurchase agreements and satisfaction of legal requirements in the exercise of trust powers, in each case, in the ordinary course of business);
(7)   other than (A) leases of real property, (B) Extensions of Credit or (C) Derivative Contracts (in the case of each of clauses (A), (B) and (C), entered into in the ordinary course of business), any Contract that creates future payment obligations on Seller Bank in excess of $50,000 per annum and which by its terms does not terminate or is not terminable without penalty upon notice of 180 days or less;
(8)   any Contract pursuant to which Seller Bank grants or obtains any license or right in or to use any material Intellectual Property or material IT Asset, excluding (A) any non-exclusive in-licenses to generally commercially available software on standardized terms and with annual fees of less than $50,000 or (B) any non-exclusive licenses granted to customers in the ordinary course or business;
(9)   any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the Transactions where such increase of payment or benefit or acceleration of vesting would reasonably be expected to be material to Seller Bank;
(10)   (A) any material exclusive dealing Contract, or (B) any Contract that (x) contains express non-competition or non-solicitation covenants that materially limit the freedom of Seller Bank (including, after the Closing, Purchaser and its Subsidiaries) to compete in any line of business or with any Person or in any area or operate at any location, or (y) purports to materially limit or restrict the ability of Seller Bank (including, after the Closing, Purchaser and its Subsidiaries) to solicit clients or employees or any category of Persons, other than employee non-solicit arrangements in the ordinary course of business;
(11)   any Contract or transaction between Seller Bank, on the one hand, and Seller or any current or former officer, director or employee of Seller or any person who beneficially owns five percent (5%) or more of the outstanding common stock of Seller (or any of such person’s immediate family members or Affiliates), on the other hand, including any Contract or transaction of the type required to be reported by Seller pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (such contracts or transactions, “Related Party Contracts”);
(12)   that is a settlement, consent or similar agreement and contains any material continuing obligations of Seller Bank;
(13)   each Derivative Contract outstanding along with each confirmation or other evidence of a trade pursuant to a Derivative Contract; and
(14)   any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or property of Seller Bank.

(b)   Each of the Material Contracts is valid and binding on Seller Bank and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except for failures to be valid and binding or in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by Seller Bank and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller Bank, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No counterparty to a Material Contract has made any request or demand to cancel, not renew, terminate prior to the end of the stated contractual term, or materially amend any Material Contract, or otherwise provided notice of any material dispute under any Material Contract. Seller Bank has made available to Purchaser a true, correct and complete copy of each Material Contract.
Section 3.9   Real Property.
(a)   Seller Bank does not own any real property.
(b)   Section 3.9(b) of the Seller Disclosure Schedules contains a complete and accurate list of all real property leased by Seller Bank and Seller Bank has delivered to Purchaser true and correct copies of such leases (each a “Lease”). Each of the Leases is in full force and effect. With respect to each Lease, there does not exist with respect to Seller Bank’s obligations thereunder, or, to the Knowledge of Seller, with respect to the obligations of any other party thereto, any material default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller Bank or any other party thereto. There are no subleases relating to any Branch created or suffered to exist by Seller Bank.
Section 3.10   Compliance with Laws.
(a)   Each of Seller and Seller Bank is and, since January 1, 2021, has been in compliance in all material respects with any applicable Law with respect to Seller Bank. Seller Bank’s business is being conducted (and since January 1, 2021, has been conducted) in compliance with applicable Privacy Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material to Seller Bank.
(b)   Seller and Seller Bank have established and maintains a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Seller Bank with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention Laws.
(c)   None of the Seller Parties or, to the Knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of any Seller Party has, directly or indirectly, (i) used any funds of Seller Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller Bank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Seller Bank, (v) made any fraudulent entry on the books or records of any Seller Party, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Seller Party, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Seller Party, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”).
(d)   Seller Bank possesses all permits, licenses, orders, authorizations, certificates, charters, ratings and approvals necessary for it to operate its business as presently conducted (the “Necessary Permits”) and all such Necessary Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto, with Seller Bank having paid all fees and assessments due and payable in connection therewith.
(e)   Seller Bank maintains a written information privacy and security program that maintains reasonable measures to protect the confidentiality and security of all Personal Information with respect to

Seller Bank or its customers against any loss or misuse, from the performance of any unauthorized or unlawful operations upon such Personal Information, or other act or omission that compromises the security or confidentiality of such Personal Information. Since January 1, 2021, (i) to the Knowledge of Seller, Seller Bank has not experienced any (A) material loss or misuse of Personal Information with respect to the Seller Bank or its customers or (B) material unauthorized access to or acquisition of Personal Information with respect to the Seller Bank or its customers and (ii) Seller Bank has not taken any act that materially compromises, or omitted to take any act necessary to prevent a material compromise of, the privacy, security or confidentiality of Personal Information with respect to the Seller Bank or its customers.
(f)   Since January 1, 2021, the Seller Parties’ servicing practices with respect to each of the loans made by Seller Bank have been (i) materially consistent with the Seller Parties’ written servicing policies and the underlying and related Loan Documents in all material respects, which are in accordance with customary servicing practices of prudent lending institutions which service loans of the same type and quality as such loan in the respective jurisdiction, and (ii) in compliance in all material respects with all applicable requirements of applicable Law (including any servicing requirements or guidelines of a Governmental Entity, including any Mortgage Agency). None of the loans made by Seller Bank are presently serviced by third parties and Seller Bank owns all servicing rights with respect to the loans made by them, and no other Person has any right to service any of such loans.
Section 3.11   Litigation and Related Matters.
(a)   There are no material actions, suits, claims, demands, investigations or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller, threatened, related to or involving Seller Bank or its business.
(b)   Since January 1, 2021, Seller Bank is not subject to any Governmental Order or has been ordered to pay any fine or civil money penalty by a Governmental Entity, or has adopted any policies, procedures or board resolutions at the request of any Governmental Entity, in each case, that currently restricts in any material respect or would reasonably be expected to restrict in any material respect Seller Bank or the operation of its business, nor has Seller Bank been advised in writing or, to the Knowledge of Seller, orally by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Governmental Order policies, procedures or board resolutions.
(c)   Since entering into the Plea Agreement, Seller has complied with all material obligations set forth in the Plea Agreement (including having paid in full all amounts required to be paid by Seller thereunder) and no Seller Party (or any Representative thereof) is in breach or violation of, and has not received any notice regarding a breach or alleged or potential breach of the Plea Agreement. Seller has made available to Purchaser true, correct and complete copies of the Plea Agreement, each report prepared by Seller under the Plea Agreement and all material written communications from and to the U.S. Department of Justice in connection with the Plea Agreement. The U.S. Department of Justice has been informed of Seller’s plan to dissolve following satisfaction of all Seller’s liabilities, commitments and obligations in accordance with the terms of this Agreement and has not raised any objections or otherwise requested or instructed Seller to take any actions that would prohibit or render infeasible the Plan of Dissolution.
Section 3.12   No Brokers or Finders.   Except for Hovde Group, LLC and Keefe, Bruyette & Woods, Inc., whose fees will be paid entirely by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller Parties who might be entitled to any fee or commission from either Seller Party in connection with the Transactions.
Section 3.13   Absence of Changes.
(a)   Since December 31, 2023, except as otherwise expressly contemplated by this Agreement and the Transactions, Seller Bank has in all material respects conducted its business in the ordinary course and there has been no material Leakage.
(b)   Since December 31, 2023, there has not been any event, occurrence or circumstance that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14   Derivative Instruments.   Since January 1, 2021, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Seller Bank’s own account, or for the account of one or more of Seller Bank’s Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and in compliance in all material respects with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract under which Seller Bank has ongoing rights or Liabilities constitutes the valid and legally binding obligation of Seller Bank enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and are in full force and effect. Neither Seller Bank nor, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any Derivative Contract under which Seller Bank has any ongoing rights or Liabilities.
Section 3.15   Business Employees and Benefits.
(a)   Section 3.15(a) of the Seller Disclosure Schedules lists all of the material Employee Plans. “Employee Plans” shall mean employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, equity or equity-based, bonus or incentive, profit sharing, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, termination, change in control, retention, employment, individual independent contractor, welfare, insurance, medical, vacation, paid time off, accrued leave, employee loan, fringe benefit or other compensation or benefit plans, agreements, programs or arrangements with respect to which Seller Bank is a party or has any obligation or that are maintained, contributed to, required to be contributed to or sponsored by Seller Bank or any of its Subsidiaries, or with respect to which Seller Bank has any Liability, in each case, for the benefit of any current or former employee, officer, director or individual independent contractor of Seller Bank.
(b)   With respect to each material Employee Plan, Seller Bank has made available to Purchaser true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Employee Plan and all amendments thereto, and a written description of any material unwritten Employee Plan; (ii) the most recent annual report and accompanying schedules; (iii) the most recent summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any of the Seller Parties from the Internal Revenue Service regarding the tax-qualified status of such Employee Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material non-ordinary course correspondence with the Internal Revenue Service, Department of Labor or other Governmental Entity.
(c)   Each Employee Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms in all material respects, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the Knowledge of Seller, threatened actions, claims or lawsuits against or relating to the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefits claims). Neither Seller Bank nor, to the Knowledge of Seller, any “party in interest” or “disqualified person” with respect to an Employee Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which could reasonably be expected to result in material liability to Seller Bank. To the Knowledge of Seller, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Plan which could reasonably be expected to result in material liability to Seller Bank. No Employee Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. All payments required to be made by Seller Bank under, or with respect to, any Employee Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Plans, applicable Law and GAAP, and in each case, in all material respects. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Plan or the imposition of any lien on the assets of Seller Bank under ERISA or the Code relating to any Employee Plan.

(d)   With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, is so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the Internal Revenue Service on which Seller Bank can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and, to the Knowledge of Seller, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any lien on the assets of any of Seller Bank under ERISA or the Code. No stock or other securities issued by Seller or Seller Bank forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code.
(e)   No Employee Plan is, and none of Seller Bank or any ERISA Affiliate have within the past six (6) years sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(f)   None of the Employee Plans provide medical, health, life or other welfare benefits for former employees or for present employees after termination of employment, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.
(g)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of Seller Bank or with respect to any Employee Plan; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of Seller Bank; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller Bank as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(h)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(i)   No Employee Plan covers any employees, officers, directors or other individual service providers of Seller Bank residing or working outside of the United States.
Section 3.16   Labor Matters.
(a)   Section 3.16(a) of the Seller Disclosure Schedules lists, as of July 31, 2024, all employees of Seller Bank, as well as the position, corporate and functional title, wage rate or salary, date of commencement of employment, target annual cash incentive, status as exempt or non-exempt, identification number, hire date, status as full or part-time, status as active or on leave, if on leave, the date leave commenced and geographic location of each such employee.
(b)   There are no pending or, to the Knowledge of Seller Bank, threatened unfair labor practice claims or charges against Seller Bank. Since January 1, 2021, there have been no strikes, lockouts, concerted slowdowns or work stoppages or other material labor disputes involving Seller Bank or any of its Subsidiaries. Seller Bank is not party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization, or work rules or practices agreed to with any union, works council, labor organization or employee association applicable to employees of Seller Bank. Since January 1, 2021, there have been no pending or, to the Knowledge of Seller, threatened organizing efforts by any union or other group seeking to represent any current or former employees of Seller Bank.
(c)   Seller Bank is and, since January 1, 2021, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, the termination of employment, terms and conditions of employment, collective bargaining, classification of employees as exempt or non-exempt from overtime, classification of non-employee contractors, meal and rest breaks, pay for all time worked (including overtime), disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, the prevention of harassment and retaliation, equal pay, workplace health and safety, COVID-19, workers’ compensation and WARN.
(d)   Since January 1, 2021, there has been no material Action by or on behalf of any employee, prospective employee, former employee or any union, works council, labor organization or employee association applicable to employees of Seller Bank, or otherwise relating to arising or relating to Seller Bank’s labor or employment policies or practices, pending or, to the Knowledge of Seller, threatened. Seller Bank is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.
(e)   To the Knowledge of Seller, all employees of Seller Bank are authorized to work in the United States, and for each such employee, the applicable employing entity has properly completed and maintained Forms I-9.
(f)   Since January 1, 2021, all employees of Seller Bank have been properly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and similar state and local Laws and all consultants and individual independent contractors of Seller Bank have been properly classified as independent contractors, rather than employees, in each case, except as would not result in any material Liability to Seller Bank.
(g)   To the Knowledge of Seller, no executive or employee of Seller Bank holding the title of Vice President or above has provided written notice of their intent to terminate their employment.
(h)   Since January 1, 2021, Seller Bank has not implemented any “plant closing”, “mass layoff” (as such terms are defined under the Worker Adjustment and Retraining Notification (“WARN Act”)) or other action which triggered any notice requirements under the WARN Act. No Seller Party has any outstanding liability under the WARN Act.
(i)   Since January 1, 2022, (i) no executive officer, director or management level employee of Seller Bank has been the subject of a pending or, to the Knowledge of Seller, threatened, allegation of sexual harassment or sexual assault and (ii) to the Knowledge of Seller, no executive officer, director or management level employee of Seller Bank has engaged in sexual harassment or sexual assault, and (iii) Seller Bank has not entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any employee.
Section 3.17   Environmental Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Seller Bank is currently in compliance with all Environmental Laws in regard to the premises under any Leases, and (ii) Seller Bank has not received any written notice that there has been any failure to comply with Environmental Laws in regard to the premises under the Leases.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller Bank has not received written notice of any, and there is no pending or, to Seller Bank’s Knowledge, threatened, suit, claim, demand, action, governmental investigation or proceeding alleging any material violation of, or material liability under, Environmental Law in regard to any premises under Leases.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller Bank nor, to the Knowledge of Seller, any other Person has released Hazardous

Materials and no Hazardous Materials are present at the premises under the Leases, in each case in amounts or under circumstances that would reasonably be expected to result in liability or trigger any remediation or response activity or other obligation of Seller Bank under Environmental Law.
Section 3.18   Availability of Funds.   Seller Bank has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Seller Bank on the Closing Date to pay all amounts payable by Seller Bank hereunder, and all fees and expenses incurred by Seller Bank in connection with the Transactions, and to permit Seller Bank to timely pay or perform all of its other obligations under this Agreement.
Section 3.19   Insurance Coverage.   Seller Bank is insured against such risks and in such amounts and with such coverage deemed appropriate by management of Seller Bank and not in a manner materially inconsistent with industry practice. Each material insurance policy is in the name of Seller Bank or for the benefit of Seller Bank, is in full force and effect, all premiums due and payable thereon have been paid, and neither Seller nor Seller Bank has received written notice to the effect that it is in material default under any such insurance policy, and all claims thereunder have been filed in a timely fashion. There is no material claim pending under any of such policies with respect to Seller or Seller Bank as to which coverage has been denied or disputed by the underwriters of such policies.
Section 3.20   Tax Matters.
(a)   All income and other material Tax Returns required to be filed by Seller Bank have been or will be filed when due (taking into account valid extensions) in accordance with applicable Laws and all such Tax Returns are true, correct and complete in all material respects.
(b)   Seller Bank has timely paid all income and other material Taxes due and payable (whether or not shown as due on such Tax Returns) and has established on its books and records, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable.
(c)   Seller Bank has withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person and all such Taxes have been timely paid over to the proper Taxing Authority.
(d)   To the Knowledge of Seller, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing with respect to any Tax with respect to Seller Bank and there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to Seller Bank. All deficiencies asserted in writing or assessments made in writing against Seller Bank by any Taxing Authority in respect to material Taxes have been fully paid.
(e)   Other than Permitted Liens, there are no Liens for any Tax on any of Seller Bank’s assets.
(f)   Seller Bank (i) is not a party to and has no obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement, other than any customary commercial Contract entered into in the ordinary course of business the principal subject of which is not Taxes and (ii) does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) (other than as a result of being a member of Seller Affiliated Group), as a transferee or successor, by Contract or otherwise by operation of Law.
(g)   Seller Bank has not requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Taxing Authority with respect to Seller Bank that will have continuing effect after the Closing Date.
(h)   Seller Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued outside the ordinary course prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the

Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code.
(i)   Seller Bank has not engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(j)   Seller Bank has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)   Within the past six (6) years, no written claim has ever been made by a Taxing Authority in a jurisdiction where Seller Bank does not file a specific type of Tax Returns that Seller Bank is, or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction.
(l)   Seller Bank has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)   Section 3.20(m) of the Seller Disclosure Schedules sets forth the U.S. federal income Tax classification of Seller Bank since its respective formation up to the date hereof, and indicates all entities for which an election has been made under Treasury Regulation Section 301.7701-3.
(n)   Nothing in this Section 3.20 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Purchaser or its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.
Section 3.21   Intellectual Property.
(a)   Section 3.21(a) of the Seller Disclosure Schedules sets forth all Seller Bank’s Intellectual Property registrations and applications (the “Registered IP”), and all of such items are subsisting and unexpired, and to the Knowledge of Seller, are valid and enforceable.
(b)   Seller Bank owns all of its Registered IP, and its material proprietary unregistered Intellectual Property, free and clear of all Liens (other than Permitted Liens).
(c)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Seller Bank’s conduct of its business as currently conducted does not infringe or violate the Intellectual Property (other than patents) of any third party and to the Knowledge of Seller, any patents of any third party, in either case, in any material respect, (ii) Seller Bank has not, since January 1, 2021, received any written claim or notice alleging the same and (iii) to the Knowledge of Seller, no third party is infringing or violating the Intellectual Property owned by Seller Bank.
Section 3.22   Privacy and Cyber Security.   Seller Bank takes, and since January 1, 2021 has taken, commercially reasonable measures to protect (i) its material trade secrets and confidential information and (ii) the integrity, redundancy, continuous operation, and security of all IT Assets used in connection with the business of Seller Bank (and all data, including Personal Information, contained therein or processed thereby), and there have been no breaches, violations, outages, failures or unauthorized access to or use of any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The IT Assets used in connection with the business are functional in all material respects, operate in accordance with their specifications in all material respects, and are free of material viruses, malware, defects and other corruptants.
Section 3.23   Certain Loan Matters.
(a)   Section 3.23(a) of the Seller Disclosure Schedules contains a complete and accurate list of all Extensions of Credit as of the date set forth therein, by Seller Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Seller Bank.
(b)   No employee, officer, director or other Affiliate of Seller Bank has received an Extension of Credit providing for an interest rate below market at the time the Extension of Credit was made and each such employee, officer, director or other Affiliate of Seller Bank is paying the interest rate set forth on such Extension of Credit, as applicable.
Section 3.24   Extensions of Credit.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit in which Seller Bank is a creditor or which has been originated by Seller Bank (each, an “Extension of Credit”) (i) complies with all applicable Laws, (ii) has been made, entered into or acquired by Seller Bank in accordance with board of director-approved loan policies, management policies and procedures or customary industry standards, as applicable, (iii) is evidenced by original promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of Seller Bank and the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by the Bankruptcy and Equity Exception) and (iv) is in full force and effect.
(b)   Section 3.24(b) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Extensions of Credit that, as of June 30, 2024, were classified by Seller Bank as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch” or words of similar import. Complete and accurate copies of the currently effective lending policies and practices of Seller Bank have been made available to Purchaser.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each outstanding Extension of Credit in which Seller Bank is a creditor has been solicited and originated and is administered and serviced, and the relevant files are being maintained, in accordance with the relevant Loan Documents, Seller Bank’s underwriting standards and with all requirements of applicable Laws (including those of the Small Business Administration) and applicable requirements of any government-sponsored enterprise program; and (ii) Seller Bank has properly fulfilled its contractual responsibilities and duties in any Extension of Credit in which it acts as the lead lender or servicer and has complied with its duties as required under applicable Law.
(d)   Seller Bank has previously made available to Purchaser spreadsheets containing information regarding certain categories of loans made by Seller Bank as of June 30, 2024 (the “Loan Data File”) and the information contained in the Loan Data File made available to Purchaser was complete and accurate in all material respects as of June 30, 2024.
(e)   Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2024 through the date hereof, there has been (i) no written demand made to Seller Bank for the repurchase of any Extensions of Credit due to the alleged breach of any representation, warranty or covenant with respect to such Extensions of Credit or due to alleged fraud relating thereto, or (ii) to the Knowledge of Seller and other than on account of an obligor’s insolvency or claimed insolvency, no claim in an amount in excess of $50,000 by an obligor of any Extension of Credit asserting that the obligor is entitled to damages associated with the conduct of Seller Bank in connection with such Extension of Credit.
Section 3.25   Use of Assets.   Seller Bank owns all material assets, liabilities, rights and properties used by it in the conduct of its businesses. No Subsidiary of Seller Bank conducts any active business or holds any assets or liabilities. Seller does not own any assets, liabilities, rights and properties or hold any books and records or other information necessary for the conduct of the business of Seller Bank.
Section 3.26   Bayview Loan Purchase Agreement.   Prior to the execution and delivery of this Agreement, Seller has made available to Purchaser, a true, correct and complete copy of the Bayview Loan Purchase Agreement. The Bayview Loan Purchase Agreement is valid and binding on Seller Bank and, to the Knowledge of Seller, each other party thereto, and is in full force and effect. There is no default under the Bayview Loan Purchase Agreement by Seller Bank and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller Bank.
Section 3.27   Limitations on and Disclaimer of Representations and Warranties.   Except for the representations and warranties of Seller specifically set forth in this Article III or the officer’s certificate to be delivered pursuant to Section 8.3(e), none of Seller Bank, Seller, any of their respective agents, Affiliates or

Representatives, or any other Person makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to Seller or Seller Bank, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or Transactions and Seller hereby disclaims any such representation or warranty whether by Seller and Seller Bank, any of their respective agents, Affiliates or Representatives or any other Person. In particular, without limiting the foregoing disclaimer, none of Seller Bank, Seller, and any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller Bank, businesses or (ii) except for the representations and warranties made by Seller in this Article III or the officer’s certificate to be delivered pursuant to Section 8.3(e), any oral or written information presented to Purchaser or any of its affiliates or Representatives in the course of their due diligence investigation of Seller, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Seller acknowledges and agrees that neither Seller nor any other Person on behalf of Seller has made or is making, and Seller has not relied upon, any express or implied representation or warranty other than those contained in Article IV or the officer’s certificate to be delivered pursuant to Section 8.2(c).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 4.1   Organization.   Purchaser is a Delaware corporation, validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted and to conduct the transactions contemplated herein, except as would not, individually or in the aggregate, reasonably be expected to materially impede, delay or prevent Purchaser or any of its Subsidiaries from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions.
Section 4.2   Authority; Capacity.   Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Purchaser Bank and Purchaser as its sole shareholder. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.
Section 4.3   Consents and Approvals and Other Regulatory Matters.
(a)   Neither Purchaser nor any of its Affiliates is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except the Regulatory Approvals and the Bank Merger Certificates.
(b)   There are no pending, or to the Knowledge of Purchaser, threatened supervisory or other disputes or controversies between Purchaser or any of its Affiliates and any Governmental Entity, including with respect to capital requirements, that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to materially impair the validity or consummation of this Agreement or the Transactions. As of the date hereof, Purchaser has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the Transactions and has no reason to believe with respect to Purchaser and its Subsidiaries that, if requested, any Governmental Entity required to grant any Regulatory Approval would oppose or not grant or issue its consent or approval.

(c)   Purchaser is not subject to, or has received any notice from or been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting, any order, agreement, memorandum of understanding or other formal or informal enforcement action or proceeding, as such actions and proceedings are defined and categorized by the OCC, which would reasonably be expected to adversely impact, in any material respect, Purchaser’s ability to consummate the Transactions.
(d)   As of the date hereof, Purchaser meets the capital ratio requirements necessary to be considered “well capitalized” under the OCC’s prompt corrective action regulations (12 C.F.R. Part 6), and (ii) meets all minimum capital requirements under the OCC’s capital adequacy regulations (12 C.F.R. § 3.10).
(e)   The direct or indirect activities of Purchaser comply with the restrictions applicable to national bank activities under the National Bank Act and applicable rules and regulations, orders and other precedent of the OCC.
(f)   The deposits of Purchaser and its Subsidiaries are insured by the FDIC through the DIF to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been, or will be, paid when due by Purchaser, and no proceedings for the termination of such insurance are pending or threatened in writing or, to the Knowledge of Purchaser, otherwise threatened.
(g)   Purchaser has a CRA rating of “satisfactory” or “outstanding” as of its most recent CRA examination by the OCC and such rating remains in effect as of the date of this Agreement. Purchaser has not been informed that its current rating will or may be lowered in connection with any pending or future examination for CRA performance and, to Purchaser’s Knowledge, no fact or circumstance or set of facts or circumstances exists that could reasonably be expected to result in Purchaser having its current rating lowered. Purchaser has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the Transactions.
Section 4.4   No Breaches; Defaults.   Assuming the receipt of all Regulatory Approvals, the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (a) a breach or violation of or default under any Law, permit or license of Purchaser or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions, or (b) a breach or violation of or a default under the Constituent Documents of Purchaser.
Section 4.5   Litigation and Related Matters.   There are no actions, suits, claims, demands or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser as of the date hereof, threatened, against or affecting Purchaser which would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions.
Section 4.6   Compliance with Laws and Regulations.
(a)   Except as would not reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions, Purchaser has conducted and is conducting its business in all material respects in compliance with all applicable Laws and Privacy Requirements.
(b)   Purchaser has established and maintains a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Purchaser with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention Laws.
(c)   Neither Purchaser, or to the Knowledge of Purchaser, any director, officer, employee, agent or other person acting on behalf of Purchaser has, directly or indirectly, (i) used any funds of Purchaser for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Purchaser, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law,

(iv) established or maintained any unlawful fund of monies or other assets of Purchaser, (v) made any fraudulent entry on the books or records of Purchaser, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Purchaser, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Purchaser, or is currently subject to any United States sanctions administered by OFAC.
(d)   Purchaser possesses all Necessary Permits, and all such Necessary Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto, with Purchaser having paid all fees and assessments due and payable in connection therewith.
(e)   Purchaser maintains a written information privacy and security program that maintains reasonable measures to protect the confidentiality and security of all Personal Information with respect to Purchaser Bank or its customers against any loss or misuse, from the performance of any unauthorized or unlawful operations upon such Personal Information, or other act or omission that compromises the security or confidentiality of such Personal Information. Since January 1, 2021, (i) to the Knowledge of Purchaser, Purchaser has not experienced any (A) material loss or misuse of Personal Information with respect to Purchaser or its customers or (B) material unauthorized access to or acquisition of Personal Information with respect to Purchaser or its customers and (ii) Purchaser has not taken any act that materially compromises, or omitted to take any act necessary to prevent a material compromise of, the privacy, security or confidentiality of Personal Information with respect to Purchaser or its customers.
Section 4.7   No Brokers or Finders.   There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fee or commission from any Seller Party in connection with the Transactions.
Section 4.8   Availability of Funds.   Purchaser has sufficient funds on hand to permit Purchaser on the Closing Date to pay all amounts payable by Purchaser hereunder, and all fees and expenses incurred by Purchaser in connection with the Transactions, and to permit Purchaser to timely pay or perform all of its other obligations under this Agreement.
Section 4.9   Limitations on and Disclaimer of Representations and Warranties.   Except for the representations and warranties of Purchaser specifically set forth in this Article IV or the officer’s certificate to be delivered pursuant to Section 8.2(c), neither Purchaser nor any of its agents, Affiliates or Representatives makes or shall be deemed to make any representation or warranty to the Seller Parties, express or implied, at law or in equity, with respect to Purchaser or the Transactions and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its Representatives or any other Person. Purchaser acknowledges and agrees that none of Seller Bank, Seller, any of their respective agents, Affiliates or Representatives, or any other Person on behalf of Seller has made or is making, and Purchaser has not relied upon, any express or implied representation or warranty other than those contained in Article III or the officer’s certificate to be delivered pursuant to Section 8.3(e).
ARTICLE V
COVENANTS
Section 5.1   Conduct of the Business Prior to the Closing.   From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except as may be required by applicable Law or any Governmental Entity, Seller Bank shall (i) consistent with the other provisions of this Agreement, use commercially reasonable efforts to (A) conduct its current businesses in all material respects in the ordinary course consistent with past practice, (B) maintain the Branches in their current condition, ordinary wear and tear excepted, and (C) maintain, generally, existing relations and goodwill with its customers, vendors, suppliers and employees and (ii) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend the Constituent Documents of Seller Bank or permit any waiver or grant any consent under such Constituent Documents;

(b)   (1) merge or consolidate with any other Person, (2) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, securities or property, other than (A) acquisitions of securities or other investment assets under Seller Bank’s investment portfolio consistent with Seller Bank’s investment policy in effect as of the date hereof or thereafter amended or modified in accordance with Section 5.1(n), (B) the making or acquisition of Extensions of Credit in the ordinary course (subject to clause (u) below) or (C) as may be deemed necessary or advisable by it in the exercise of its rights in connection with an Extension of Credit in the ordinary course (subject to Section 5.1(t)), (3) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (4) form any Subsidiary;
(c)   issue, transfer, award, grant or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Equity Securities or additional shares of capital stock of Seller Bank, or any Equity Securities relating to the same, or for which Seller Bank would have any liability;
(d)   except as set forth in the Seller Disclosure Schedules, (A) directly or indirectly adjust, split, combine, redeem, reclassify, subdivide or otherwise amend the terms of, purchase or otherwise acquire, any shares of its stock or debt securities or any Equity Securities related to the same, (B) declare or pay any dividend or make or permit any other distribution or (C) make any payment or take any other action that would constitute Leakage;
(e)   except as set forth in the Seller Disclosure Schedules, pay, discharge, settle or compromise any Action or threatened Action of Seller Bank, other than any payments, discharges, settlements or compromises that (A) do not involve monetary damages or other settlement that would exceed $50,000, individually or $250,000 in the aggregate, in excess of reserves as they existed on June 30, 2024;
(f)   except in the ordinary course of business consistent with past practice, (A) subject any material asset of Seller Bank to a Lien or permit, allow or suffer to exist any Lien in respect thereof other than Permitted Liens or (B) incur any liability for borrowed money (or guarantee any indebtedness for borrowed money), issue any debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;
(g)   except as set forth in the Seller Disclosure Schedules, dispose of any material assets to any Person that would exceed $250,000 individually or $1,000,000 in the aggregate, including any Branches, except for sales of investment securities consistent with Seller Bank’s investment policy, Extensions of Credit (subject to Section 5.1(t)), or sales of other assets in the ordinary course of business consistent with past practice;
(h)   except as set forth in the Seller Disclosure Schedules, increase or agree to increase the salary or wage rate and incentive opportunity, or accelerate the vesting or payment of any compensation or benefits, of any employee or other individual service provider, other than normal merit-based and promotion-based salary or wage increases in the ordinary course of business or other than required by Law or the terms of any Employee Plan; provided, that unless required by Law or terms of any Employee Plan, such increases shall, in no event, increase the aggregate cash compensation for employees and individual service providers by more than four percent (4%) on an annualized basis;
(i)   except as set forth in the Seller Disclosure Schedules, establish, adopt, enter into or amend any Employee Plan or any plan, agreement or arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, in each case that would individually or in the aggregate result in any increase in liability for Purchaser other than a de minimis increase, except as required by applicable Law or the terms of any such Employee Plan;
(j)   hire any employee at Seller Bank with an annual base salary in excess of $175,000 or having a job title of Senior Vice President or above;
(k)   terminate the employment of any employee, except for cause or in the ordinary course of business in accordance with existing personnel policies and practices of Seller Bank;
(l)   engage in a layoff involving ten (10) or more employees;
(m)   voluntarily recognize a labor union or enter into a collective bargaining agreement;

(n)   materially amend or modify, or agree to such amendment or modification of, any (A) of Seller Bank’s mortgage or loan servicing practices or policies, (B) of Seller Bank’s banking and operating practices or policies (including forms of deposit agreements), in each case of clauses (A) and (B) other than as required by applicable Law and applicable regulatory policies and guidelines or other supervisory guidance;
(o)   other than capital expenditures pre-approved by Purchaser in writing, undertake or authorize any capital expenditures not required pursuant to a Material Contract in effect as of the date hereof that are, in the aggregate, in excess of $100,000, other than capital expenditures necessary for safety and soundness purposes;
(p)   change any method of financial accounting or accounting practice or policy, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Governmental Entity responsible for regulating Seller Bank;
(q)   except for non-exclusive licenses and the statutory expiration of Intellectual Property in the ordinary course of business, sell, assign or transfer, license, subject to a Lien other than a Permitted Lien, abandon, allow to lapse or otherwise dispose of any of its material Intellectual Property;
(r)   (A) make, change or revoke any income or other material Tax election (other than Tax elections consistent with past practice that are made in connection with filing Tax Returns in the ordinary course of business), (B) change any accounting period or method with respect to Taxes, (C) request any ruling with respect to Taxes, (D) enter into any closing agreement with respect to Taxes, (E) file any material amended Tax Return, (F) settle or compromise any audit or other proceeding with respect to any income or other material Tax claim or assessment, (G) surrender any right to claim a refund of material Taxes, (H) consent to any extension or waiver of the limitation period applicable to any material Taxes (other than automatic extensions to file Tax Returns in the ordinary course of business), or (I) enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclosing information to a Governmental Entity with respect to Taxes;
(s)   (A) materially amend, waive, modify, renew, let lapse or consent to the termination of any Material Contract except in the ordinary course of business, (B) enter into any Contract that would have been a Material Contract if in effect as of the date hereof (and thereafter taking any actions with respect to such Contract that would otherwise be prohibited by clause (A), except in the ordinary course of business), or (C) enter into any Contract with any Affiliate or, other than in the ordinary course of business, engage in any transaction with any Affiliate;
(t)   (i) (A) make or acquire any Extension of Credit (or renew or extend an Extension of Credit) in excess of $6,000,000 or (B) make or acquire any Extension of Credit (or renew or extend an existing Extension of Credit) that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $20,000,000 or (ii) enter into any new agreements relating to the consummation of purchases or sales of Extensions of Credit with a principal amount or for a purchase price in excess of (1) for individual Extensions of Credit $6,000,000, or (2) in the aggregate $20,000,000;
(u)   apply for the opening, relocation or closing of any, or open, relocate or close any, Branch, other than with respect to those pending or planned as of the date of this Agreement and set forth in Section 5.1(u) of the Seller Disclosure Schedules, or permit the revocation or surrender by Seller Bank of its certificate of authority to maintain any such facility, except as may be required by any Governmental Entity;
(v)   enter into any new line of business or change in any material respect its lending, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except (A) as required by applicable Law, (B) as otherwise may be requested by a Governmental Entity, or (C) as necessary for safety and soundness purposes;
(w)   modify any of its privacy policies or procedures in any manner materially adverse to Seller Bank, except as required by applicable Law, or materially impair the operation or security of any IT Assets used in connection with Seller Bank’s business; or
(x)   agree with, or commit to, any Person to do any of the things described in clauses (a) through (w) except as contemplated hereby.

Section 5.2   Access to Properties and Records.
(a)   To the extent permitted by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller Parties will provide to Purchaser and to its Representatives, upon reasonable prior notice, reasonable access during the normal business hours of Seller Bank to the properties, books, contracts, records and other data of Seller Parties relating to Seller Bank (including System Conversion Data), for purposes related to the consummation of the Transactions, including for purposes of assisting Purchaser with transition planning and preparation for the Systems Conversion; provided that such access shall not unreasonably disrupt the personnel and operations of the Seller Parties, and the Seller Parties shall not be required to provide access to any materials which would reasonably be expected to constitute or cause a waiver of attorney-client or work product privileges or which the Seller Parties are prohibited by Law from disclosing, subject in each case to the parties working in good faith to provide Purchaser and its Representatives alternative access to such information in a manner that does not jeopardize such privilege or result in a violation of applicable Law; provided, further, that the parties shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable such access or furnishing of information to Purchaser to occur without contravening such privilege or applicable Law.
(b)   Following the Closing and until the final distribution made under the Plan of Dissolution, to the extent permitted by applicable Law, (i) Seller may retain a copy of, and (ii) Purchaser will grant Seller and its Representatives reasonable access during Purchaser’s normal business hours to, all books, records and other data that will be transferred in connection with the Transactions (including making such persons reasonably available to Seller or any of its Affiliates for depositions, witness preparation, trial preparation and fact-gathering), in each case solely with respect to the periods prior to Closing, at reasonable times and upon reasonable prior notice and provided such access shall not unreasonably disrupt the personnel and operations of Purchaser and its Subsidiaries, in each case of clauses (i) and (ii), if retaining such copy or if such access is reasonably necessary for Seller in connection with (x) its tax, regulatory, litigation or other legitimate, non-competitive matters or (y) Seller’s orderly wind down and dissolution pursuant to the Plan of Dissolution; provided, that neither Purchaser nor any of its Affiliates shall be required to provide such access to the extent that doing so would result in the loss of any legal privilege or contravene any Law or fiduciary or confidentiality obligations; provided, further, that the parties shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable such access or furnishing of information to Purchaser to occur without contravening such privilege or applicable Law.
(c)   Any such books, records and other data or information to which Purchaser or Seller is provided access pursuant to this Section 5.2 will be subject to the confidentiality obligations set forth in Section 5.7.
Section 5.3   Shareholders’ Approval.
(a)   Seller shall call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as soon as reasonably practicable after the Proxy Statement is mailed for the purpose of obtaining the Requisite Vote required in connection with this Agreement and the Transactions and Seller shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Seller (and its Board of Directors) shall use its commercially reasonable efforts to obtain from its shareholders the Requisite Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Seller approve this Agreement, the Transactions and the Plan of Dissolution (the “Board Recommendation”).
(b)   Seller and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Purchaser the Board Recommendation, (ii) fail to make the Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Board Recommendation, in each case, within ten (10) Business Days (or such fewer number of days as remains prior to the Shareholder Meeting) after an Acquisition Proposal is made public or any request by Purchaser to do so or (v) publicly propose to do any of the foregoing (any of the foregoing described in clauses (i) through (v), a “Recommendation Change”).

(c)   Notwithstanding anything in this Agreement to the contrary, subject to Section 9.1 and Section 9.2, prior to the receipt of the Requisite Vote, the Board of Directors of Seller may submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, constitutes a Recommendation Change), in which event the Board of Directors of Seller may communicate the basis for its lack of recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), if (i) (A) the Board of Directors of Seller has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 5.4(a), which it believes in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, constitutes a Superior Proposal (in which event, subject to compliance with the entirety of this Section 5.3(c) and prior to the receipt of the Requisite Vote, the Board of Directors of Seller may cause Seller Bank to terminate this Agreement pursuant to Section 9.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal) or (B) an Intervening Event has occurred, and (ii) the Board of Directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, in each case, if, but only if, (1) the Seller Parties have complied in all material respects with Section 5.4(a), (2) the Seller Parties deliver to Purchaser at least three (3) Business Days’ prior written notice of its intention to take such action, and furnish to Purchaser a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the Person making, such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, the Seller Parties negotiate, and direct their financial, legal, and other advisors to negotiate, in good faith with Purchaser, during the three (3) Business Day period following the Seller Parties’ delivery of the notice referred to in sub-clause (2) above (to the extent Purchaser desires to so negotiate) any revision to the terms of this Agreement that Purchaser desires to propose (it being understood that such negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 5.3), and (4) after the conclusion of such three (3) Business Day period, the Board of Directors of Seller determines in good faith, after giving effect to all of the adjustments or revisions (if any) committed to by Purchaser in writing pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in either clause (i)(A) or clause (i)(B) above, it nevertheless would be inconsistent with its fiduciary duties under applicable Law to make or continue to make the recommendation to the shareholders of Seller that they approve this Agreement and the Transactions (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the three (3) Business Day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) Business Days remain to negotiate subsequent to the time Seller Bank notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)).
(d)   Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at such meeting for the purpose of the shareholders of Seller considering and voting on an approval of this Agreement and any other matters required to be approved by the shareholders of Seller in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, Seller shall not submit to or for a vote of its shareholders any Acquisition Proposal.
(e)   Seller (i) shall adjourn or postpone the Shareholder Meeting if as of the date of such meeting there are insufficient shares of common stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, and (ii) may adjourn or postpone the Shareholder Meeting if as of the date of such meeting Seller has not received proxies representing a sufficient number of shares of common stock necessary for the approval of this Agreement by the shareholders of Seller; provided, that, without the prior written consent of Purchaser, Seller shall not adjourn or postpone the Shareholder Meeting for more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that the Shareholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (i) exists, and such Shareholder Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exists); and provided, further, that the Shareholder Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date.
Section 5.4   Acquisition Proposals.
(a)   The Seller Parties shall not, and shall cause their respective Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, engage or participate in any negotiations with any person concerning any Acquisition Proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except to notify a Person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5.4) or, unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, asset purchase agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.4) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Vote, the Seller Parties receive an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 5.4(a), the Seller Parties may, and may permit their respective Subsidiaries and their and their Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the Person making the Acquisition Proposal if the Board of Directors of Seller determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Seller Parties shall have provided such information to Purchaser and shall have entered into a confidentiality agreement with the Person making such Acquisition Proposal on terms no less favorable to Seller Bank than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which Acceptable Confidentiality Agreement shall not provide such Person with any exclusive right to negotiate with the Seller Parties. The Seller Parties will, and will direct their respective Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any Person other than Purchaser with respect to any Acquisition Proposal. The Seller Parties will promptly (within one (1) Business Day) (i) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which Seller determines is reasonably likely to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and provide Purchaser with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such Acquisition Proposal or inquiry, and (ii) keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Seller Parties shall use their reasonable best efforts to enforce any existing confidentiality or standstill agreements to which they or any of their respective Subsidiaries is a party in accordance with the terms thereof.
(b)   As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any written third-party indication of interest in, (i) any acquisition or purchase, direct or indirect (including by merger, tender or exchange offer, purchase and sale agreement or otherwise), of twenty-five percent (25%) or more of the consolidated assets or liabilities of Seller Parties or twenty-five percent (25%) or more of any class of equity or voting securities of either Seller Party or (ii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving either Seller Party.
(c)   As used in this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal that the Board of Directors of Seller determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions and all conditions to consummation) and the Person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of the Seller Parties than the transactions contemplated by this Agreement (taking into account any proposal by Purchaser to amend the terms of this Agreement pursuant to Section 5.3(c)) and (ii) reasonably likely to be timely consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”
(d)   Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Seller’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
Section 5.5   Efforts; Regulatory Filings and Other Actions.
(a)   Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with the other party in connection with the foregoing, including, as it relates to the applicable filing party and subject to this Section 5.5, using its commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, non-objections, waivers, permits and other authorizations of all Governmental Entities (and the expiration or termination of all statutory waiting periods in respect thereof) required to obtain the Regulatory Approvals and to consummate the Transactions.
(b)   In furtherance, and not in limitation, of the covenants set forth in Section 5.5(a), each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Regulatory Approvals as promptly as practicable and as promptly as practicable after the date hereof, and in no event later than forty-five (45) days after the date of this Agreement, each party will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the Transactions (in the case of Purchaser, subject to the timely receipt from Seller Bank of all necessary financial and other information reasonably required to complete such filings), and will make any further filings pursuant thereto that may be necessary in connection therewith.
(c)   Each party shall have the right to review in advance information relating to such party which appears in any filings (or written submissions) made with any Governmental Entity by the other party; provided, however, that materials may be redacted (x) to remove references concerning the valuation of Seller Bank’s business (or any aspect thereof), (y) as necessary to comply with applicable Law or contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each party agrees that it will use commercially reasonable efforts to keep the respective other parties reasonably apprised of the status of all applications and developments related thereto, subject to applicable Law.
(d)   The parties further covenant and agree (i) with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would or is reasonably likely to materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be and (ii) in the event that any action, suit, proceeding or investigation is commenced after the date hereof challenging any of the parties’ rights to consummate the transactions contemplated by this Agreement, use their commercially reasonable efforts to contest such action, suit, proceeding or investigation.
(e)   Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall require Purchaser to take, or agree to take, any action or agree to any condition, or restriction, in connection with the grant of a Regulatory Approval, that would reasonably be expected to have a Material Adverse

Effect on Seller Bank, taken as a whole, or on Purchaser and its Subsidiaries, taken as a whole, but for these purposes assuming Purchaser and its Subsidiaries, taken as a whole, is the same size as Seller Bank (a “Material Burdensome Condition”).
Section 5.6   Consents.   The Seller Parties shall use commercially reasonable efforts to obtain the Landlord Consents in Section 1.1(f) of the Seller Disclosure Schedules prior to Closing (and any other consents required from third parties with respect to the Transactions, other than any Governmental Entities which are covered in Section 5.5 above) and Purchaser shall reasonably cooperate with Seller Parties in obtaining such Landlord Consents; provided that, without Purchaser’s consent (which shall not be unreasonably withheld) the Seller Parties shall not agree to amend any material terms of the Leases or grant any economic concessions (other than any de minimis concessions).
Section 5.7   Confidentiality.
(a)   Each of the Seller Parties and Purchaser acknowledges that the information provided to it, its Affiliates or its Representatives by (i) Purchaser, its Affiliates or its Representatives, in the case of the Seller Parties and (ii) by the Seller Parties, their Affiliates or their Representatives, in case of Purchaser, prior to the Closing in connection with this Agreement is subject to the Confidentiality Agreement. As of the Closing, the Confidentiality Agreement shall terminate.
(b)   Following the Closing, Seller shall hold, and shall direct its Representatives to hold, in strict confidence and not disclose to any other Person, all information concerning (x) Purchaser and its Affiliates provided pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement or (y) Seller Bank, except to the extent that such information can be shown to have been (i) in the public domain without breach of these confidentiality provisions or (ii) later lawfully acquired from other sources by Seller; provided, that Seller or its Representatives may disclose such information if compelled by judicial or administrative process or if, based on the advice of its counsel, Seller reasonably determines that such disclosure is required to comply with other requirements of applicable Law or the applicable requirements of any Governmental Entity; provided, further, that to the extent permitted by applicable Law, Seller will notify Purchaser promptly of any such compelled or required disclosure or otherwise upon becoming aware that any such information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 5.7(b)).
(c)   Following the Closing, Purchaser shall hold, and shall direct its Representatives to hold, in strict confidence and not disclose to any other Person, all information concerning Seller and its Affiliates (other than information with respect to Seller Bank), except to the extent that such information can be shown to have been (i) in the public domain without breach of these confidentiality provisions or (ii) later lawfully acquired from other sources by Purchaser; provided, that Purchaser or its Representatives may disclose such information if compelled by judicial or administrative process or if, based on the advice of its counsel, Purchaser reasonably determines that such disclosure is required to comply with other requirements of applicable Law or the applicable requirements of any Governmental Entity; provided, further, that to the extent permitted by applicable Law, Purchaser will notify Seller promptly of any such compelled or required disclosure or otherwise upon becoming aware that any such information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 5.7(c)).
Section 5.8   Publicity; Notices.   The parties shall coordinate with each other as soon as practicable in advance as to (i) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public regarding the transactions contemplated by this Agreement and (ii) prior to the Closing Date, the form and content of any communication from Purchaser to the employees of Seller Bank and its Subsidiaries. Neither party shall disseminate any such communication without such advance notice and the prior review of the other parties, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent the parties from publishing any press release or from making any and all public disclosures which it reasonably determines to be legally required to comply with applicable Law or requests of Governmental Entities or, subject to Section 5.3(c), in connection with the required regulatory filings and associated mandatory published notices.
Section 5.9   Specified Actions.   Seller shall cause Seller Bank to file an Advance Notice of Branch Closing with respect to Seller Bank’s branch in Michigan located at One Towne Square, Suite 165, Southfield

MI 48076 (the “Michigan Branch”) with the OCC at least ninety (90) days prior to the Closing Date, provide all applicable notices to customer required under Section 42 of the FDI Act (12 U.S.C. § 1831r-1) in accordance with the timing for such notices specified thereunder, and otherwise take all commercially reasonable actions to complete the actions specified in Section 5.9 of the Seller Disclosure Schedules. Seller Parties will use commercially reasonable efforts to sell or allow to run off 100% of the deposit liabilities of customers unaffiliated with the Seller Bank that are located at the Michigan Branch prior to the Closing. The Seller Parties shall coordinate with Purchaser on any required filings or applications with respect to the closure of the Michigan Branch in accordance with the terms of Section 5.5. Purchaser Bank shall file, or cause to be filed, a Final Branch Closing Notice on or after the Closing Date.
Section 5.10   Intellectual Property.
(a)   Purchaser acknowledges and agrees that, except as specifically provided in this Section 5.10, none of Purchaser or its Affiliates is acquiring or receiving a license to use any Intellectual Property, and shall cease all use of same immediately upon the Closing.
(b)   Seller hereby grants to Purchaser a non-exclusive, limited, non-transferable, non-sublicensable (except in a manner consistent with past practice as necessary for Purchaser to exercise its rights herein) license to use Seller Bank Entity Names after the Closing Date (i) on signage, inventory and other physical items in existence as of the Closing Date and (ii) for websites, mobile and social media properties and other digital items in existence as of the Closing Date, in each case of clauses (i) and (ii) for a transitional, “phase out” use. Notwithstanding the foregoing, Purchaser has the right to use Seller Bank Entity Names at all times after the Closing Date (i) to the extent required by applicable Law; (ii) on historical legal and business items not visible to the general public; and (iii) in a manner permitted by “fair use” and similar legal principles.
Section 5.11   Transition Services.
(a)   Prior to the Closing, upon Purchaser’s reasonable request, Seller shall cooperate with Purchaser in connection with transition planning and preparing for the System Conversion, including by providing information and data in accordance with Section 5.2(a).
(b)   In furtherance of the foregoing, promptly after the date hereof, Seller and Purchaser shall each appoint three (3) representatives (or another number of representatives as otherwise agreed to by Seller and Purchaser) as their respective transition representatives, who shall be responsible for the development and implementation of a transition plan describing milestones, responsible parties, and timelines for the integration, System Conversion and migration planning of the businesses of Seller Bank and Purchaser, effective as of the Closing Date or such later date as may be determined by Purchaser, and the process and timeline for identifying such services, which plan shall be completed prior to the Closing Date. At least one of Seller’s representatives shall be the chief operating officer with significant knowledge of Seller’s current and historical human resources practices. In all cases subject to applicable Law, such transition representatives and any other appropriate personnel shall meet (in person or virtually) in accordance with the governance and procedural terms established therefor to discuss the progress of the development and implementation of the transition plan and mutually agree in good faith on any necessary modifications to the transition plan.
Section 5.12   Intercompany Items.   Prior to the Closing, Seller Parties shall take, or cause to be taken, all such actions necessary so that (a) any Related Party Contract set forth in Section 5.12 of the Seller Disclosure Schedules is terminated and (b) all outstanding Intercompany Receivables or Intercompany Payables shall have been settled or paid, in each case of clauses (a) and (b), with no liability or obligation (in connection with such termination, settlement, payment or otherwise) for Seller Bank.
Section 5.13   D&O Tail Policy; Indemnification.
(a)   Prior to the Closing, Seller shall purchase a “tail” insurance policy with a claims reporting or discovery period for six years after the Closing with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current directors’ and officers’ liability insurance policy maintained by the Seller Parties as of immediately prior to the Closing with respect to claims arising from or related to facts or events that occurred at or before the Closing; provided, however, that Purchaser and Seller shall evenly share the cost of such “tail” insurance policy and that in no event shall Purchaser and the Seller Parties together be required to spend more than the amount set forth on Section 5.13 of the Seller Disclosure Schedules (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided, further, that if the cost of such insurance exceeds the Cap Amount, then the Seller Parties (at Seller’s sole cost), shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.
(b)   From and after the Effective Time, the Surviving Bank shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Person who was a director, officer or employee of Seller Bank at any time on or after January 1, 2023 (in each case, with respect to acts in such capacity) (collectively, the “Seller Bank Indemnified Parties”) against expenses (including reasonable attorneys’ fees), judgments, fines, losses or liabilities actually and reasonably incurred by such Seller Bank Indemnified Party in connection with any threatened or actual action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Seller Bank), whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of Seller Bank or is or was serving at the request of Seller Bank as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, if such Seller Bank Indemnified Party acted in good faith and in a manner such Seller Bank Indemnified Party reasonably believed to be in or not opposed to the best interests of Seller Bank, and, with respect to any criminal action or proceeding, had no reason to believe such Seller Bank Indemnified Party’s conduct was unlawful, in each case, to the same extent as such Persons have the right to be indemnified pursuant to Seller Bank’s articles of incorporation and bylaws in effect on the date of this Agreement (except that the indemnification and expense reimbursement and advancement provisions in such bylaws that are permissive shall be deemed to be mandatory, subject to the terms and conditions of such bylaws and this Section 5.13); and the Surviving Bank shall also advance expenses as incurred by such Seller Bank Indemnified Party to the same extent as such Persons have the right to expense advancement pursuant to Seller Bank’s articles of incorporation and bylaws, or comparable governing documents, in effect on the date of this Agreement, to the extent permitted by applicable Law, provided that the Person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, unless it is ultimately determined that such Person is entitled to indemnification. The Seller Bank and the Surviving Bank, as applicable, shall reasonably cooperate with the Seller Bank Indemnified Party, and the Seller Bank Indemnified Party shall reasonably cooperate with the Seller Bank or Surviving Bank, as applicable, in the defense of any such claim, action, suit, proceeding or investigation.
Section 5.14   Transfer of Assets to Seller Bank.
(a)   Prior to Closing, Seller shall transfer or cause to be transferred to Seller Bank any asset, books and records or Relationship which is necessary for or used in the operations or oversight of Seller Bank or its business, including any Deposit Documents, Loan Documents, personnel files and employment records for employees of Seller Bank and any other books and records related to anti-money laundering, sanctions, Bank Secrecy Act or other compliance matters, in each case of this clause (a) to the extent not held by Seller Bank.
(b)   If, following the Closing, Seller discovers that it or any of its Subsidiaries owns or possesses any asset, books and records or Relationships which is necessary for or used in the operations or oversight of Seller Bank or its business, Seller shall, for no additional consideration, promptly execute, acknowledge and deliver all such instruments as may be necessary or appropriate to effectively vest in Purchaser the title, license to use or similar right to such asset, books and records or Relationship, as is reasonably agreed to by the parties and the parties shall, as between themselves, treat any such right to an asset or a Relationship as having been transferred, granted or assigned at Closing so that Purchaser will receive such benefits and be subject to such obligations as of Closing.
Section 5.15   Bayview Loan Purchase Agreement.   Seller Parties shall use commercially reasonable efforts to consummate the transactions contemplated by the Bayview Loan Purchase Agreement in accordance with its terms. Without the consent of Purchaser, which consent shall not be unreasonably withheld, the Seller Parties shall not amend or waive any provisions of the Bayview Loan Purchase Agreement; provided that Purchaser may withhold its consent in its discretion to any amendments that decrease the purchase price of the loans sold thereunder or increase the liabilities or obligations of Seller Bank. Any out-of-pocket costs to cure any breaches of representations and warranties by Seller Bank under the Bayview Loan Purchase Agreement (including out-of-pocket costs to cure defects in order for a loan to not be considered a “Defective Mortgage Loan” as defined therein) shall be borne by Seller and not Seller Bank (or Purchaser) and shall be considered a Seller Liability hereunder, it being understood and agreed that none of the representations and warranties by Seller Bank under the Bayview Loan Purchase Agreement will survive the closing thereunder.
Section 5.16   Shareholder Litigation.   Each party shall give the other party prompt notice of any claims, demands (including books and records requests) or litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Seller shall (i) give Purchaser the opportunity to participate (at Purchaser’s expense) in the defense or settlement of any such litigation, (ii) give Purchaser a reasonable opportunity to review and comment on all filings or responses to be made by Seller in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required when (x) neither Purchaser (or any of its Affiliates) nor Seller Bank is a named party to such litigation or (y) such settlement includes a full release of Purchaser (and its Affiliates named in such litigation, if any) or Seller Bank, as applicable, and, in each case of clauses (x) and (y), does not impose an injunction or other equitable relief after the Closing upon the Seller Bank or the Surviving Bank or any of its Affiliates.
Section 5.17   Seller Liabilities.   Seller has informed Purchaser that, following satisfaction of all its liabilities, obligations and commitments, it intends to dissolve and distribute any remaining funds to its shareholders. In connection therewith, Seller agrees that any such dissolution will be in compliance with the Plan of Dissolution and applicable Law and that it shall not dissolve until, to the Knowledge of Seller, all such liabilities, obligations and commitments of Seller, including all Seller Transaction Expenses, Seller Shareholder Claims and any other liabilities, obligations and commitments arising as a result of Seller being a publicly traded company or being subject to the Plea Agreement have been satisfied in accordance with applicable Law and the Plan of Dissolution (collectively, all such claims, liabilities, obligations and commitments, whether arising prior to, at or after the Closing, “Seller Liabilities”). Seller acknowledges and agrees that neither Purchaser nor Seller Bank shall be responsible or liable for, and that Seller shall remain responsible and liable for, all Seller Liabilities.
Section 5.18   Release.   Effective as of the Closing, Seller hereby fully, unconditionally and irrevocably waives, and forever releases and discharges Purchaser and its Affiliates (including Seller Bank) (each, a “Seller Released Party”) of and from, any and all Actions, covenants, demands, torts, liens, debts, damages, obligations, liabilities (including Seller Liabilities), rights, orders, accounts and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, direct or indirect, primary or secondary, in Contract, at Law or in equity that Seller ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, change, development, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing in respect of the management or operation of Seller Bank and its Subsidiaries or its businesses; provided, that nothing contained in this Section 5.18 shall be construed as a waiver by Seller of any of its rights expressly provided under this Agreement or in connection with covenants and agreements requiring performance after the Closing.
ARTICLE VI
EMPLOYMENT AND BENEFIT MATTERS
Section 6.1   Employment and Benefit Matters.
(a)   Benefits Following the Closing Date.   From and after the Closing, Purchaser shall, or shall cause the Seller Bank or Surviving Bank (as applicable) to, honor all Employee Plans in accordance with their terms; provided, that nothing herein shall restrict Purchaser or the Seller Bank or Surviving Bank (as applicable) from amending or terminating any such Employee Plan in accordance with its terms. For purposes of determining (i) eligibility to participate in and vesting under applicable employee benefit plans of Purchaser or its Affiliates (other than under any stock award plan or other equity or equity-based plan) and (ii) level of benefits for vacation, paid time off and severance benefits in each case, as applicable, each employee of

Seller Bank as of the Closing Date who remains employed by Purchaser and its Subsidiaries (including, following the Closing, Seller Bank) (each, a “Continuing Employee”) shall be credited with the years of service he or she has been credited with under the comparable Employee Plans; provided that such service shall not be recognized for purposes of (x) grandfathering and/or benefit accruals under any Purchaser defined benefit retirement plan, (y) retiree medical benefits, if any (but it shall be recognized for access-only retiree medical, if applicable) or (z) stock award plan or equity or equity-based incentive plan. Continuing Employees and their dependents will not be subject to any preexisting condition limitations and waiting periods, and any exclusions shall be waived, under the welfare benefit plans of Purchaser and its Affiliates that provide medical benefits in which the Continuing Employees are eligible to participate to the same extent that such conditions and waiting periods would have been satisfied, or waived, under the comparable Employee Plan. Unless the Closing Date is prior to January 1, 2025 and the Continuing Employees are enrolled in a different welfare benefit plan of Purchaser or its Affiliates as of January 1, 2025, Purchaser shall use commercially reasonable efforts to cause the Continuing Employees to be given credit under the welfare benefit plans of Purchaser or its Affiliates for amounts paid during the calendar year in which the Closing Date occurs under a corresponding benefit plan of Seller Bank or its Affiliates for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the applicable welfare benefit plan of Purchaser or its Affiliates.
(b)   Retention Program.
(1)   It is intended by Purchaser and Seller that there will be an employee retention bonus pool in an aggregate amount as set forth in Section 6.1(b)(1)(A) of the Seller Disclosure Schedules (the “Retention Pool”) to be used (i) to provide retention bonuses to current employees of Seller Bank to incentivize such employees to remain employed by Seller Bank during the period from the date of the Agreement until the Closing Date (the “Pre-Closing Retention Bonuses”), which shall not exceed the amount set forth in Section 6.1(b)(1)(B) of the Seller Disclosure Schedules in the aggregate (the “Seller Retention Bonus Cap”), and (ii) to provide retention bonuses to Continuing Employees to incentivize such employees to remain employed by Purchaser or its Subsidiaries for the period from the Closing Date until the completion of the System Conversion (the “Post-Closing Retention Bonuses”), which shall be in an aggregate amount equal to the amount remaining in the Retention Pool after payment by Seller of the Pre-Closing Retention Bonuses, or such greater amount as may be approved by Purchaser in its sole discretion.
(2)   Prior to the date hereof, Seller previously consulted with Purchaser to determine the list of the current employees of Seller that Seller has identified to receive the Pre-Closing Retention Bonuses. Seller may make changes to such list after the date of the Agreement, so long as the aggregate amount of Pre-Closing Retention Bonuses to be paid by Purchaser does not, without Purchaser’s prior consent, exceed the Seller Retention Bonus Cap. Seller Bank will enter into retention bonus letter agreements with each identified employee which will be binding upon Purchaser, subject to Purchaser’s prior approval of the form of letter agreement, such approval not to be unreasonably withheld. Purchaser or a Subsidiary of Purchaser shall pay, on the Closing Date or as soon as practicable thereafter, the Pre-Closing Retention Bonuses and all severance benefits to which employees of Seller whose employment will be terminated at Closing are entitled to receive upon such termination pursuant to Seller Bank’s Severance Benefits Plan.
(3)   Purchaser will consult with Seller prior to the Closing to determine the list of Continuing Employees to whom Purchaser intends to pay Post-Closing Retention Bonuses. Purchaser or a Subsidiary of Purchaser shall pay, at the time of completion of the System Conversion or as soon as practicable thereafter, such Post-Closing Retention Bonuses and all severance benefits to which Continuing Employees whose employment with Purchaser or a Subsidiary of Purchaser will terminate upon completion of the System Conversion are entitled to receive pursuant to Seller Bank’s Severance Benefits Plan, subject in each case to the applicable Continuing Employee not voluntarily terminating employment with Purchaser and its Subsidiaries prior to the applicable payment date and, if determined by Purchaser in its sole discretion, execution of a general release of claims in favor of Purchaser and its Affiliates.

(4)   The aggregate amount of the Pre-Closing Retention Bonuses and the Post-Closing Retention Bonuses shall not exceed the amount of the Retention Pool, or such greater amount as may be approved by Purchaser in its sole discretion. The payment of all retention bonuses shall be subject to applicable withholding.
(c)   401(k) Plan.   If requested by Purchaser in a written notice delivered to Seller Bank not less than ten (10) Business Days before the Closing Date, Seller Bank shall cause the board of directors (or the appropriate committee thereof) of Seller Bank to adopt resolutions and take such corporate actions as are necessary to terminate the Sterling Bank & Trust 401(k) Plan (the “Seller Bank 401(k) Plan”), effective as of immediately prior to the Closing Date. If the Seller Bank 401(k) Plan shall be terminated as set forth in the immediately preceding sentence no later than the day prior to the Closing Date, Seller Bank shall deliver to Purchaser executed resolutions of the board of directors of Seller Bank (or the appropriate committee thereof) authorizing the termination of the Seller Bank 401(k) Plan effective as of the day prior to the Closing Date. In the event that Purchaser does not elect to cause Seller Bank to terminate the Seller Bank 401(k) Plan in accordance with this Section 6.1(c), then, prior to the Closing Date, Seller Bank shall instruct the appropriate committee of Seller Bank to call a meeting to discuss and consider changes to the investment options under the Seller Bank 401(k) Plan to eliminate the Seller unitized employer stock fund investment option effective prior to the Closing Date, all subject to applicable fiduciary duties under ERISA.
(d)   Employee Communications.   Any communications by Purchaser with employees of Seller Bank prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement. Written communications from Purchaser to employees of Seller Bank shall be subject to prior review, comment and approval by Seller Bank; provided, that, commencing no less than ninety (90) days prior to the Closing Date, Purchaser shall be permitted to communicate with employees of Seller Bank regarding onboarding and training processes with any written communications from Purchaser to employees of Seller Bank being subject to prior review, comment and approval by Seller Bank (such consent not to be unreasonably withheld, delayed or conditioned).
(e)   Banking Privileges.   Purchaser agrees to provide the Continuing Employees with the same banking privileges and perquisites, if any, that Purchaser generally provides to similarly situated employees of Purchaser and its Subsidiaries (both by job classification or status and by geographic location).
(f)   Cooperation.   Seller Bank and Purchaser shall, and shall cause their respective Affiliates to, use reasonable efforts to cooperate with each other to effectuate the provisions set forth in this Section 6.1, including in connection with the onboarding and training by Purchaser and its Affiliates of employees of Seller Bank prior to the Closing (including, as reasonably necessary, through on-site training at the branch, facility or office of Seller Bank or its Affiliates where such employees are located). Purchaser and Seller will cooperate in good faith in connection with the wind-down and dissolution of Seller, including arrangements to make available the services of former employees of Seller Bank who are employed by Purchaser and requested by Seller; provided that neither Purchaser nor the Seller Bank or Surviving Bank (as applicable) shall have any liability to Seller in respect of the services provided by any such employee to Seller. To the extent any cooperation of Purchaser requested by Seller results in a material expense to the Purchaser, the parties will work together in good faith to agree upon a reasonable expense reimbursement, if any.
(g)   Seller Equity Awards.   Seller acknowledges and agrees that all awards outstanding under Seller’s equity plans (and the settlement thereof in connection with the wind down and dissolution of Seller) will remain the sole responsibility of Seller, and Purchaser will have no liability in respect thereof.
(h)   No Third-Party Rights.   No provision of this Section 6.1 shall create any third-party beneficiary rights in any employee of Seller Bank (including any beneficiary or dependent thereof) nor is it intended to establish, amend or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement of Seller Bank or any of its Affiliates, or alter or limit the ability of Purchaser or its Affiliates to amend, modify or terminate their benefit or employment plans, programs, agreements or arrangements in any respect at any time nor guarantee any Continuing Employee the right to continued employment for any period or with any Person. Without limiting the generality of the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Seller Bank or its Affiliates any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
ARTICLE VII
TAX MATTERS
Section 7.1   Cooperation.   Each party shall, and shall cause its Affiliates to, provide such cooperation, documentation and information as any of them reasonably may request in: (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority, or (iii) effecting any other tax provision in this Agreement (including this Article VII). Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of Seller Bank for Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter (or, in the case of the dissolution of a party, prior to such dissolution), the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. For the avoidance of doubt, satisfaction of this Section 7.1 does not require any party to deliver any Tax Returns that include Purchaser, Seller, or any of their respective Affiliates other than Seller Bank. The parties further agree, and agree to cause their respective Affiliates to, upon request, use commercially reasonably efforts to obtain any certificate or other document from any Taxing Authority or customer of Seller Parties or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.
Section 7.2   Transfer Taxes.   Purchaser, on the one hand, and Seller, on the other hand, shall each be responsible for fifty percent (50%) all Transfer Taxes. In order to effectuate the provisions of this Section 7.2, Seller and Purchaser agree that any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable Law for filing such Tax Returns.
Section 7.3   Tax Sharing Agreements.   To the extent relating to Seller, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement or any customary commercial Contract entered into in the ordinary course of business the principal subject of which is not Taxes), if any, to which Seller Bank, on the one hand, and Seller, on the other hand, are parties, and neither Purchaser nor any of its Affiliates (including, after the Closing, Seller Bank) shall have any rights or obligations thereunder after the Closing.
Section 7.4   Loss Shares.   To the extent permitted by applicable Law and if any Seller Affiliated Group recognizes a loss on the sale of Seller Bank as a result of any transaction contemplated herein, Seller, to the extent necessary to protect any Tax attribute of Seller Bank, shall make an election pursuant to Treasury Regulation Section 1.1502-36(d)(6) (or any similar provision of state or local Law) and will otherwise use commercially reasonable efforts to take action requested by Purchaser, based on advice of counsel that such action is legally necessary, so that no Tax attributes of Seller Bank are reduced by reason of Treasury Regulation Section 1.1502-36 or any similar provision of state or local Law.
ARTICLE VIII
CLOSING CONDITIONS
Section 8.1   Conditions to Obligations of Each Party to Close.   The respective obligations of each party to effect the Closing are subject to the satisfaction or, where legally permitted, waiver by such party, prior to or at the Closing, of each of the following conditions:
(a)   No Law, statute, rule, regulation, executive order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other order shall be in effect which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

(b)   The Regulatory Approvals shall have been obtained and shall remain in full force and effect, and any applicable waiting periods relating thereto shall have expired or been terminated, and no such Regulatory Approval shall have resulted in the imposition of any Material Burdensome Condition.
(c)   The Requisite Vote shall have been obtained.
Section 8.2   Conditions to Obligation of Seller Bank to Effect the Closing.   The obligation of Seller Bank to effect the Closing is subject to the satisfaction or waiver (in the sole discretion of Seller Bank), prior to or at the Closing, of each of the following conditions:
(a)   All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.
(b)   (i) Each of the representations and warranties of Purchaser contained in Section 4.1, Section 4.2 and Section 4.7 shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of the date hereof and as of the Closing Date as though made as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of such particular date, and (ii) each of the other representations and warranties of Purchaser contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (B) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality, material adverse effect or other similar qualifiers).
(c)   Seller Bank shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser by an appropriate officer certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3   Conditions to Obligation of Purchaser to Effect the Closing.   Purchaser’s obligation to effect the Closing is subject to the satisfaction or waiver (in Purchaser’s sole discretion), prior to or at the Closing, of each of the following conditions:
(a)   All of the covenants and agreements required by this Agreement to be complied with and performed by the Seller Parties on or before the Closing Date shall have been duly complied with and performed in all material respects.
(b)   (i) Each of the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.12 and 3.13(a) shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of the date hereof and as of the Closing Date as though made as of the Closing Date, except that those representations and warranties in such sections which address matters only as of a particular date shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of such particular date, (ii) the representations and warranties of Seller contained in Section 3.13(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of Seller contained in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties in such sections which address matters only as of a particular date shall be true and correct as of such particular date; and (B) where the failure of such representations and warranties in such sections in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect

(disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers).
(c)   Since the date hereof, no Material Adverse Effect shall have occurred.
(d)   The Average Closing Deposits are not less than eighty five percent (85%) of the average daily balance of the Specified Deposits for the monthly period ending at the close of business on July 31, 2024 (the “Deposit Condition”).
(e)   Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Seller Bank by an appropriate officer of Seller Bank certifying that the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.
(f)   Affiliates of Bayview Asset Management have purchased from Seller Bank, pursuant to that separate loan purchase agreement dated as of the date hereof (the “Bayview Loan Purchase Agreement”), all of the tenant in common loans held by Seller Bank (the “TIC Loans”) and have paid the cash consideration specified therein to Seller Bank; provided that if any of the TIC Loans are not sold by Seller Bank pursuant to the Bayview Loan Purchase Agreement as a result of being “Defective Mortgage Loans” as defined therein, the foregoing condition shall nonetheless be considered satisfied so long as the aggregate unpaid principal balance of the TIC Loans not sold by Seller Bank pursuant to the Bayview Loan Purchase Agreement does not exceed $1,000,000.
ARTICLE IX
TERMINATION
Section 9.1   Termination.   This Agreement may be terminated at any time prior to the Closing Date:
(a)   by mutual written consent of Purchaser and Seller;
(b)   by either Purchaser or Seller if (i) any Governmental Entity that must grant a Regulatory Approval has requested that Purchaser withdraw an application with no resubmission or denied such Regulatory Approval, and, if denied, such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such withdrawal request, denial of approval, or issuance of such order arises out of, or results from, a material breach of this Agreement by the party seeking to terminate this Agreement;
(c)   by either Purchaser or Seller, if the Closing shall not have occurred on or before the Outside Date; unless the failure of the Closing to occur by such date arises out of, or results from, a material breach of this Agreement by the party seeking to terminate this Agreement;
(d)   (i) by Purchaser, if either of the Seller Parties has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 8.3(a) and Section 8.3(b) to be not satisfied, and such breach is not cured within thirty (30) days following written notice to Seller or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of this Agreement, or (ii) by either of the Seller Parties, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 8.2(a) and Section 8.2(b) to not be satisfied, and such breach is not cured within thirty (30) days following written notice to Purchaser, or cannot, by its nature, be cured prior to the Outside Date; provided, further, that neither Seller Party is then in material breach of this Agreement;
(e)   by Purchaser, if (i) a Seller Party or the Board of Directors of Seller shall have made a Recommendation Change or (ii) a Seller Party or the Board of Directors of Seller have breached its obligations under Section 5.3 (Shareholders’ Approval) or Section 5.4 (Acquisition Proposals) in any material respect;
(f)   by either Purchaser or Seller, if the Requisite Vote has not been obtained upon a vote thereon taken at the Shareholder Meeting (including any adjournment or postponement thereof); or

(g)   prior to the time the Requisite Vote is obtained, by either Seller Party in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Board of Directors of Seller authorizes the Seller Parties to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 5.3; provided, that concurrently with such termination, the Seller Parties pay, or cause to be paid, to Purchaser, in immediately available funds the Termination Fee pursuant to Section 9.2.
Section 9.2   Effect of Termination.
(a)   In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the parties, any of their respective Affiliates or any of the officers, directors or shareholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the Transactions, except (i) the confidentiality provisions of Section 5.7, the public announcement provisions of Section 5.8 the termination provisions of this Section 9.2 and the miscellaneous provisions in Article XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor the Seller Parties shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach of any provision of this Agreement.
(b)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to the Board of Directors of Seller or senior management of a Seller Party or shall have been made directly to the shareholders of Seller or any Person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Shareholder Meeting) an Acquisition Proposal, in each case, with respect the Seller Parties, and (A) (x) thereafter this Agreement is terminated pursuant to Section 9.1(c) (Outside Date) without the Requisite Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter, this Agreement is terminated by Purchaser pursuant to Section 9.1(d) (Material Breach) as a result of a willful and material breach by the Seller Parties or (z) thereafter this Agreement is terminated by a Seller Party or Purchaser pursuant to Section 9.1(f) (Failure to Obtain Requisite Vote) and (B) prior to the date that is twelve (12) months after the date of such termination, the Seller Parties enter into a definitive agreement or consummate a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Seller Parties shall, on the earlier of the date they enter into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same-day funds, a fee equal to $9,135,000 (the “Termination Fee”); provided, that for purposes of this Section 9.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.
(c)   In the event that this Agreement is terminated by Purchaser pursuant to Section 9.1(e) (Recommendation Change; Breach of Certain Covenants), then the Seller Parties shall pay Purchaser, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.
(d)   In the event that this Agreement is terminated by a Seller Party pursuant to Section 9.1(g) (Superior Proposal), then the Seller Parties shall pay Purchaser, by wire transfer of same-day funds, the Termination Fee concurrently with such termination.
(e)   Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages to the extent permitted in this Agreement, in no event shall the Seller Parties be required to pay the Termination Fee more than once. The payment of the Termination Fee as set forth above shall be consideration for the disposition by Purchaser of its rights under this Agreement.
(f)   The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Seller Parties fail to promptly pay the Termination Fee due pursuant to this Section 9.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment for the Seller Parties to pay the Termination Fee or any portion thereof, the Seller Parties shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Seller Parties fail to pay the amounts payable pursuant to this Section 9.2, the Seller Parties shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE X
SURVIVAL; INDEMNIFICATION
Section 10.1   Survival.   None of the representations or warranties contained in this Agreement will survive the Closing. The covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms, provided that the covenants and agreements contained in this Agreement that by their terms apply or are to be performed prior to the Closing shall only survive until the date that is six (6) months after the Closing Date, and no claim for indemnification under Section 10.2(a)(1) shall be made after the expiration of such six (6) month survival period. Notwithstanding the foregoing, in the event notice of any claim for indemnification under this Article X has been given within the applicable survival period, Seller shall not dissolve, wind-up or liquidate until the final resolution of any such pending claim; provided that, following the six-month anniversary of the Closing Date, if there are no pending claims pursuant to this Article X at the time Seller proposes to effect its dissolution, then nothing in this Article X shall prevent such dissolution.
Section 10.2   Indemnification by Seller.
(a)   To the extent permitted by applicable Law, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective directors, officers, employees, shareholders, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties”) from and against any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and reasonable costs and expenses (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, relating to or arising out of or resulting from:
(1)   any breach of any covenant or agreement of a Seller Party contained in this Agreement or any other document or instrument furnished or to be furnished by the Seller Parties pursuant to this Agreement; and
(2)   any Seller Liabilities.
(b)   Seller shall not be liable to the Purchaser Indemnified Parties for (i) any Losses in respect of Section 10.2(a)(1) for any individual claim (or group of directly related claims) less than $50,000 (each a “de minimis loss”) or (ii) any Losses in respect of Section 10.2(a)(1) unless the Losses therefrom exceed an aggregate amount (including all Losses attributable to Seller) equal to $2,610,000.
Section 10.3   Indemnification by Purchaser.
(a)   To the extent permitted by applicable Law, Purchaser shall indemnify, defend and hold harmless each Seller Party, their Affiliates, and each of their respective directors, officers, employees, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and collectively, with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, relating to or arising out of:
(1)   any breach of a covenant or agreement of Purchaser contained in this Agreement or any other document or instrument furnished or to be furnished by Purchaser pursuant to this Agreement; and
(2)   the operation of Seller Bank or Surviving Bank after the Closing Date.
(b)   Purchaser shall not be liable to the Seller Indemnified Parties for (i) a de minimis loss in respect of Section 10.3(a)(1) or (ii) any Losses with respect to the matters contained in Section 10.3(a)(1) unless the Losses therefrom exceed an aggregate amount equal to $2,610,000.
Section 10.4   Third-Party Claim Indemnification Procedures.
(a)   In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party under this Article X is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have twenty (20) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to assume the defense of the Indemnified Party against such Third-Party Claim; provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal or regulatory action (including any action by a Governmental Entity) or claim or any claim seeking material non-monetary remedies against the Indemnified Party (in which case the fees and expenses of any counsel for the Indemnified Parties shall be subject to indemnification hereunder).
(b)   In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, subject to clause (a) above, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing, at its sole cost and expense (including any expense incurred with respect to any document or testimonial subpoenas or serving as a witness in connection with such Third-Party Claims). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Party shall be required to any proposed settlement (w) that involves only the payment of money by the Indemnifying Party, (x) does not impose injunctive or other non-monetary equitable relief against the Indemnified Party or its Affiliates or their respective businesses, (y) does not involve any finding or admission of any violation of Law or admission of other wrongdoing by the Indemnified Party or any Affiliate thereof, and (z) provides for an unconditional release from liability to all Indemnified Parties and their Affiliates with respect to such claim.
(c)   If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).
(d)   The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.
(e)   The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 10.5   Consequential Damages.   Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article X for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim or that are otherwise reasonably foreseeable.
Section 10.6   Adjustments to Losses.
(a)   In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the party claiming such Loss.

(b)   If an Indemnified Party recovers an amount from a third-party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss.
Section 10.7   Payments.   The Indemnifying Party shall pay all amounts payable pursuant to this Article X, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. All indemnification payments under this Article X shall be deemed adjustments to the purchase price payable in accordance with Section 2.1.
Section 10.8   Mitigation.   Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.
Section 10.9   Remedies Exclusive.   Except as otherwise specifically provided herein or in the case of fraud or Willful Breach, the remedies provided in this Article X shall be the exclusive remedies of the parties from and after the Closing in connection with any Losses incurred arising out of any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein or relating to the transactions contemplated hereby, and Purchaser agrees not to assert and to waive all other claims, demands or rights including any rights of contribution; provided, however, that the foregoing will not prohibit any party from seeking injunctive relief from a court of competent jurisdiction to prevent any failure or breach or to specifically enforce this Agreement or any of the terms of provisions hereof in accordance with Section 11.6.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Entire Agreement.   All Exhibits and Schedules shall be deemed to be incorporated into and made part of this Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein.
Section 11.2   Amendment; Waiver.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 11.3   Binding Effect; Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement and all rights hereunder may not be assigned by any party except by prior written consent of the other party and any purported assignment in contravention hereof shall be void.
Section 11.4   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 11.5   Third-Party Beneficiaries.   Except as expressly provided in Section 5.3, Section 5.13 and Section 11.16 the parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties and their respective successors and assigns.
Section 11.6   Specific Performance.   The parties agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, including, for the avoidance of doubt, a breach of Section 5.7, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.
Section 11.7   Counterparts.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument. A signed copy of this Agreement (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.8   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Whenever notice is given under clauses (a), (b) or (c) of this Section 11.8, a copy of such notice shall be sent via email to the addresses of the recipient parties below.
If to any of the Seller Parties, to:
Sterling Bank and Trust, F.S.B. One Towne Square, Suite 1900 Southfield, Michigan
Attention:	Elizabeth M. Keogh
Email:	ekeogh@sterlingbank.com
with a copy (which shall not constitute notice), to:
Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, New York 10019
Attention:	Robert Azarow Edward Deibert
Email:	Robert.Azarow@arnoldporter.com Edward.Deibert@arnoldporter.com and if to Purchaser, to:
EverBank, N.A.
Attention	Mark Baum
Email:	mark.baum@everbank.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention:	Lee Meyerson Ravi Purushotham Louis Argentieri
Email:	lmeyerson@stblaw.com RPurushotham@stblaw.com Louis.Argentieri@stblaw.com
Section 11.9   Expenses.   Except as otherwise expressly set forth herein (including in Section 9.2(f)), all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the party incurring such expense.
Section 11.10   Further Assurances.   Before, at and after the Closing, consistent with the terms and conditions hereof, Seller and Purchaser shall, and shall cause each of their respective Subsidiaries to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a party may reasonably require in order to carry out any of the transactions contemplated by this Agreement. Following the Closing, the parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect to the transactions contemplated by this Agreement.
Section 11.11   Deadlines.   If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day other than a Business Day, then the time period for giving such notice or taking such action shall be extended to the next Business Day.
Section 11.12   Scope of Agreements.   This Agreement shall not create any partnership, joint venture or other similar arrangement between any Seller Party or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.
Section 11.13   Waiver of Jury Trial.   EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 11.14   Governing Law; Consent to Jurisdiction.   This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be interpreted, governed, and construed in all respects by and in accordance with, the internal laws of the State of New York applicable to agreements made and wholly to be performed in such State (except that matters relating to the fiduciary duty of the Board of Directors of Company shall be subject to the laws of the State of Michigan), without regard to the conflict of law principles thereof. EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
Section 11.15   Confidential Supervisory Information.   No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b) and 12 C.F.R. § 309.5(g)(8)) of a governmental authority (the “Confidential Supervisory Information”) by any party to this Agreement to the extent prohibited by applicable Law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
Section 11.16   Non-Recourse.   Except as expressly set forth in this Agreement or any other agreement entered into in connection with this Agreement, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated by this Agreement, may be made, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties to this Agreement. No Person who is not a party to this Agreement, including any past, present or future director, officer, owner, parent, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, vendor, representative or assignee of, and any financial advisor or lender to, any party to this Agreement, or any past, present or future director, officer, owner, parent, employee, incorporator, member, partner, manager, direct or indirect equityholder, trustee, beneficiary, grantor, Affiliate, agent, attorney, vendor, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each party to this Agreement hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.
STERLING BANCORP, INC.
By:	/s/ Thomas M. O’Brien
	Name:	Thomas M. O’Brien
	Title:	President and Chief Executive Officer
STERLING BANK AND TRUST, F.S.B.
By:	/s/ Thomas M. O’Brien
	Name:	Thomas M. O’Brien
	Title:	President and Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

EVERBANK FINANCIAL CORP
By:	/s/ Greg Seibly
	Name:	Greg Seibly
	Title:	Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

Annex B
PLAN OF DISSOLUTION
OF
STERLING BANCORP, INC.
This Plan of Dissolution (this “Plan”), dated as of September 15, 2024, is intended to accomplish the dissolution and winding up of Sterling Bancorp, Inc., a Michigan corporation (the “Corporation”), in accordance with the Michigan Business Corporation Act (the “BCA”) and Sections 331 and 346 of the Internal Revenue Code of 1986, as amended (the “Code”).
1.
Approval and Adoption of Plan.

a.
The directors of the Corporation (the “Directors”) have proposed and adopted resolutions deeming the dissolution and winding up of the Corporation, including the liquidation and distribution of the Corporation’s assets in accordance with this Plan, advisable and in the best interest of the shareholders of the Corporation (the “Shareholders”) and have approved and adopted this Plan to effect such dissolution and winding up of the Corporation.

b.
The Directors have directed that this Plan be presented to the Shareholders for their approval and adoption and have recommended that the Shareholders adopt resolutions approving and adopting this Plan.

2.
General Authorization.   After the date of the approval of this Plan by the Shareholders, the Directors are authorized, without further action by the Shareholders, to do and perform or cause the officers of the Corporation (the “Officers”), subject to approval of the Directors, to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate, or desirable, in the absolute discretion of the Directors, to implement the winding up of the business and affairs of the Corporation according to this Plan, including, but not limited to:

a.
Collecting all debts of the Corporation.

b.
Selling all or substantially all of the assets of the Corporation.

c.
Paying all expenses of the Corporation incurred in connection with the implementation of this Plan, including, but not limited to, any consulting, professional, and other fees and expenses of persons or entities providing services to the Corporation.

d.
Satisfying, settling, or rejecting all liabilities, debts, or obligations of the Corporation, whether through payment thereof or by making adequate provisions for the satisfaction thereof, including by transferring any such liability to a financially responsible third party in compliance with Section 855a of the BCA.

e.
Prosecuting and defending actions or proceedings by or against the Corporation.

f.
Distributing assets of the Corporation to the Shareholders to the fullest extent permitted by the BCA.

g.
Making any filings with relevant government agencies necessary or advisable in connection with effecting the winding up of the Corporation’s affairs and dissolving the Corporation, including, but not limited to, filing all final tax returns, making final payments, and closing any tax accounts or obligations required by any state law, federal law, or regulation, filing the certificate of dissolution (the “Certificate of Dissolution”) with the Michigan Department of Licensing and Regulatory Affairs (“LARA”), filing Internal Revenue Service (“IRS”) Form 966 with the IRS, filing(s) with the Nasdaq Stock Market to delist the Corporation’s stock, and filing(s) with the United States Securities Exchange Commission to deregister the Corporation’s stock.

h.
Retaining and/or terminating engagements with employees, professionals, and consultants as necessary or desirable to carry out the winding up and dissolution of the Corporation in accordance with this Plan.

3.
Indemnification.   The Corporation shall continue to indemnify its current and former Officers, Directors and employees in accordance with the BCA, its articles of incorporation and bylaws, any contractual arrangements as therein or elsewhere provided, and its existing directors’ and officers’ liability insurance policy (or any “tail” policy entered into in respect thereof), and such indemnification shall apply to acts and omissions in connection with the implementation of this Plan, the winding up of the affairs and dissolution of the Corporation, and the liquidation and distribution of the Corporation’s assets. The Directors, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Corporation’s obligations hereunder, including seeking, binding and paying any premiums related to or arising in connection with an extension of time and coverage of the Corporation’s insurance policies currently in effect. Furthermore, the Directors, in their absolute discretion, may authorize the payment of retainers and other legal fees and expenses to any law firms selected by the Directors for services provided to the Corporation and its Officers, Directors and employees, including, among other things, to cover any costs payable pursuant to the indemnification of the Corporation’s Officers or Directors provided by the Corporation pursuant to its articles of incorporation or bylaws, the BCA, or otherwise in connection with the implementation of this Plan, the winding up of the affairs and dissolution of the Corporation, and the liquidation and distribution of the Corporation’s assets.

4.
Certificate of Dissolution and Effective Date.   Following receipt of approval of this Plan by the affirmative vote of the requisite Shareholders, the Corporation shall prepare and file the Certificate of Dissolution with LARA. The Corporation shall be dissolved on the effective date of the Certificate of Dissolution as provided in the BCA. Prior to the filing of the Certificate of Dissolution, the Corporation shall satisfy any prerequisites to such filing under Michigan law. The effective date of the dissolution is the received date stamped by LARA unless otherwise specified by the certificate of dissolution (the “Effective Date”).

5.
Cessation of Business Activities.   On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with the BCA and Section 331 of the Code. The Corporation shall cease carrying on its business after the Effective Date, except for the purpose of winding up and liquidating its business and affairs, including retaining such employees, professionals, and consultants as necessary or desirable to carry out the winding up and dissolution of the Corporation in accordance with this Plan.

6.
Filing of Tax Forms.   The Corporation shall file or cause to be filed final tax returns, pay final obligations, and close all tax accounts. The Corporation shall file or cause to be filed on the Corporation’s behalf, in addition to any forms or documents deemed necessary or advisable under the Code, the BCA or other applicable law, each of the following:

a.
IRS Form 966 with the IRS not later than 30 days following the adoption of this Plan by the Shareholders. If this Plan is amended after such IRS Form 966 is filed, the Corporation shall file an additional Form 966 within 30 days of such amendment.

b.
A final U.S. federal income tax return with the IRS not later than the 15th day of the fourth full month following the Effective Date (or the applicable extended due date) and any applicable state income tax returns.

c.
A Request for Tax Clearance Application from the Michigan Department of Treasury (Form 5156) after satisfying all filing requirements and paying all tax and charges due as required by the State of Michigan.

d.
A Notice of Change or Discontinuance (Form 163) with the Michigan Department of Treasury.

7.
Plan of Liquidation.   It is intended that this Plan shall be a plan of complete liquidation of the Corporation under Sections 331 and 346 of the Code and shall be interpreted and applied consistently therewith.

8.
Written Notice of Dissolution.   The Corporation shall, at any time after the Effective Date, send (or cause to be sent) written notice of the dissolution (the “Written Notice”) of the Corporation to each existing holder of a claim against the Corporation. The Written Notice must satisfy the requirements of the BCA and set forth:

a.
That the Corporation has been dissolved and the Effective Date thereof.

b.
A description of the information that must be included in a claim, including information sufficient to allow the Corporation to reasonably determine whether to accept or reject the claim.

c.
A mailing address where a claim may be sent.

d.
The deadline by which the Corporation must receive the claim, which must be at least six months after the effective date of the Written Notice.

e.
A statement that the claim will be barred if not received by the deadline.

9.
Published Notice of Dissolution.   The Corporation may, in the sole discretion of the Directors, at any time after the Effective Date, publish notice of the dissolution of the Corporation one time in a newspaper of general circulation in Oakland county, Michigan (the “Published Notice”). Any Published Notice must satisfy the requirements of the BCA and set forth:

a.
That the Corporation has been dissolved and the Effective Date thereof.

b.
That a claim against the Corporation will be barred if the claimant does not commence a proceeding to enforce the claim within one year after the publication date of the Published Notice.

c.
A description of the information that must be included in a claim, including information sufficient to allow the Corporation to reasonably determine whether to accept or reject the claim.

d.
A mailing address where a claim may be sent.

10.
Settling Known Claims.   The Corporation shall proceed to collect its assets, dispose of its properties, and pay and/or settle known claims as they are received or reject them accordingly. If the properties and assets of the Corporation are not sufficient to pay, satisfy, discharge or otherwise make provision for all the Corporation’s debts, liabilities, and obligations, the Corporation may apply its properties and assets to the extent of funds legally available for payment, satisfaction, or discharge of its debts, liabilities, and obligations or shall make adequate provision for such application in accordance with the BCA.

11.
Plan of Distribution.

a.
On and after the Effective Date, the Corporation shall liquidate the Corporation’s assets in accordance with the terms of this Plan and the BCA. Action by and on behalf of the Corporation in furtherance of the liquidation will not require further approval by the Directors or Shareholders and may include efforts such as (i) undertaking all reasonable efforts to preserve and collect on assets of the Corporation, including taking such actions as may be necessary or advisable to collect any amounts due to the Corporation by a third party, Shareholder, employee or Director; (ii) selling all or substantially all of the Corporation’s assets, including without limitation (A) the sale of 100% of the common stock of Sterling Bank and Trust, F.S.B. (the “Bank”) pursuant to that certain Stock Purchase Agreement, dated September 15, 2024 (as amended, supplemented or modified, from time to time, the “Stock Purchase Agreement”), by and among the Corporation, the Bank and EverBank Financial

Corp, and (B) the sale of the Bank’s tenant in common loan portfolio pursuant to that certain Mortgage Loan Purchase Agreement, dated September 15, 2024 (as amended supplemented or modified, from time to time, the “Mortgage Loan Purchase Agreement”), by and between the Bank and Bayview Acquisitions LLC; (iii) soliciting potential claims as set forth in Section 8 and/or 9 of this Plan; (iv) reviewing and reconciling claims received and paying or otherwise making provision for such claims to the extent valid and to the extent of funds legally available for such payment or provision; and (v) disposing of any property of the Corporation that is not to be distributed in kind to the Shareholders to the extent permitted by the BCA or other applicable law. The Corporation will not be required to obtain appraisals or other third-party opinions as to the value of its properties and assets in connection with liquidation or dissolution. In connection with such collection, sale, exchange, and other disposition of assets, the Corporation shall collect or, to the extent commercially reasonable and economically justified, make provision for the collection of all accounts receivable, debts, and claims owing to the Corporation.
b.
On and after the Effective Date, the Corporation shall make adequate provision, by payment or otherwise, for all of the Corporation’s existing and reasonably foreseeable debts, liabilities, and/or obligations (including any such debts, liabilities or obligations under or arising out of the Stock Purchase Agreement), whether or not liquidated, matured, asserted or contingent, including by holding adequate reserves necessary to pay, settle or otherwise satisfy such debts, liabilities, and/or obligations or by transferring any such debt, liability, and/or obligation to a financially responsible third party in compliance with Section 855a of the BCA. As soon as practicable after the closing of the sales contemplated by the Stock Purchase Agreement and the Mortgage Loan Purchase Agreement, and after having made such adequate provision as provided for in this Plan and otherwise in accordance with the BCA, the Corporation shall distribute to the Shareholders excess cash beyond that which is required to be maintained for the purposes of satisfying the Corporation’s debts, liabilities and/or obligations.

c.
The Corporation shall, following the expiration of the deadline for filing suit by any claimant and the reconciliation and satisfaction of all valid claims, distribute the remainder of any assets, either in cash or in kind, to its Shareholders according to their respective rights and interests. Distributions to any Shareholders will be made only as permitted and in the manner required by the BCA and this Plan.

d.
The Directors have discretion in determining the manner and timing for the distributions to be made and completed. Distributions pursuant to this Plan or any other requirements of the BCA may occur at a single time or be undertaken in a series of transactions over time. Unless otherwise provided herein, the distributions may be in cash and shall be distributed pro rata to the Shareholders in accordance with their ownership of the Corporation’s common stock and applicable law and regulations, including the BCA. The Directors have absolute discretion, subject in each case to the BCA, to make such distributions in such amounts and at the time or times, as they shall determine.

e.
The final distributions to the Shareholders pursuant to the terms of this Plan, if any, shall be in complete redemption and cancellation of all of the issued and outstanding equity securities of the Corporation. As a condition to receipt of any distribution, the Directors, in their absolute discretion, may require each Shareholder or other holder of equity securities of any type or sort to (i) surrender its certificates evidencing the shares or other evidence of the applicable equity securities of the Corporation to the Corporation or its agents for recording of such distributions thereon or (ii) furnish the Corporation with evidence satisfactory to the Directors, in their sole discretion, regarding the loss, theft or destruction of its certificates evidencing the shares in the Corporation, or such other equity securities together with such surety bond or other security in indemnity as may be required by and satisfactory to the Directors.

f.
Upon the completion of the dissolution and winding up of the Corporation in accordance with this Plan and the BCA, the board of directors of the Corporation will automatically dissolve and the Corporation will cease to exist.

12.
Abandoned Property.   If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered certificates evidencing its shares of the Corporation as required hereunder, or for any other reason, any distributions to which such Shareholder is entitled shall be treated as abandoned property, shall escheat to the applicable state or other jurisdiction in accordance with applicable law, and, at such time as any liquidating distributions are made by the Corporation, shall be paid to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. In no event shall the proceeds of any such distribution revert to or become the property of the Corporation.

13.
Absence of Dissenters’ Rights.   Shareholders are not entitled to, and no dissenters’ or appraisal rights will be available with respect to, the transactions contemplated by this Plan, including any right to receive notice with respect to dissenters’ rights under Section 764 of the BCA or any right or remedy under Sections 762 et seq. of the BCA.

14.
Amendment; Modification or Revocation of Plan.   Notwithstanding Shareholder approval of this Plan and the transactions contemplated hereby, if for any reason the Directors determine that such action would be in the best interest of the Corporation, the Directors may, prior to complete distribution of the Corporation’s assets and otherwise in accordance with the BCA, adopt a resolution revoking dissolution, and if adopted, shall submit such resolution for approval at a meeting of the Shareholders in accordance with Section 811(2)(a) of the BCA. Upon approval of a resolution revoking dissolution, the Corporation shall execute and file a certificate of revocation that states that the dissolution is revoked.

15.
Governing Law and Jurisdiction.   This Plan and all claims and causes of action arising out of or relating to this Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflicts of law rules of such state. The Sixth Judicial Circuit Business Court in Oakland County, Michigan (“Oakland County Business Court”) shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets. If it is determined or found that the Oakland County Business Court lacks jurisdiction, then the Sixth Judicial Circuit Court in Oakland County, Michigan (“Oakland County Circuit Court”) shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets. If it is determined or found that the Oakland County Business Court and the Oakland County Circuit Court lack jurisdiction, then the United States District Court for the Eastern District of Michigan shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets.

Annex C
September 15, 2024
The Board of Directors
Sterling Bancorp, Inc.
One Towne Square
Suite 1900
Southfield, MI 48076
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Sterling Bancorp, Inc. (“Sterling”) of the Purchase Price (as defined below) in the proposed sale by Sterling to EverBank Financial Corp. (“EverBank”) of all of the issued and outstanding shares of capital stock (the “Shares”) of Sterling Bank and Trust, F.S.B. (“Sterling Bank”) (such stock sale, the “Transaction”), pursuant to a Stock Purchase Agreement (the “Agreement”) to be entered into by and among Sterling, Sterling Bank and EverBank. On the terms and subject to the conditions set forth in the Agreement, in consideration of the sale of the Shares, EverBank will pay to Sterling an aggregate cash purchase price of $261,000,000 (the “Purchase Price”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
KBW has acted as financial advisor to Sterling and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and Sterling), we and our affiliates may from time to time purchase securities from, and sell securities to, EverBank and Sterling. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sterling for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Sterling (the “Board”) in rendering this opinion and will receive a fee from Sterling for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, Sterling has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to Sterling during the past two years. In the past two years, KBW has not provided investment banking or financial advisory services to EverBank. We may in the future provide investment banking and financial advisory services to Sterling or EverBank and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sterling Bank and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated September 5, 2024 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Sterling; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of Sterling; (iv) certain regulatory filings of Sterling and Sterling Bank, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 as well as the quarters ended March 31, 2024 and June 30, 2024; (v) certain other interim reports and other communications of Sterling to its shareholders; and (vi) other financial information concerning the business and operations of Sterling Bank furnished to us by Sterling or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Sterling Bank; (ii) the assets and liabilities of Sterling Bank; (iii) the nature and terms of certain other mergers and acquisitions transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Sterling and certain financial information for Sterling Bank with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Sterling Bank that were prepared by Sterling management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) pro forma financial data of Sterling Bank as of or for the period ended June 30, 2024, as adjusted for the contemplated sale by Sterling Bank of tenant in common loans to affiliates of Bayview Asset Management, that was prepared by Sterling management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the management of Sterling regarding the past and current business operations, regulatory relations, financial condition and future prospects of Sterling Bank and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Sterling, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Sterling or Sterling Bank.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Sterling as to the reasonableness and achievability of the financial and operating forecasts and projections of Sterling Bank referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of Sterling management.
It is understood that the forecasts and projections of Sterling Bank provided to us were not prepared with the expectation of public disclosure and that such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such forecasts and projections. We have relied on all of the foregoing financial information of Sterling and Sterling Bank that was provided to or discussed with us without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We have assumed, based on discussions with Sterling management and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Given the extended period of net losses reflected in the financial and operating forecasts and projections of Sterling Bank referred to above, this opinion is based primarily in reliance on a dividend discount model analysis of Sterling Bank.
We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Sterling or Sterling Bank since the date of the last financial statements that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for Sterling or Sterling Bank are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Sterling or Sterling Bank, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Sterling, Sterling Bank or EverBank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by Sterling or Sterling Bank of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the financial statements of Sterling, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us referred to above) with no adjustments to the Purchase Price and with no other payments in respect of the Shares; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the Transaction or the future results of operations or financial condition of Sterling or Sterling Bank. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by Sterling that Sterling has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Sterling, Sterling Bank, EverBank, the Transaction and any related transactions, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to Sterling of the Purchase Price to be received by Sterling in the Transaction. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transactions (including the Bayview Loan Sale, any termination or settlement of intercompany matters between Sterling and Sterling Bank and any distribution by Sterling of the net proceeds of the Purchase Price following the consummation of the Transaction), including without limitation, the form or structure of the Transaction or any such related transactions, any consequences of the Transaction or any such related transactions to Sterling, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, retention, settlement, indemnification or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transactions, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Sterling to engage in the Transaction or any related transactions or enter into the Agreement, (ii) the relative merits of the Transaction or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Sterling or the Board (including, without limitation, any indications of interest received from third parties in addition to EverBank regarding a potential transaction with Sterling or Sterling Bank), (iii) any wind-down, dissolution or other plans with respect to Sterling that may be currently contemplated by Sterling or the Board or that may be implemented by Sterling or the Board subsequent to the closing of the Transaction, (iii) the fairness of the amount or nature of any compensation to any of Sterling’s officers, directors or employees, or any class of such persons, relative to any compensation to the shareholders of Sterling or relative to the Purchase Price, (iv) the effect of the Transaction or any related transactions on, or the fairness of any consideration to be received by, holders of any class of securities of Sterling or any other party to any transaction contemplated by the Agreement, (v) whether EverBank has sufficient cash, available lines of credit or other sources of funds to enable the Purchase Price to be paid to Sterling at the closing of the Transaction, (vi) the prices, trading range or volume at which Sterling common stock will trade following the public announcement of the Transaction or following the consummation of the Transaction, (vii) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to Sterling or its shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transactions, including whether or not it will be necessary for Sterling to make any election for United States federal income tax purposes in order to protect any tax attribute of Sterling Bank.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of common stock of Sterling as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’ or similar agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price in the Transaction is fair, from a financial point of view, to Sterling.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

Annex D
September 15, 2024
Board of Directors
Sterling Bancorp, Inc.
One Towne Square Suite 1900
Southfield, Michigan 48076
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that Sterling Bancorp, Inc., a Michigan corporation and unitary thrift holding company (“Seller”), Sterling Bank and Trust, FSB, a federal savings bank (“Seller Bank” and together with Seller, “Seller Parties”) and EverBank Financial Corp, a Delaware corporation (“Purchaser”) are about to enter into a Stock Purchase Agreement to be dated on or about September 15, 2024 (the “Agreement”). On the terms and subject to the conditions set forth in the Agreement, (a) Seller shall sell, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the issued and outstanding shares of capital stock (the “Shares”) of Seller Bank, free and clear of any Liens (the “Stock Sale”) and (b) in consideration of the Stock Sale, Purchaser shall pay to Seller $261,000,000 (the “Purchase Price”) in cash. The consummation of the Stock Sale shall take place at the closing (the “Closing”), to be held on the third (3rd) Business Day following satisfaction or waiver of all conditions set forth in Article VIII of the Agreement have been satisfied or waived in accordance with the Agreement; provided that, unless otherwise agreed in writing between Seller and Purchaser, the Closing shall not occur prior to January 2, 2025 or after June 30, 2025 (the “Outside Date”). Following the Closing, Seller Bank will merge with and into Purchaser Bank (the “Bank Merger”), with Purchaser Bank as the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger (the “Bank Merger Agreement”) which, prior to the Closing, shall have been approved by both the Seller Bank and the Purchaser Bank.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles or Sections in the Stock Purchase Agreement. For purposes of our analysis and opinion, the Agreement as used herein shall refer to the draft Stock Purchase Agreement dated September 5, 2024 provided to Hovde by the Seller on September 10, 2024.
For purposes of our analysis and opinion and with your knowledge and consent, we have assumed that the Purchase Price shall be $261,000,000 and that there will be no adjustment to the Purchase Price based upon any provision for any such adjustment in the Agreement.
We note that Article VIII of the Agreement sets forth certain normal and customary closing conditions, including (i) the approvals of both the Seller’s and the Purchaser’s shareholders shall have been obtained; (ii) all Regulatory Approvals shall have been obtained and shall remain in full force and effect, and any applicable waiting periods relating thereto shall have expired or been terminated, and no such Regulatory Approval shall have resulted in the imposition of any Material Burdensome Condition; (iii) since the date of the Agreement, no Material Adverse Effect shall have occurred; (iv) the Average Closing Deposits are not less than eighty five percent (85%) of the average daily balance of the Specified Deposits for the monthly period ending at the close of business on July 31, 2024; (v) since December 31, 2023, Seller Bank has incurred no Leakage; and (vi) Affiliates of Bayview Asset Management have purchased from the Seller Bank the loans to be sold pursuant to the Bayview Loan Purchase Agreement and have paid the cash consideration specified therein to Seller Bank.
We also note that the Stock Sale may be terminated if any of the conditions of Article IX of the Stock Purchase Agreement are met which include among other conditions the following: (i) by mutual written consent of the Purchaser and the Seller; (ii) by either the Seller or the Purchaser if (a) any Governmental Entity that must grant a Regulatory Approval has requested that Purchaser withdraw an application with no resubmission or has denied such Regulatory Approval, and such denial has become final and non-appealable or (b) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement; (iii) by either Purchaser or Seller, if the Closing shall not have occurred on or before the Outside Date; (iv) by Purchaser, if (a) a Seller Party or the Board of Directors of Seller shall have made a Recommendation Change, or (b) a Seller Party or the Board of Directors of Seller shall have breached in any material respect its obligations under Section 5.3 with respect to obtaining Shareholders’ Approval or with respect to Section 5.4 Acquisition Proposals; (iv) by either Purchaser or Seller, if the Requisite Vote has not been obtained upon a vote thereon taken at the Shareholder Meeting; and (v) prior to the time the Requisite Vote is obtained, by the Seller Party in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or by the Purchaser pursuant to Section 9.1(e) (Recommendation Change; Breach of Certain Covenants), provided that the Seller Parties pay to Purchaser in immediately available funds the Termination Fee pursuant to Section 9.2 of $9,135,000. Additionally, if the Seller Parties fail to promptly pay the Termination Fee due pursuant to Section 9.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment for the Seller Parties to pay the Termination Fee or any portion thereof, the Seller Parties shall pay the costs and expenses of Purchaser in connection with such suit.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) all of the closing conditions set forth in the Stock Purchase Agreement are satisfied, (ii) the Stock Sale is not terminated pursuant to any of the provisions set forth in Article IX of the Stock Purchase Agreement, (iii) there will be no adjustment to the Purchase Price, and (iv) the Stock Sale will proceed and be consummated in accordance with the terms of the Stock Purchase Agreement.
You have requested our opinion, from a financial point of view, as to the fairness to the Seller of the Purchase Price to be paid to the Seller by the Purchaser in connection with the Stock Sale. This opinion addresses only the fairness of the Purchase Price to be paid by the Purchaser to the Seller in connection with the Stock Sale, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Stock Purchase Agreement dated September 5, 2024 provided to Hovde by the Seller on September 10, 2024;

(ii)
reviewed audited financial statements for the Seller for the twelve month periods ended December 31, 2022 and December 31, 2023;

(iii)
reviewed the unaudited financial statements for the Seller for the three month period ended March 31, 2024 and the six month period ended June 30, 2024;

(iv)
reviewed certain historical publicly available business and financial information concerning the Seller;

(v)
reviewed certain internal financial statements and other financial and operating data concerning the Seller;

(vi)
reviewed financial projections prepared in consultation with certain members of the senior management of the Seller;

(vii)
discussed with certain members of senior management of the Seller the business, financial condition, results of operations and future prospects of the Seller, the history and past and current operations of the Seller, and the Seller’s assessment of the rationale for the Stock Sale;

(viii)
assessed current general economic, market and financial conditions;

(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and

(xi)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Closing there will be, no material changes in the financial condition and results of operations of the Purchaser or the Seller since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Stock Purchase Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by the Purchaser and the Seller are true and complete. We have relied upon the management of the Seller as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Seller, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by the Seller on a basis reflecting the best currently available information and the Seller’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Seller to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by the Seller or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurance of the management of the Seller that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Stock Purchase Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Seller are, in the aggregate, adequate to cover such losses. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Seller, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Seller.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which the Purchaser or the Seller is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Purchaser nor the Seller is party to any material pending transaction (other than the purchase by Affiliates of Bayview Asset Management of loans of the Seller Bank to be sold pursuant to the Bayview Loan Purchase Agreement), including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Stock Sale contemplated by the Stock Purchase Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Stock Sale will be consummated substantially in accordance with the terms set forth in the Stock Purchase Agreement, without any waiver of material terms or conditions by the Purchaser or the Seller or any other party to the Stock Purchase Agreement and that the final Stock Purchase Agreement will not differ materially from the draft we reviewed. We have assumed that the Stock Sale will be consummated in compliance with all applicable laws and regulations. The Seller has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Stock Sale. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Purchaser or the Seller or would have a material adverse effect on the contemplated benefits of the Stock Sale.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Stock Sale on the Seller or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of the Seller; (iii) any other strategic alternatives that might be available to the Seller; or (iv) whether the Purchaser has sufficient cash or other sources of funds to enable it to pay the Purchase Price required for the consummation of the Stock Sale.
Our opinion does not constitute a recommendation to the Seller as to whether or not the Seller should enter into the Stock Purchase Agreement or to any shareholders of the Seller as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Stock Sale. Our opinion does not address the underlying business decision to proceed with the Stock Sale or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Seller relative to the Purchase Price to be paid with respect to the Stock Sale. Our opinion should not be construed as implying that the Purchase Price is necessarily the highest or best price that could be obtained in a merger or combination transaction of the Seller with the Purchaser. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Stock Purchase Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Purchaser or the Seller.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of the Seller and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of the Seller Common Stock in connection with the Stock Sale if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such document is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with the Seller, we will receive from the Seller an opinion fee that is contingent upon the issuance of this opinion letter. The Seller has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to the Seller for which it received a fee. During the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to the Purchaser for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from the Purchaser in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Seller or its affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Seller for Hovde’s own accounts and for the accounts of Hovde’s customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and either the Seller or the Purchaser.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Purchase Price to be paid to the Seller by the Purchaser in connection with the Stock Sale is fair, from a financial point of view, to the Seller.
Sincerely,
HOVDE GROUP, LLC

SCAN TO VIEW MATERIALS & VOTE STERLING BANCORP, INC. ONE TOWNE SQUARE SUITE 1900 SOUTHFIELD, MI 48076 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SBT2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 17, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V58629-S99717 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STERLING BANCORP, INC. The Board of Directors recommends you vote FOR the following proposals 1, 2, 3 and 4: For Against Abstain1. Proposal to approve the definitive stock purchase agreement (the “Stock Purchase Agreement”), dated as of September 15, 2024, by ! ! !and among the Company, Sterling Bank and Trust, F.S.B. (the “Bank”) and EverBank Financial Corp and the transactions contemplated thereby, including the sale of all of the issued and outstanding shares of capital stock of the Bank (the “Stock Purchase Agreement Proposal”). Proposal to approve and adopt the plan of dissolution approved and adopted by the board of directors of the Company on September 15, 2024 (the “Plan of Dissolution Proposal”). Proposal to approve (on an advisory, non-binding basis) the compensation that will or may be paid to the named executive officers of the Company in connection with the transactions contemplated by the Stock Purchase Agreement. Proposal to adjourn the Special Meeting (i) to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to the Company's shareholders. ! ! !! ! !! ! ! Please sign exactly as your name(s) appear(s) on this proxy card. If signing as attorney, executor, administrator, trustee or other fiduciary, please give your full title. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com.V58630-S99717THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSSTERLING BANCORP, INC.SPECIAL MEETING OF SHAREHOLDERS December 18, 2024The undersigned shareholder(s) hereby appoint(s) Elizabeth M. Keogh and Janice Clark, or either of them, with full power of substitution, as proxies for the undersigned, and hereby authorize(s) them to represent and to vote, as directed on the reverse side of this ballot, all of the shares of common stock of Sterling Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at December 18, Eastern Time on 1: p.m, 2024 to be held online at www.virtualshareholdermeeting.com/SBT2024SM, and any adjournment or postponement thereof. The shareholder(s) revoke any proxy previously given to vote at such meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side VIEW MATERIALS & VOTE STERLING BANCORP, INC.ONE TOWNE SQUARESUITE 1900SOUTHFIELD, MI 48076TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 11, 2024. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 11, 2024. Have your voting instruction card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by December 11, 2024.During The Meeting - Go to www.virtualshareholdermeeting.com/SBT2024SMYou may attend the meeting via the Internet but not provide voting instructions at the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.V58631-S99717 KEEP THIS PORTION FOR YOUR RECORDSTHIS CONFIDENTIAL VOTING INSTRUCTION CARD FOR 401(K) PLAN IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS 1, 2, 3 and 4:Proposal to approve the definitive stock purchase agreement (the “Stock Purchase Agreement”), dated as of September 15, 2024, by and among the Company, Sterling Bank and Trust, F.S.B. (the “Bank”) and EverBank Financial Corp and the transactions contemplated thereby, including the sale of all of the issued and outstanding shares of capital stock of the Bank (the “Stock Purchase Agreement Proposal”). For Against Abstain! ! Proposal to approve and adopt the plan of dissolution approved and adopted by the board of directors of the Company on September 15, 2024 (the “Plan of Dissolution Proposal”). Proposal to approve (on an advisory, non-binding basis) the compensation that will or may be paid to the named executive officers of the Company in connection with the transactions contemplated by the Stock Purchase Agreement. Proposal to adjourn the Special Meeting (i) to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Stock Purchase Agreement Proposal and the Plan of Dissolution Proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to the Company's shareholders. ! ! !! ! !! ! The undersigned hereby instructs the Committee to vote in accordance with the voting instructions indicated above. Please sign exactly as your name(s) appear(s) on this voting instructions card. If signing as attorney, executor, administrator, trustee or other fiduciary, please give your full title. Joint owners should each sign personally.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com.V58632-S99717STERLING BANCORP, INC.CONFIDENTIAL VOTING INSTRUCTIONSSOLICITED BY THE STERLING BANK & TRUST 401(k) PLAN COMMITTEEFOR THE STERLING BANK & TRUST 401 (k) PLANThe undersigned participant, former participant or designated beneficiary of a deceased former participant in the Sterling Bank & Trust 401(k) Plan (“401(k) Plan”) hereby provides the following voting instructions, which instructions shall be taken into account by the Sterling Bank & Trust Company 401(k) Plan Committee (the “Committee”) in voting the shares and fractional shares of common stock of Sterling Bancorp, Inc. that are held by Ascensus Trust Company, in its capacity as Trustee of the 401(k) Plan, as of November 4, 2024 at the Special Meeting of Shareholders of the Company to be held on December 18, 2024 and at any adjournment or postponement thereof.The directions, if any, given in this Confidential Voting Instructions card will be kept confidential from all directors, officers and employees of Sterling Bancorp, Inc. and Sterling Bank and Trust, F.S.B.The undersigned participant, former participant or designated beneficiary of a deceased former participant in the 401(k) Plan hereby acknowledges receipt prior to the execution of this Confidential Voting Instructions card of a Voting Instructions Letter, a Notice of Special Meeting of Sterling Bancorp, Inc., a Proxy Statement dated November 8, 2024 for the Special Meeting to be held on December 18, 2024.As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated November 8, 2024, the Committee will vote the common stock of Sterling Bancorp, Inc. held by the 401(k) Plan to reflect the voting instructions on this Confidential Voting Instructions card, in the manner described in the accompanying letter from the Committee dated November 8, 2024.(Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope).